Exhibit (a)(4)(ii)

The information in this document may change. The exchange offer and issuance of securities being registered pursuant to the registration statement may not be completed until the registration statement is effective. This document is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or other jurisdiction where such offer or sale is not permitted.

Supplement to

MCKESSON CORPORATION

Offer to Exchange All Shares of Common Stock of

PF2 SPINCO, INC.

which are owned by McKesson Corporation

and will be converted into

Shares of Common Stock of

CHANGE HEALTHCARE INC.

for

Outstanding Shares of Common Stock of McKesson Corporation

February 14, 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

This supplement (this “Supplement”) to prospectus-offer to exchange is being disseminated to supplement the exchange offer prospectus (the “Prospectus”) dated February 10, 2020 of PF2 SpinCo, Inc. (“SpinCo”). On February 14, 2020, SpinCo filed Amendment No. 2 to its Registration Statement on Form S-4 and Form S-1 (File No. 333-236236) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which included an amended prospectus-offer to exchange dated February 14, 2020. The Registration Statement was amended in order to include in the Prospectus financial information of McKesson Corporation (“McKesson”), SpinCo, Change Healthcare Inc. (“Change”) and Change Healthcare LLC (“Change Healthcare”) as of and for the nine months ended December 31, 2019 and 2018.

This Supplement includes a description of the material changes to the Prospectus included in Amendment No. 2 to the Registration Statement. You should read this Supplement, the Prospectus and the related letter of transmittal before deciding to tender any shares of McKesson Common Stock in the exchange offer. Each of these documents contains important information about the exchange offer. Capitalized terms used but not defined is this Supplement shall have the meanings ascribed to such terms in the Prospectus.

If you have any questions regarding the procedures for tendering in the exchange offer, require additional exchange offer materials or require assistance in tendering your shares McKesson Common Stock, please contact D.F. King & Co., Inc., the information agent. You can call the information agent at 866-304-5477 (toll-free for all stockholders in the United States) or 212-269-5550 (outside the United States).

THE EXCHANGE OFFER

The Prospectus, as amended on February 14, 2020, includes an update to the Bloomberg L.P. page upon which McKesson will calculate the daily VWAP for Change Common Stock, to reflect that the Change Common Stock is primarily traded on Nasdaq. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “MCK UN<Equity>AQR” with respect to McKesson Common Stock and “CHNG UQ<Equity>AQR” with respect to Change Common Stock (or any other recognized quotation source selected by McKesson in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAP of McKesson Common Stock and Change Common Stock calculated by McKesson based on data provided by Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices. McKesson will calculate the per-share values of McKesson Common Stock and SpinCo Common Stock, and such calculations will be final.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The information set forth under the heading “Summary Historical and Pro Forma Financial Data—Summary Historical Financial Data of SpinCo” of the Prospectus was amended and replaced in its entirety to read as follows:

Summary Historical Financial Data of SpinCo

The following table sets forth the summary historical financial data of SpinCo for the periods ended and at the dates indicated below. The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of SpinCo included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of SpinCo not included elsewhere in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019 and 2018 and the period from August 22, 2016 (inception) through March 31, 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of SpinCo included elsewhere in this document. The summary balance sheet data as of March 31, 2017 was derived from the unaudited financial statements of SpinCo, not included elsewhere in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

Prior to the Internal Reorganization, McKesson held all of its LLC Units in the Joint Venture through its wholly-owned subsidiaries, the McKesson Members. Each of the McKesson Members is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through their respective interests in the Joint Venture. In connection with the Internal Reorganization, McKesson will cause all of the LLC Units in the Joint Venture indirectly held by McKesson to be contributed, directly or indirectly, to SpinCo. SpinCo is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture.

Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

For periods on and after August 22, 2016 (the date of SpinCo’s formation), this document presents SpinCo’s combined financial position, results of operations and related balances as (i) McKesson’s ownership of its investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements.

The summary historical financial information set forth below and the financial statements included elsewhere in this document do not necessarily reflect what SpinCo’s results of operations, financial condition or cash flows would have been if SpinCo had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of SpinCo’s future performance, financial condition or liquidity. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of SpinCo and the notes thereto included elsewhere in this document.

	SpinCo
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses	2	—	—	—	—
Operating income (loss)	(2)	—	—	—	—

Non-operating (income) expense	—	—	—	—	—

Equity earnings and charges in Joint Venture	1,226	150	176	219	57
Loss on dilution in the interest of the Joint Venture	245	1	1	5	—
(Loss) before income tax benefit (provision)	(1,472)	(151)	(177)	(224)	(57)

Income tax provision (benefit)	(376)	(40)	(47)	(309)	(23)

Net income (loss)	$(1,096)	$(111)	$(130)	$85	$(34)

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$—	$—	$—	$—
Total assets	$2,143	$3,538	$3,512	$3,701	$3,917
Total debt	$—	$—	$—	$—	$—
Total net Parent investment	$2,124	$3,157	$3,138	$3,282	$3,192
Summary Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(2)	$—	$—	$—	$—
Net cash provided by (used in) investing activities	$—	$—	$—	$—	$—
Net cash provided by (used in) financing activities	$2	$—	$—	$—	$—

As a result of displaying amounts in millions, rounding differences may exist in the table above.

The information set forth under the heading “Summary Historical and Pro Forma Financial Data—Summary Historical Financial Data of McKesson” of the Prospectus was amended and replaced in its entirety to read as follows:

Summary Historical Financial Data of McKesson

The following table sets forth the summary historical financial data of McKesson for the periods ended and at the dates indicated below. The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of McKesson incorporated by reference in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of McKesson not included or incorporated by reference in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019, 2018 and 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of McKesson incorporated by reference in this document. The summary balance sheet data as of March 31, 2017 was derived from the audited financial statements of McKesson not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of McKesson and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section contained in McKesson’s quarterly report on Form 10-Q for the quarter ended December 31, 2019, and McKesson’s annual report on Form 10-K for the year ended March 31, 2019, which are incorporated by reference into this document. McKesson has historically accounted for its investment in the Joint Venture using the equity method of accounting on a one-month reporting lag. McKesson discloses intervening events at the Joint Venture in the lag period that could materially affect consolidated financial statements, if applicable. See “Where You Can Find More Information; Incorporation By Reference.”

	McKesson Corporation
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Year Ended March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue	$172,516	$161,890	$214,319	$208,357	$198,533
Cost of sales	(163,829)	(153,337)	(202,565)	(197,173)	(187,262)

Gross profit	8,687	8,553	11,754	11,184	11,271
Operating expenses	(6,861)	(6,219)	(10,868)	(10,422)	(4,149)
Goodwill impairment charges	(2)	(591)	—	—	—
Restructuring, impairment and related charges	(204)	(288)	—	—	—

Operating income	1,620	1,455	886	762	7,122
Other income (expenses), net	(15)	144	182	130	77
Equity earnings and charges from investment in Change Healthcare Joint Venture	(1,478)	(162)	(194)	(248)	—
Loss on debt extinguishment	—	—	—	(122)	—
Interest expense	(184)	(194)	(264)	(283)	(308)

Income (loss) before income tax provision	(57)	1,243	610	239	6,891

Income tax benefit (expenses)	111	(245)	(356)	53	(1,614)

Net income (loss) from Continuing Operations	54	998	254	292	5,277

	McKesson Corporation
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Year Ended March 31, 2017
	(In millions)
Income (loss) from discontinued operations, net of tax	(12)	1	1	5	(124)

Net Income (Loss)	$42	$999	$255	$297	$5,153

Net Income (loss) attributable to Noncontrolling interest	(163)	(169)	(221)	(230)	(83)

Net Income (loss) attributable to McKesson	$(121)	$830	$34	$67	$5,070

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$2,065	$1,849	$2,981	$2,672	$2,783
Total assets	$60,873	$61,011	$59,672	$60,381	$60,969
Total debt	$7,741	$8,736	$7,595	$7,880	$8,362
Total stockholders’ equity	$6,385	$9,185	$8,287	$10,057	$11,273

Summary Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(280)	$141	$4,036	$4,345	$4,744
Net cash (used in) investing activities	$(409)	$(1,151)	$(1,381)	$(2,993)	$(3,269)
Net cash provided by (used in) financing activities	$(254)	$317	$(2,227)	$(3,084)	$(2,069)

The information set forth under the heading “Summary Historical and Pro Forma Financial Data—Summary Historical Financial Data of Change Healthcare Inc.” of the Prospectus was amended and replaced in its entirety to read as follows:

Summary Historical Financial Data of Change Healthcare Inc.

The following table sets forth the summary historical financial data of Change Healthcare Inc. for the periods ended and at the dates indicated below. The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare Inc. included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of Change Healthcare Inc. not included or incorporated by reference in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019 and 2018 and the period from June 22, 2016 (inception) through March 31, 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare Inc. included elsewhere in this document. The summary balance sheet data as of March 31, 2017 was derived from the audited financial statements of Change Healthcare Inc., not included or incorporated by reference in this document. The unaudited financial statements of Change Healthcare Inc. have been prepared on the same basis as the audited financial statements and, in Change’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of Change Healthcare Inc. and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained included elsewhere in this document.

Change Healthcare Inc. is a holding company that was formed by the Legacy CHC Stockholders in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through its interest in the Joint Venture. Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

	Change Healthcare Inc.
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 22, 2016 (inception) to March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses:
General and administrative	2.5	0.2	1.1	0.2	0.8
Accretion Expense	47.2	—	—	—	—

Operating income (loss)	(49.7)	(0.2)	(1.1)	(0.2)	(0.8)
Loss from Equity Method Investment in Joint Venture	104.5	65.8	70.5	58.7	43.1
(Gain) Loss on Sale of Interests in Joint Venture	—	(0.7)	(0.7)	—	—
Interest expense	1.2	—	—	—	—
Interest (income)	(1.2)	—	—	—	—
Amortization of debt discount and issuance costs	0.4	—	—	—	—
Unrealized gain (loss) on forward purchase contract	(71.6)	—	—	—	—
Management fee (income)	(1.6)	(0.2)	(0.4)	(0.2)	(0.8)

Income (loss) before income tax provision (benefit)	(81.3)	(65.1)	(70.5)	(58.7)	(43.1)
Income tax (benefit)	(0.6)	(16.7)	(18.6)	(119.6)	(16.8)

Net income (loss)	$(80.7)	$(48.5)	$(51.9)	$61.0	$(26.3)

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$3.4	$3.6	$3.4	$—	$—
Total assets	$2,219.8	$1,300.5	$1,298.8	$1,374.0	$1,389.4
Total debt	$39.0	$—	$—	$—	$—
Total stockholders’ equity	$1,950.1	$1,129.2	$1,132.5	$1,176.6	$1,088.2
Summary Statement of Cash Flows Data:
Net cash provided by operating activities	$—	$3.6	$3.4	$—	$—
Net cash provided by (used in) investing activities	$(882.3)	$6.5	$6.5	$0.2	$—
Net cash provided by (used in) financing activities	$882.3	$(6.5)	$(6.5)	$(0.2)	$—

As a result of displaying amounts in millions, rounding differences may exist in the table above.

The information set forth under the heading “Summary Historical and Pro Forma Financial Data—Summary Historical Consolidated Financial Data of Change Healthcare LLC” of the Prospectus was amended and replaced in its entirety to read as follows:

Summary Historical Consolidated Financial Data of Change Healthcare LLC

The following table sets forth the summary historical consolidated financial and other data of Change Healthcare LLC, or the Joint Venture, for the periods ended and at the dates indicated below.

The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare LLC included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of Change Healthcare LLC not included or incorporated by reference in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) through March 31, 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare LLC included elsewhere in this document. The summary balance sheet data as of March 31, 2017 was derived from the audited financial statements of Change Healthcare LLC, not included or incorporated by reference in this document. The unaudited condensed consolidated financial statements of Change Healthcare LLC have been prepared on the same basis as the audited consolidated financial statements and, in the Joint Venture’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change Healthcare LLC’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Change Healthcare LLC and the notes thereto included elsewhere in this document. Change Healthcare LLC adopted the new revenue recognition accounting standard Accounting Standards Codification (“ASC”) 606 effective April 1, 2019 on a modified retrospective basis. Financial results for reporting periods during fiscal year 2020 are presented in compliance with the new revenue recognition standard. Historical financial results for reporting periods prior to fiscal year 2020 are presented in conformity with the prior revenue recognition standard ASC 605.

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue:
Solutions revenue	$2,288.3	$2,264.7	$3,043.1	$3,024.4	$283.5
Postage revenue	171.3	180.7	238.6	274.4	26.1

Total Revenue	2,459.6	2,445.4	3,281.7	3,298.8	309.6
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998.9	1,007.3	1,354.7	1,407.9	133.7
Research and development	151.8	159.6	202.2	221.7	22.6
Sales, marketing, general and administrative	567.6	620.6	821.1	749.9	109.9
Customer postage	171.3	180.7	238.6	274.4	26.1

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Depreciation and amortization	226.1	208.1	278.0	278.4	26.5
Accretion and changes in estimate with related parties, net	10.3	13.3	19.3	(50.0)	(24.5)
Gain on Sale of the Extended Care Business	—	(111.4)	(111.4)	—	—
Impairment of long-lived assets and other exit related costs	—	—	0.7	0.8	48.7

Total operating expenses	2,126.0	2,078.2	2,803.2	2,883.0	343.0

Operating income (loss)	333.6	367.2	478.5	415.8	(33.4)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Loss on extinguishment of debt	19.4	—	—	—	70.1
Contingent consideration	1.8	(0.9)	(0.8)	—	—
Other, net	(10.9)	(13.8)	(18.3)	(17.2)	(1.3)

Income (loss) before income tax provision (benefit)	103.6	140.0	172.2	140.5	(124.6)
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)

Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$74.2	$90.2	$47.7	$48.9	$185.7
Total assets	$6,290.7	$6,241.9	$6,204.1	$6,200.9	$6,283.5
Total debt	$4,828.0	$5,794.9	$5,789.9	$5,920.9	$5,959.1
Tax receivable obligations to related parties	$203.1	$207.2	$212.7	$223.2	$298.1
Members’ equity (deficit)	$212.3	$(945.4)	$(904.8)	$(1,066.2)	$(1,273.4)
Summary Statement of Cash Flows Data:
Net cash provided by operating activities	$401.0	$248.8	$287.7	$324.8	$(40.7)
Net cash provided by (used in) investing activities	$(176.4)	$(33.4)	$(105.7)	$(260.7)	$(11.2)
Net cash (used in) financing activities	$(199.5)	$(172.6)	$(182.1)	$(197.5)	$240.1
Summary Operational and Other Data(1):
Adjusted EBITDA(2)	$731.4	$677.8	$935.0	$943.8	$82.1
Adjusted Net Income(2)	$334.4	$284.1	$409.9	$449.7	$25.2

As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)

The Joint Venture uses a number of operational and other metrics in order to evaluate performance and make decisions about its business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change Healthcare LLC—Key Performance Measures” for additional information regarding its use of these metrics.

(2)

The Joint Venture defines Adjusted EBITDA as net income (loss) before net interest expense, income tax provision (benefit), depreciation and amortization, as adjusted to exclude the impact of certain items that are not reflective of its core operations. The Joint Venture defines Adjusted Net Income as net income (loss) before amortization expense, as adjusted to exclude the impact of certain items that are not reflective of its core operations, and the tax effects of the foregoing adjustments.

Management uses Adjusted EBITDA and Adjusted Net Income to facilitate a comparison of the Joint Venture’s operating performance on a consistent basis from period to period that, when viewed in combination with the Joint Venture’s results according to GAAP, management believes provides a more complete understanding of the factors and trends affecting the Joint Venture’s business than GAAP measures alone. Management believes these non-GAAP measures assist the Joint Venture’s board of directors, management, lenders and investors in comparing the Joint Venture’s operating performance on a consistent basis because they remove, where applicable, the impact of the Joint Venture’s capital structure, asset base, acquisition accounting and other items that are not reflective of its core operations. Additionally, management uses Adjusted EBITDA and Adjusted Net Income to evaluate the Joint Venture’s operational performance, as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs.

Despite the importance of these measures in analyzing the Joint Venture’s business, measuring and determining incentive compensation and evaluating the Joint Venture’s operating performance, as well as the use of Adjusted EBITDA and Adjusted Net Income measures by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. The Joint Venture does not use or present Adjusted EBITDA or Adjusted Net Income as a measure of liquidity or cash flow. Some of the limitations of these measures are:

•	they do not reflect the Joint Venture’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, the Joint Venture’s working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements to service interest or principal payments on the Joint Venture’s debt;

•	Adjusted EBITDA does not reflect income tax payments the Joint Venture is required to make;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in the Joint Venture’s industry may calculate these measures differently, limiting their usefulness as comparative measures.

To properly and prudently evaluate the Joint Venture’s business, we encourage you to review the financial statements included elsewhere in this document, and not rely on a single financial measure to evaluate the Joint Venture’s business. We also strongly urge you to review the reconciliations of net income (loss) to Adjusted EBITDA and Adjusted Net Income set forth below.

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
			(In millions)
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)
Depreciation and amortization(a)	226.1	208.1	278.0	278.4	26.5
Amortization of capitalized software developed for sale	10.5	10.9	14.7	18.3	1.5

EBITDA	$559.8	$600.8	$790.3	$729.7	$(74.2)
Adjustments to EBITDA:
Equity compensation(b)	24.9	16.4	20.1	24.7	0.7
Acquisition accounting adjustments(c)	1.4	3.2	3.5	2.6	0.1
Acquisition and divestiture-related costs(d)	2.6	11.5	13.1	1.8	—
Transaction-related costs(e)	—	—	—	4.6	43.3
Integration and related costs(f)	67.0	79.8	114.5	107.2	8.8
Management fees and related costs(g)	7.7	7.9	10.5	11.5	0.9
Implementation costs related to recently issued accounting standards(h)	—	7.2	8.3	26.6	1.6
Strategic initiative, duplicative and transition costs(i)	14.3	19.0	27.3	12.3	0.9
Severance costs(j)	14.3	14.3	17.7	38.3	2.2
Accretion and changes in estimate with related parties, net(k)	10.3	13.3	19.3	(50.0)	(24.5)
Impairment of long-lived assets and other exit related costs(l)	(1.3)	3.7	4.2	0.8	48.7
Loss on extinguishment of debt(m)	19.4	—	—	—	70.1
Gain on Sale of the Extended Care Business(n)	—	(111.4)	(111.4)	—	—
Contingent consideration(o)	1.8	(0.9)	(0.8)	—	—
Other non-routine, net(p)	9.2	12.9	18.4	33.8	3.5

EBITDA Adjustments	171.6	77.0	144.7	214.2	156.3

Adjusted EBITDA(q)	$731.4	$677.8	$935.0	$943.8	$82.1

As a result of displaying amounts in millions, rounding differences may exist in the table above.

(a)

Total depreciation and amortization includes $104.6 million and $110.3 million of amortization of identifiable intangible assets for the nine months ended December 31, 2019 and 2018, respectively, and $146.5 million, $174.1 million and $16.6 million of amortization of identifiable intangible assets for the years ended March 31, 2019 and 2018, and the period from June 17, 2016 (inception) to March 31, 2017, respectively, that arose from the application of acquisition method accounting following a business combination. Such amounts do not include amortization of software developed following business combinations.

(b)

Represents non-cash equity-based compensation of Change Healthcare Inc. to employees and directors of the Joint Venture. The Joint Venture believes this adjustment allows it to compare operating performance without regard to the impact of equity-based compensation expense, which varies from period to period based on the timing of grants and value of the options.
(c)

Represents adjustments that arose from acquisition method accounting following a business combination. These adjustments principally relate to the revaluation of deferred revenue to fair value and the subsequent reduction to recognized revenue. As the related revenue stream is an ongoing component of the Joint Venture’s business, the Joint Venture believes it is appropriate to consider these items in earnings in the period in which they would have been recognized absent the application of acquisition method accounting.

(d)	Represents acquisition, divestiture and related costs charged to operations.
(e)	Represents costs associated with the Joint Venture Transactions following the close of the Joint Venture Transactions and unrelated to integration efforts.
(f)

Represents incremental costs incurred in connection with the integration of Legacy CHC and Core MTS. Such costs include professional fees for consultants engaged in project management, process design, human resource policy harmonization and other integration costs.

(g)

Represents management and advisory fees paid to McKesson and the Sponsors pursuant to a management services agreement. See “Other Agreements and Other Related Party Transactions—Management Services Agreement.”

(h)	Represents external costs related to upcoming changes in accounting standards regarding the recognition of revenue and leases.
(i)

Represents adjustments for advisory and consulting fees incurred in connection with strategic initiatives and significant operations efficiency measures including the rebranding of the Joint Venture and other costs.

(j)	Represents severance costs that primarily relate to operational efficiency measures.
(k)

Represents accretion of certain of the Joint Venture’s tax receivable agreement obligations from their initial fair value to the total expected payments due under such agreements as well as changes in estimate related to other tax receivable agreements. Because the amortized costs of these agreements are directly attributable to the Sponsors and their affiliates, the Joint Venture does not believe they represent a routine ongoing cost of operations of a typical business.

(l)	Represents impairment charges generally incurred in connection with the retirement of products or the abandonment of property and equipment, product development initiatives or executory contracts.
(m)	Represents the loss on extinguishment of debt that resulted from the Joint Venture Transactions.
(n)	Represents the gain recognized from the sale of the extended care solutions business, which the Joint Venture divested in July 2018.
(o)	Represents contingent consideration adjustments related to business combinations.
(p)

Represents other non-routine adjustments that management believes are not indicative of the Joint Venture’s ongoing operations. The following table shows a breakout of the components of Other non-routine, net:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Other Adjustments to EBITDA:
Impairment of contract acquisition costs	$—	$—	$—	$5.2	$—
Non-routine litigation related expenses	3.1	7.6	12.1	19.5	—
Other(i)	6.1	5.3	6.3	9.1	3.5

Total Other non-routine, net:	$9.2	$12.9	$18.4	$33.8	$3.5

(i)	Represents other miscellaneous adjustments to exclude the impact of non-routine and other items not reflective of the Joint Venture’s core operations.

(q)

Includes approximately $1.1 million, $15.7 million, $3.9 million and $1.1 million of Adjusted EBITDA for the extended care solutions business, which the Joint Venture divested in July 2018, during the years ended March 31, 2019 and 2018, the period from June 17, 2016 (inception) to March 31, 2017 and for the nine months ended December 31, 2018, respectively. The following table sets forth a reconciliation of net income (loss) to Adjusted Net Income:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(in millions)
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
EBITDA Adjustments(a)	171.6	77.0	144.7	214.2	156.3
Amortization resulting from acquisition method adjustments(b)	104.6	110.3	146.5	174.1	16.6
Tax Effects of EBITDA Adjustments and amortization expense(c)	$(44.8)	$(42.1)	$(58.0)	$(130.9)	$(64.1)

Adjusted Net Income	$334.4	$284.1	$409.9	$449.7	$25.2

(a)	See the reconciliation of net income (loss) to Adjusted EBITDA above for additional information about these EBITDA adjustments.
(b)

Represents amortization of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination. Such amounts exclude amortization of software developed following such business combinations. By excluding the impact of the increase in amortization expense due to fair value adjustments made as part of the acquisition accounting for such intangible assets, the Joint Venture believes that this adjustment and Adjusted Net Income, when considered together with its results of operations presented in accordance with GAAP, provide meaningful information about the performance of its core operations, foster comparability of the Joint Venture’s results and facilitate comparison of the Joint Venture’s results with other companies in its industry. Despite the importance of the Adjusted Net Income measure, including this adjustment, in analyzing the Joint Venture’s business, it has limitations as an analytical tool, and you should not consider it in isolation, or as substitute for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. While amortization is a non-cash charge, the assets being amortized often will have to be replaced in the future and this adjustment does not reflect any cash requirements for such replacements of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination.

(c)

Represents the increase in the income tax provision resulting from the adjustments to EBITDA and amortization expense, taking into consideration the nature, affected consolidated subsidiary and relevant tax jurisdictions, incremental to the income tax provision (benefit) computed in accordance with GAAP. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change Healthcare LLC—Qualified McKesson Exit” for information on how income taxes would be affected following a Qualified McKesson Exit.

The information set forth under the heading “Summary Historical and Pro Forma Financial Data—Summary Unaudited Pro Forma Condensed Combined Financial Information of Change and SpinCo” of the Prospectus was amended and replaced in its entirety to read as follows:

Summary Unaudited Pro Forma Condensed Combined Financial Information of Change and SpinCo

The following summary unaudited pro forma condensed combined financial information gives effect to the Transactions, including the consummation of the exchange offer and, if necessary, the spin-off followed immediately by the consummation of the Merger of SpinCo, a wholly-owned subsidiary of McKesson, with and into Change. The summary unaudited pro forma condensed combined statement of operations information is presented as if the Transactions occurred on April 1, 2018. The summary unaudited pro forma condensed combined balance sheet information is presented as if these transactions occurred on December 31, 2019. The summary unaudited pro forma condensed combined financial information is derived from Change’s, SpinCo’s and the Joint Venture’s respective historical consolidated financial statements for each period presented. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Actual results may differ significantly from those reflected in the summary unaudited condensed combined financial information for a number of reasons, including differences between the assumptions used to prepare the pro forma condensed combined financial statements and actual amounts. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Summary Unaudited Pro Forma

Condensed Combined Statement of

Operations of Change Healthcare Inc. and SpinCo

(in millions, except per share amounts)

	Nine Months Ended December 31, 2019	Year Ended March 31, 2019
Total revenue	$2,447	$3,125
Operating income (loss)	$41	$11
Net income (loss)	$(70)	$(160)

Net income (loss) per share:
Basic	$(0.22)	$(0.50)

Diluted	$(0.22)	$(0.50)

Weighted average common shares outstanding:
Basic	319,387,487	319,387,487
Diluted	319,387,487	319,387,487

Summary Unaudited Pro Forma

Condensed Combined

Balance Sheet of Change Healthcare Inc. and SpinCo (in millions)

At December 31, 2019
Total assets	$12,061
Long-term debt	$4,959
Shareholders’ equity	$5,143

The information set forth under the heading “Summary Comparative Historical and Pro Forma Per Share Data” of the Prospectus was amended and replaced in its entirety to read as follows:

Summary Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for Change and McKesson. The Change historical data have been derived from and should be read together with Change’s unaudited consolidated financial statements and related notes contained for the nine months ended December 31, 2019 and Change’s audited consolidated financial statements and related notes thereto for the year ended March 31, 2019, which are each included elsewhere in this document. The Change pro forma data have been derived from the unaudited pro forma condensed combined financial statements of Change, the Joint Venture and SpinCo included elsewhere in this document. The McKesson historical data have been derived from and should be read together with the unaudited consolidated financial statements of McKesson and related notes thereto contained in McKesson’s quarterly report on Form 10-Q for the quarter ended December 31, 2019 and the audited consolidated financial statements of McKesson and related notes thereto contained in McKesson’s annual report on Form 10-K for the year ended March 31, 2019, which are each incorporated by reference into this document. The McKesson pro forma data reflect the historical consolidated McKesson financial statements adjusted to remove the effects of McKesson’s ownership of its investment in the Joint Venture.

This summary comparative historical and pro forma per share data is being presented for illustrative purposes only. McKesson, Change and SpinCo may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had SpinCo been separated from McKesson and combined with Change during the periods or at the date presented or of the actual future results or financial condition of McKesson, Change or SpinCo to be achieved following the Transactions.

	Nine Months Ended or At December 31, 2019	Year Ended March 31, 2019
	(shares in millions)
Change Healthcare Inc.
Net income (loss) available to common shareholders per share:
Historical:
Basic	$(0.67)	$(0.69)
Diluted	$(0.67)	$(0.69)
Pro Forma:
Basic:	$(0.22)	$(0.50)
Diluted:	$(0.22)	$(0.50)
Weighted average shares:
Historical:
Basic	121	76
Diluted	121	76
Pro Forma:
Basic:	319	319
Diluted:	319	319
Net book value per share of common stock:
Historical	$6.48	$4.50
Pro Forma	$16.12

	Nine Months Ended or At December 31, 2019	Year Ended March 31, 2019
	(shares in millions)
McKesson Corporation
Net income (loss) available to common shareholders per share:
Historical:
Basic	$(0.60)	$0.17
Diluted	$(0.60)	$0.17
Pro forma:
Basic	$5.95	$0.99
Diluted	$5.91	$0.99
Weighted average shares:
Historical:
Basic	183	196
Diluted	183	197
Pro forma:
Basic	166	179
Diluted	167	180
Dividends declared per share of common stock	$1.21	$1.51
Book value per share of common stock:
Historical	$34.89	$42.28
Pro forma	$29.04	$31.57

As of and for the Nine Months Ended December 31, 2019
Equivalent pro forma(a):
Net income available to common shareholders per share—Basic	$(2.26)
Net income available to common shareholders per share—Diluted	$(2.26)
Book value per share of common stock	$165.73

(a)

Equivalent pro forma per share data is calculated by multiplying the Change pro forma per share amounts by the exchange ratio of 10.2797 shares of SpinCo Common Stock for each share of McKesson Common Stock tendered in the exchange offer, which represents the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE and Nasdaq on February 7, 2020 (the last trading day before the commencement of the exchange offer), and is calculated as the average price of McKesson Common Stock of $156.0365 per share divided by 93.0% of the average price of Change Common Stock of $16.3216 per share, reflecting a discount of 7.0%.

The information set forth under the heading “Summary Historical and Pro Forma Financial Data—Historical Common Stock Market Price and Dividend Data” of the Prospectus was amended and replaced in its entirety to read as follows:

Historical Common Stock Market Price and Dividend Data

Historical market price data for SpinCo has not been presented as there is no established trading market for SpinCo Common Stock separate from McKesson Common Stock.

Shares of McKesson Common Stock currently trade on the NYSE under the symbol “MCK.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of McKesson Common Stock reported by the NYSE was $143.90.

Shares of Change Common Stock currently trade on Nasdaq under the symbol “CHNG.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of Change Common Stock reported by Nasdaq was $15.45.

The following table sets forth the high and low sale prices of McKesson Common Stock and Change Common Stock for the periods indicated as well as the dividends per share paid by McKesson to holders of McKesson Common Stock and Change to holders of Change Common Stock for these periods.

	McKesson Per Share Dividends	McKesson Common Stock		Change Per Share Dividends	Change Common Stock
		High	Low		High	Low
Year Ended March 31, 2020
First Quarter	$0.39	$135.75	$111.71	$—	$15.30	$13.53
Second Quarter	$0.41	$150.82	$131.39	$—	$15.50	$11.24
Third Quarter	$0.41	$154.79	$128.26	$—	$16.73	$11.25
Fourth Quarter (through February 13, 2020)	$—	$169.67	$135.22	$—	$17.57	$15.17
Year Ended March 31, 2019
First Quarter	$0.34	$160.84	$131.43	$—	N/A	N/A
Second Quarter	$0.39	$139.86	$122.49	$—	N/A	N/A
Third Quarter	$0.39	$138.94	$106.11	$—	N/A	N/A
Fourth Quarter	$0.39	$137.16	$109.16	$—	N/A	N/A
Year Ended March 31, 2018
First Quarter	$0.28	$169.29	$133.82	$—	N/A	N/A
Second Quarter	$0.34	$168.87	$145.13	$—	N/A	N/A
Third Quarter	$0.34	$164.29	$134.25	$—	N/A	N/A
Fourth Quarter	$0.34	$178.86	$137.10	$—	N/A	N/A
Year Ended March 31, 2017
First Quarter	$0.28	$188.43	$154.33	$—	N/A	N/A
Second Quarter	$0.28	$199.43	$163.57	$—	N/A	N/A
Third Quarter	$0.28	$166.90	$114.53	$—	N/A	N/A
Fourth Quarter	$0.28	$153.07	$134.17	$—	N/A	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—SpinCo” of the Prospectus was amended and replaced in its entirety to read as follows:

SpinCo

Key Components of SpinCo’s Results of Operations

Equity Earnings and Charges in Joint Venture

Equity earnings and charges in Joint Venture generally represents SpinCo’s proportionate share of the income or loss from this investment, including basis adjustments related to amortization expense associated with equity method intangible assets, property and equipment, deferred revenue and other items.

Equity earnings and charges in Joint Venture was $1.2 billion and $149.7 million for the nine months ended December 31, 2019 and 2018, respectively. The loss from the Joint Venture for the nine months ended December 31, 2019 was discretely affected by the Joint Venture’s adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification No. 606 (“ASC 606”) and Change Healthcare Inc.’s adoption of FASB Accounting Standards Update No. 2018-07 (“ASU 2018-07”).

Equity earnings and charges in Joint Venture was $176.1 million and $218.8 million for years ended March 31, 2019 and 2018, respectively. The results of operations of the Joint Venture and SpinCo’s proportionate interests in such operations for the year ended March 31, 2018 were positively affected by the reduction in the federal income tax rate following enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”) in December 2017. While the Joint Venture recognized a gain of $111.4 million during the year ended March 31, 2019 related to the sale of its extended care business in July 2018, its effect on SpinCo’s Equity earnings and charges in Joint Venture was almost completely offset by the allocation of stepped up intangible basis differences attributed to this business.

Equity earnings and charges in Joint Venture was $218.8 million and $57.1 million for the year ended March 31, 2018 and the period from August 22, 2016 (inception) to March 31, 2017, respectively. As discussed above, Equity earnings and charges in Joint Venture for the year ended March 31, 2018 was positively affected by the enactment of the Tax Legislation in December 2017.

Since the completion of Change’s initial public offering in July 2019, the fair value derived from the trading prices of the Change Common Stock has been below SpinCo’s corresponding carrying value in its investment in the Joint Venture, triggering an other-than-temporary impairment (“OTTI”) evaluation. As of December 31, 2019, McKesson expected to exit its investment in the Joint Venture within six to twelve months. In light of McKesson’s planned exit, the related transactions involving SpinCo and the corresponding publicly-traded share price of Change, SpinCo concluded an OTTI has occurred during the second quarter of 2020 and recorded a pre-tax impairment charge of $1.1 billion, representing the difference between the carrying value of SpinCo’s investment and the fair value derived from the corresponding closing price of the Change Common Stock as of September 30, 2019. This charge is recorded under the caption, “Equity earnings and charges in Joint Venture,” in SpinCo’s Combined Statements of Operations during the nine months ended December 31, 2019.

Loss on Dilution in the Interest of the Joint Venture

As a result the completion of Change’s offering of common stock in July 2019, SpinCo’s equity interest in the Joint Venture was reduced to 58.5%, which was used to recognize the proportionate share in net income or loss from the Joint Venture, commencing with the second fiscal quarter of 2020. As a result of this ownership dilution to 58.5%, SpinCo has recognized a pre-tax dilution loss of approximately $241.9 million in the second fiscal quarter of 2020. Additionally, SpinCo’s proportionate share of income or loss from this investment has been further reduced as settlements and exercises of other Change securities (including the TEUs) have occurred during the nine months ended December 31, 2019.

Income Taxes

As the Joint Venture is treated as a partnership for income tax purposes, SpinCo is subject to income taxes for its allocable portion of the Joint Venture’s taxable income. The income tax benefit was $376.0 million and $39.9 million (which resulted in effective income tax rates of 25.5% and 26.5%) for the nine months ended December 31, 2019 and 2018, respectively. The income tax benefit was $47.0 million and $309.0 million (which resulted in effective income tax rates of 26.6% and 138.2%) for the years ended March 31, 2019 and 2018, respectively. The income tax benefit was $23.1 million (which resulted in an effective income tax rate of 40.4%) for the period from August 22, 2016 (inception) to March 31, 2017.

Income taxes for all periods following enactment of the Tax Legislation in December 2017 reflect reduced income tax rates as compared to those in prior periods. In addition to the continuing effect of reduced income tax rates following enactment of the Tax Legislation, SpinCo recognized an increase in the income tax benefit of $227.5 million during the year ended March 31, 2018 due to the revaluation of deferred tax assets using the lower enacted income tax rates and other effects of the Tax Legislation.

Liquidity and Capital Resources

Overview

SpinCo does not hold any cash or cash equivalents on the Combined Balance Sheets as the nature of the business is primarily to hold McKesson’s interest in the Joint Venture. In the event that cash is needed to fund operating expenses, McKesson, on behalf of SpinCo, would fund all such operating expenses. For the nine months ended December 31, 2019, $1.5 million of operating expenses were incurred. For the nine months ended December 31, 2018 and the years ended March 31, 2019 and March 31, 2018 and the period from August 22, 2016 to March 31, 2017, no such expenses were incurred. Additionally, SpinCo has transferred any receivables to McKesson and any distributions of cash from the Joint Venture have been distributed directly to McKesson.

Effects of Change’s Initial Public Offering

The LLC Agreement required that the proceeds of Change’s initial public offering of Change Common Stock be contributed to the Joint Venture in exchange for a number of newly issued LLC Units equal to the number of shares of Change Common Stock issued in Change’s initial public offering. In addition, the LLC Agreement required that the net proceeds from the sale of Change’s TEUs (which occurred concurrently with Change’s initial public offering of Change Common Stock) be invested in the Joint Venture, with the Joint Venture, in turn, entering into arrangements with Change Healthcare Inc. on economic terms designed to materially mirror those of the TEUs (the “Mirror Arrangements”).

See “Summary Unaudited Pro Forma Condensed Combined Financial Information of Change and SpinCo” for more information about the effects of the acquisition of additional LLC Units and the Mirror Arrangements on SpinCo’s financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2019, SpinCo had no off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, within SpinCo’s financial statements appearing elsewhere in this document for information about recent accounting pronouncements and the potential impact on SpinCo’s financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles (“GAAP”) requires SpinCo to make estimates and assumptions that affect reported amounts and related disclosures. SpinCo considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on SpinCo’s results of operations and financial condition.

SpinCo believes the current assumptions and other considerations used to estimate amounts reflected in SpinCo’s financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in SpinCo’s financial statements, the resulting changes could have a material adverse effect on SpinCo’s results of operations and financial condition.

SpinCo considered various factors in determining whether an OTTI had occurred, including the limited trading history available, the implied EBITDA valuation multiples compared to public guideline companies, the Joint Venture’s ability to achieve milestones and any operational and strategic changes by the Joint Venture that might have negatively impacted the fair value. See note 3, Equity Method Investment in the Joint Venture, within SpinCo’s financial statements for information about an OTTI that occurred during the second fiscal quarter of 2020.

See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, within SpinCo’s financial statements appearing elsewhere in this document for information about SpinCo’s critical accounting policies.

Quantitative and Qualitative Disclosure of Market Risk

As SpinCo has no substantive assets or operations apart from its investment in the Joint Venture, SpinCo does not believe that it has significant market risk.

Summary Disclosures about Contractual Obligations and Commercial Commitments

SpinCo has no ongoing contractual obligations or commercial commitments, aside from those of the Transactions, as of December 31, 2019.

The information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change Healthcare Inc.” of the Prospectus was amended and replaced in its entirety to read as follows:

Change Healthcare Inc.

Key Components of Change Healthcare Inc.’s Results of Operations

Loss from Equity Method Investment in the Joint Venture

Loss from equity method investment in the Joint Venture generally represents Change’s proportionate share of the income or loss from this investment, including basis adjustments related to amortization expense associated with equity method intangible assets, property and equipment, deferred revenue and other items.

Loss from equity method investment in the Joint Venture was $104.5 million and $65.8 million for the nine months ended December 31, 2019 and 2018, respectively. The loss from equity method investment in the Joint Venture for the nine months ended December 31, 2019 was discretely affected by the Joint Venture’s adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification No. 606 (“ASC 606”) and Change’s adoption of FASB Accounting Standards Update No. 2018-07 (“ASU 2018-07”). The loss from equity method investment in the Joint Venture was decreased by approximately $4.4 million as a result of the continuing effect of the adoption of ASC 606 and was increased by approximately $11.3 million as a result of changes in the fair value of its dividend receivable following the adoption of ASU 2018-07.

Loss from equity method investment in the Joint Venture was $70.5 million and $58.7 million for the years ended March 31, 2019 and 2018, respectively. The results of operations of the Joint Venture and Change’s proportionate interests in such operations for the year ended March 31, 2018 were positively affected by the reduction in the federal income tax rate following enactment of the Tax Legislation in December 2017. While the Joint Venture recognized a gain of $111.4 million during the year ended March 31, 2019 related to the sale of its extended care business in July 2018, its effect on Change’s loss from equity method investment was almost completely offset by the required write-off of equity method intangible asset basis differences attributable to this business.

Loss from equity method investment in the Joint Venture was $58.7 million and $43.1 million for the year ended March 31, 2018 and the period from June 22, 2016 (inception) to March 31, 2017, respectively. As discussed above, the loss from equity method investment for the year ended March 31, 2018 was positively affected by the enactment of the Tax Legislation in December 2017.

General and Administrative Expense and Management Fees

In addition to its income (loss) from its equity method investment in the Joint Venture, Change may also periodically incur certain other operating expenses, including professional service fees, general liability insurance, and other fees associated with being an SEC registrant.

To the extent any such fees Change incurs are required to facilitate or maintain its status as a public company, however, the LLC Agreement contemplates that Change be reimbursed for such costs by the Joint Venture. Such reimbursements are classified as management fees within Change’s statements of operations.

Loss (Gain) on Sale of Interests in the Joint Venture

Under the terms of the LLC Agreement, Change and the Joint Venture agreed to cooperate to ensure a 1:1 ratio of outstanding shares of common stock of Change to the LLC Units held by Change Healthcare Inc. as long as the subsidiaries of McKesson that serve as the McKesson Members hold LLC Units. This provision requires that Change be issued an additional LLC Unit for each share of common stock that Change issues. Similarly, for any share that Change repurchases, the Joint Venture is likewise required to repurchase a respective LLC Unit from Change. In this latter case, the repurchase by the Joint Venture of LLC Unit(s) from Change Healthcare Inc. results in a gain or loss to Change equal to the difference in the fair value of such LLC Units and the proportionate carrying value of Change’s investment in the Joint Venture associated with such repurchased LLC Units.

Unrealized Loss (Gain) on Forward Purchase Contract

Unrealized gain on forward purchase contract was $71.6 million for the nine months ended December 31, 2019. The unrealized gain on forward purchase contracts reflects the change in the fair value of the forward contract that is a component of the TEUs.

Income Taxes

As the Joint Venture is treated as a partnership for income tax purposes, Change is subject to income taxes for its allocable portion of the Joint Venture’s taxable income. The income tax benefit was $0.6 million and $16.7 million (which resulted in effective income tax rates of 0.7% and 25.6%) for the nine months ended December 31, 2019 and 2018, respectively. The income tax benefit was $18.6 million and $119.6 million (which resulted in effective income tax rates of 26.3% and 203.9%) for the years ended March 31, 2019 and 2018, respectively. The income tax benefit was $16.8 million (which resulted in an effective income tax rate of 39.0%) for the period from June 22, 2016 (inception) to March 31, 2017.

In connection with the closing of the Transactions, the Joint Venture, the McKesson Members, McKesson and Change entered into the McKesson Tax Receivable Agreement. Additionally, Change, the Joint Venture, McKesson and certain of McKesson’s affiliates have entered into a letter agreement relating to the Contribution Agreement (the “Letter Agreement”). The McKesson Tax Receivable Agreement and the Letter Agreement contemplate payments from Change and the Joint Venture to the McKesson Members or to McKesson based upon certain criteria as outlined in Note 6, Income Taxes, in Change’s unaudited financial statements included elsewhere in this document. For the nine months ended December 31, 2019, the establishment of the liability, combined with the update in the current quarter, resulted in expense to Change of approximately $47.2 million.

Income taxes for all periods following enactment of the Tax Legislation in December 2017 reflect reduced income tax rates as compared to those in prior periods. In addition to the continuing effect of reduced income tax rates following enactment of the Tax Legislation, Change recognized an increase in the income tax benefit of $97.9 million during the year ended March 31, 2018 due to the revaluation of deferred tax assets using the lower enacted income tax rates and other effects of the Tax Legislation.

Liquidity and Capital Resources

Overview

Change’s principal source of liquidity consists of distributions or advances from the Joint Venture. To the extent that Change requires additional funds, Change may need to raise funds through subsequent debt or equity financing.

Change has not incurred, nor does it expect to incur, significant capital expenditures in the normal course of business or to pursue acquisition opportunities other than through the Joint Venture.

Off-Balance Sheet Arrangements

As of December 31, 2019, Change had no off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2, Basis of Presentation, within Change’s financial statements appearing elsewhere in this document for information about recent accounting pronouncements and the potential impact on Change’s financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP requires Change to make estimates and assumptions that affect reported amounts and related disclosures. Change considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on Change’s results of operations and financial condition.

As disclosed in Note 2, Summary of Significant Accounting Policies, in Change’s Registration Statement on Form S-1 (File No. 333-230345), Change evaluates its equity method investment for impairment review whenever an event or change in circumstances occurs that may have a significant adverse impact on the carrying value of the investment. If a loss in value occurs that is deemed to be an other-than-temporary impairment (“OTTI”), an impairment loss would be recognized.

Subsequent to its initial public offering, Change now has a publicly available indication of the value of its investment in the Joint Venture. Change considered various factors in determining whether an OTTI had occurred, including Change’s ability and intent to hold the investment, the trading history available, the implied EBITDA valuation multiples compared to public guideline companies, the Joint Venture’s ability to achieve milestones and any operational and strategic changes by the Joint Venture that might have negatively impacted the fair value. After the evaluation, Change determined that an OTTI had not occurred as of December 31, 2019. However, the Joint Venture may experience declines in its fair value and Change may determine an impairment loss will be required to be recognized in a future reporting period. Such determination will be based on the prevailing facts and circumstances, including those related to the reported results and disclosures of the Joint Venture as well as from changes in the market price of Change’s common stock.

Change’s investments in the debt and equity securities of the Joint Venture are reported at fair value. The measurement of these investments is impacted by changes in market interest rates, as well as factors that impact the underlying value of the Joint Venture’s equity. See Note 11 within Change’s unaudited financial statements included elsewhere in this document for further discussion.

Change believes the current assumptions and other considerations used to estimate amounts reflected in Change’s financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in Change’s financial statements, the resulting changes could have a material adverse effect on Change’s results of operations and financial condition.

See Note 2, Summary of Significant Accounting Policies, within Change’s financial statements appearing in Registration Statement on Form S-1 (File No. 333-230345) for information about Change’s other critical accounting policies.

Quantitative and Qualitative Disclosure of Market Risk

Change holds an equity method investment in the LLC Units of the Joint Venture as well as, following the consummation of the offering of TEUs on July 1, 2019, Mirror Arrangements. In the case of the equity method investment in the Joint Venture, Change is only exposed to changes in the fair value of the investment to the extent that the changes in fair value are so significant and long-lasting that they represented an other than temporary impairment of the investment. In the case of the investments in the amortizing note and prepaid forward purchase contracts components of the Mirror Arrangements, however, such investments are required to be remeasured to their respective fair value each quarter with the changes in those values affecting the pretax income of Change.

Following consummation of the Transactions, the Joint Venture is expected to be wholly-owned by Change, and Change will consolidate the financial position and results of the Joint Venture in its financial statements. Accordingly, Change, on a consolidated basis, will be subject to the market risk as to which the Joint Venture is subject. See “—Change Healthcare LLC—Quantitative and Qualitative Disclosure of Market Risk.”

Summary Disclosures about Contractual Obligations and Commercial Commitments

Change has no ongoing contractual obligations or commercial commitments as of December 31, 2019. As indicated in Overview above, Change consummated an offering of TEUs on July 1, 2019. Such TEUs include aggregate amortizing notes of $47.4 million which are due in quarterly installments of principal and interest through June 30, 2022.

Following consummation of the Transactions, the Joint Venture is expected to be wholly-owned by Change, and Change will consolidate the financial position and results of the Joint Venture in its financial statements. Accordingly, Change, on a consolidated basis, will be subject to the contractual obligations and commercial commitments as to which the Joint Venture is subject. See “—Change Healthcare LLC—Summary Disclosure about Contractual Obligations and Commercial Commitments.”

The information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change Healthcare LLC” of the Prospectus was amended and replaced in its entirety to read as follows:

Change Healthcare LLC

References in this discussion and analysis to the “Joint Venture” refer to Change Healthcare LLC and its consolidated subsidiaries.

Overview

The Joint Venture is a leading independent healthcare technology company, formed through the combination of substantially all of the businesses of Legacy CHC and a majority of Core MTS, which was completed on March 1, 2017. The Joint Venture offers a comprehensive suite of software, analytics, technology-enabled services and network solutions that drive improved results in the complex workflows of healthcare system payers and providers. The Joint Venture’s solutions are designed to improve clinical decision making, simplify billing, collection and payment processes and enable a better patient experience.

The Joint Venture offers comprehensive end-to-end solutions with modular capabilities to address its customers’ needs. Working with its customers to analyze workflows before, during and after care has been delivered to patients, the Joint Venture designs and commercializes innovative solutions for various points in the healthcare delivery timeline. The Joint Venture’s offerings range from discrete data and analytics solutions to broad enterprise-wide solutions, which include workflow software and technology-enabled services that help its customers achieve their operational objectives. As payers and providers become larger and more sophisticated and manage increasingly complex workflows, the Joint Venture believes it will increasingly seek strategic partners with scale and comprehensive, high value solutions.

The Joint Venture’s Intelligent Healthcare Network was created to facilitate the transfer of data among participants and is one of the largest clinical and financial healthcare networks in the United States. In the fiscal year ended March 31, 2018, the Joint Venture facilitated nearly 14 billion healthcare transactions and approximately $1 trillion in adjudicated claims or approximately one-third of all U.S. healthcare expenditures. The Joint Venture serves the vast majority of U.S. payers and providers. The Joint Venture’s customer base includes approximately 2,200 government and commercial payer connections, 900,000 physicians, 118,000 dentists, 33,000 pharmacies, 5,500 hospitals and 600 laboratories. This network transacts clinical records for over 112 million unique patients, more than one-third of the estimated total U.S. population. With insights gained from its pervasive network, extensive applications and analytics portfolio and its services operations, the Joint Venture has designed analytics solutions that include industry-leading and trusted franchises supported by extensive intellectual property and regularly updated content.

In addition to the advantages of scale, the Joint Venture believes it offers the collaborative benefits of a mission-critical partner. The Joint Venture seeks enduring relationships with each customer through solutions embedded in their complex daily workflows that deliver measurable results. The Joint Venture believes its size, scale, thought leadership and prevalence across the healthcare ecosystem help make it a preferred partner for innovative technology companies and industry associations focused on driving standardization and efficiencies in the healthcare industry.

Segments

The Joint Venture reports its financial results in the following three reportable segments: Software and Analytics, Network Solutions and Technology-enabled Services.

•

Software and Analytics provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payments, clinical decision support, consumer engagement, risk adjustment and quality performance and imaging and clinical workflow.

•	Network Solutions provides solutions for financial, administrative and clinical transactions, electronic payments and aggregation and analytics of clinical and financial data.

•	Technology-enabled Services provides solutions for revenue cycle and practice management, value-based care enablement, communications and payments, pharmacy benefits administration and consulting.

In April 2019, the Joint Venture made certain changes in the way that it manages its business and costs. Specifically:

•	the Joint Venture moved its consumer payments solution from the Network Solutions segment to the Technology-enabled Services segment;

•	the Joint Venture moved its consumer engagement solutions from the Software and Analytics segment to the Network Solutions segment;

•	the Joint Venture made certain changes in the way that costs are assigned to segments.

In November 2019, the Joint Venture made additional changes in the way it manages its business, specifically, moving certain of the Joint Venture’s revenue optimization services from the Software & Analytics reportable segment to the Technology-enabled Services reportable segment.

The presentation of revenue and Adjusted EBITDA included within this management’s discussion and analysis of financial condition and results of operations has been retrospectively adjusted for all periods presented to reflect the above described changes.

Factors Affecting the Joint Venture’s Financial Condition and Results of Operations

The following are certain key factors that affect, will affect, or have recently affected, the Joint Venture’s financial condition and results of operations:

The Joint Venture Transactions

In June 2016, the equity holders of Legacy CHC (the “Legacy CHC Stockholders”) entered into the Contribution Agreement with McKesson and the other parties thereto. Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined Core MTS with substantially all of Legacy CHC (together, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Joint Venture Transactions.” The Joint Venture Transactions closed on March 1, 2017. The pharmacy claims switching and prescription routing business of Legacy CHC was excluded from the Joint Venture and distributed to the Legacy CHC Stockholders (such excluded business, the “eRx Network”) immediately prior to the consummation of the Joint Venture Transactions. As a result, the financial position and results of the eRx Network business were included in the consolidated financial statements of Legacy CHC but are not reflected in the financial statements of the Joint Venture.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan (the “Legacy CHC Equity Plan”) of (A) approximately $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement (defined below), and (b) the issuance to Change of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests in the Joint Venture and (c) the McKesson Tax Receivable Agreement. These payments to McKesson and the Legacy CHC Stockholders have been reflected as distributions in the consolidated statement of members’ deficit.

In connection with the Joint Venture Transactions, the Joint Venture entered into new senior secured credit facilities, consisting of a term loan facility in the amount of $5.1 billion (the “Term Loan Facility”) and a revolving credit facility in an aggregate principal amount of $500 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”), and issued $1.0 billion of 5.75% senior notes due 2025 (the “Senior Notes”). The proceeds were used to make all payments to the Legacy CHC Stockholders, certain participants in the Legacy CHC Equity Plan and McKesson described above, to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions. In connection with the Joint Venture Transactions, the Joint Venture recognized certain fees and expenses in fiscal 2017 that have been classified within sales, marketing, general and administrative on the consolidated statements of operations and during this same period, the Joint Venture recognized a loss on extinguishment of debt of approximately $70.1 million.

After the closing of the Joint Venture Transactions, the Joint Venture incurred significant incremental costs in connection with the integration of Legacy CHC and Core MTS, including professional fees for consultants engaged in project management, process design and human resource policy harmonization. Additionally, in connection with the consummation of the Joint Venture Transactions, the Joint Venture and certain of its subsidiaries, McKesson and the eRx Network entered into transition services agreements (“TSAs”) pursuant to which (i) the Joint Venture provides certain transition services to McKesson and to the eRx Network and (ii) McKesson provides certain transition services to the Joint Venture, in each case in exchange for specified fees and subject to the terms and conditions therein. The Joint Venture recognized transition service fee expense of $18.4 million and $35.0 million for services received from McKesson during the nine months ended December 31, 2019 and 2018, respectively, and $59.0 million, $92.1 million and $8.7 million for services received from McKesson during the years ended March 31, 2019 and 2018 and the period from March 1, 2017 (inception) to March 31, 2017, respectively. In addition, the Joint Venture recognized $8.9 million, $8.0 million, $11.0 million, $11.8 million and $0.8 million in transition fee income from eRx Network in these same periods. The income and expenses recognized by the Joint Venture under these TSAs may not be comparable to those recognized by Core MTS and Legacy CHC for similar services prior to the Joint Venture Transactions or to the future ongoing operations of the Joint Venture after the expiration of the TSAs.

Post-Contribution Cost Synergies

In connection with the Joint Venture Transactions, the Joint Venture identified opportunities to implement certain cost synergies based on its analyses of existing operating structures, estimated spend by category, its resource requirements and industry benchmarks for similar activities. The Joint Venture expects such cost synergies to include, among others, (i) product integration, network efficiencies and combining common products; (ii) procurement savings from the elimination of duplicate orders, leveraging scale and optimization of providers; (iii) utilization of global talent; and (iv) reduction of management redundancies and duplicative roles.

By the end of the fourth year following the combination of Legacy CHC and Core MTS, the Joint Venture expects to have implemented operational initiatives to fully realize these synergies, which are expected to result in significant annual run-rate cost savings and efficiencies. The Joint Venture has incurred significant non-recurring expenses and expects to continue to incur such expenses in order to achieve these cost synergies. See “Risk Factors—Risks Related to Change’s Business and Industry—Change may be unable to integrate the Contributed Businesses successfully or realize the anticipated synergies and other benefits of the combination of the Contributed Businesses within the anticipated time frame, or at all.”

Macroeconomic and Industry Trends

The healthcare industry is highly regulated and subject to frequently changing complex regulatory and other requirements. For example, ongoing healthcare reform has significantly affected the healthcare regulatory environment by changing how healthcare services are covered, delivered and reimbursed through coverage expansion, reduced federal healthcare program spending, increased efforts to link federal healthcare program payments to quality and efficiency and insurance market reforms. The number of states that will ultimately participate in some form of Medicaid expansion and the future of mandated coverage for individuals is not yet clear. If the Patient Protection and Affordable Care Act (collectively, the “ACA”) is repealed or significantly modified, such repeal or modification, any alternative reforms adopted in its place or the failure to adopt alternative reforms may have a material impact on the Joint Venture’s business. For example, since many of the Joint Venture’s products and services include solutions designed to assist customers in effectively navigating the shift to value-based healthcare, the elimination of, or significant reductions to, the ACA’s various value-based healthcare initiatives may adversely impact the Joint Venture’s business. While the specific regulatory instruments and tactics used to implement reform may change in the future, the Joint Venture expects that the pervasive focus on improving coverage, efficiency and quality and related needs for payers and providers to optimize performance and reduce costs will continue.

Revenue Convergence

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework.

The Joint Venture adopted ASC 606 using the modified retrospective transition method applied only to contracts that were not completed as of the date of initial application. The adoption of ASC 606 resulted in a cumulative effect adjustment to reduce members’ deficit as of April 1, 2019 by $159.9 million. After assessing all potential impacts of adopting the new standard on its consolidated financial statements, related disclosures, and necessary control and process changes, the Joint Venture noted the following to be the most notable impacts of adopting the new standard:

•	Revenue for certain contingent fee service arrangements will be accelerated as revenue for these arrangements is recognized as the services are performed.

•

Revenue related to certain time-based software and content license agreements will be accelerated. The license component for certain time-based software will be recognized upon delivery to the customer (“point in time”), or in the case of software that requires significant production, modification or customization, recognized as the implementation work is performed. A non-license component (e.g., technical support) will be recognized over the respective contract terms (“over time”).

•

Incremental costs to obtain contracts and qualifying costs to fulfill will be capitalized and amortized over the period of benefit. The net result of this change was an increase to capitalized contract costs on the balance sheet; these capitalized costs will be amortized and recognized as expense over an incrementally longer period of time.

Refer to Note 2, Basis of Presentation, in the unaudited condensed financial statements of the Joint Venture included elsewhere in this document for a full description of the impact of the adoption of ASC 606 on the Joint Venture’s financial statements.

Equity-based Compensation

Change grants equity-based awards of Change Common Stock to certain employees, officers and directors of Change Healthcare Inc. and the Joint Venture. For grants to employees, equity-based awards are generally measured at the date of grant and recognized as expense over each employee’s service period. Because the Joint Venture’s employees are not considered employees of Change, however, prior to the adoption of FASB ASU No. 2018-07 on April 1, 2019, the Joint Venture was generally required to re-measure these equity-based awards at fair value each quarter until the earlier of the completion of required service or the performance commitment date. As a result, the Joint Venture’s results of operations have historically reflected volatility from the periodic re-measurement of its equity based awards.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-07, the effect of which is to require that equity awards to non-employees be treated similarly to awards to employees. As a result, the Joint Venture expects to significantly lessen the volatility on equity-based compensation that has historically resulted from changes in the fair value of the underlying stock of Change, stock price volatility among its peer companies, changes in interest rates and the passage of time.

In connection with Change’s initial public offering, Change’s board of directors adopted, and the stockholders approved, the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), which became effective as of the date of the initial public offering. The purpose the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby Change’s directors, officers, employees, consultants and advisors (and those of the Joint Venture and its subsidiaries) can acquire and maintain an equity interest in Change or be paid incentive compensation. The Omnibus Incentive Plan allows Change to implement a new market-based long-term incentive program to align its executive compensation package with similarly situated public companies.

As part of the 2019 Omnibus Incentive Plan, Change’s board of directors may, from time to time, grant awards to one or more eligible persons. All awards granted under the Plan shall vest and become exercisable in such manner and on such dates or upon such events as determined by Change’s board of directors, including attainment of performance conditions. Each award granted under the Omnibus Incentive Plan shall be evidenced by an award agreement, which agreement need not be the same for each participant.

Refer to Note 11, Equity Based Compensation, in the unaudited condensed financial statements of the Joint Venture included elsewhere in this document for a full description of the new awards included in the long-term incentive program.

Acquisitions and Divestitures

The Joint Venture actively evaluates opportunities to improve and expand its business through targeted acquisitions that are consistent with its strategy. On occasion, the Joint Venture also may dispose of certain components of its business that no longer fit within its overall strategy. Because of the Joint Venture’s acquisition and divestiture activity, as well as the shifting revenue mix of its business due to this activity, the Joint Venture’s results of operations may not be directly comparable among periods.

In July 2018, certain of the Joint Venture’s affiliates sold all of the membership interests in the Joint Venture’s extended care business (a component of the software and analytics reportable segment) for net cash proceeds of $159.9 million.

Income Taxes

The Joint Venture’s effective income tax rate is affected by several factors. The following table and subsequent commentary reconciles the Joint Venture’s federal statutory rate to its effective income tax rate and the subsequent commentary describes the more significant of the reconciling factors:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) through March 31, 2017
Statutory U.S. federal tax rate(1)	21.00%	21.00%	21.00%	31.50%	35.00%
State income taxes (net of federal benefit)	(0.03)	0.47	2.80	(1.32)	3.49
Income passed through to Members	(18.45)	(18.46)	(20.62)	(8.78)	(10.64)
Remeasurement of deferred tax assets and liabilities arising from the Tax Legislation	—	—	—	(42.95)	—
Transition tax arising from the Tax Legislation	—	—	(0.89)	1.68	—
Fees and expenses related to the Joint Venture Transactions	—	—	—	—	1.97
Change in valuation allowance	(3.29)	0.05	(0.88)	(11.97)	(2.38)
Accretion and changes in estimate, net	—	—	(0.06)	(5.47)	5.01
Research and development credits (net of uncertain tax positions)	(2.94)	(3.48)	(4.39)	(1.44)	—
Other	4.28	1.17	0.44	1.83	0.46

Effective income tax rate	0.57%	0.75%	(2.60)%	(36.92)%	32.91%

(1)

Calculated using the statutory U.S. corporate federal income tax rate of 35.00% in the period from April 1, 2017 to December 31, 2017 and 21.00% in the period from January 1, 2018 to December 31, 2019.

State Income Taxes—The Joint Venture’s effective tax rate for state income taxes is generally impacted by changes in its apportionment.

Income Passed through to Members—Certain of the Joint Venture’s subsidiaries are organized as limited liability companies and report income that is allocated to the Members who are subject to income taxes in respect of such allocation. During the year ended March 31, 2019, the Joint Venture recognized a gain of $111.4 million associated with the sale of its extended care business. Because this gain was recognized by a limited liability company subsidiary, the associated tax consequences of this gain are expected to be recognized by the Members.

Global intangible low taxed income—The Tax Legislation introduced a tax on U.S. based corporations with foreign earnings that exceed an allowable percentage of invested foreign assets.

Remeasurement of deferred tax assets and liabilities—As a result of the lowering of enacted tax rates under the Tax Legislation, the Joint Venture was required to revalue its deferred tax assets and liabilities using the tax rates in effect at the time the temporary differences are expected to reverse.

Transition tax arising from the Tax Legislation—Following the enactment of the Tax Legislation, companies must now pay a transition tax on deemed repatriated earnings of foreign subsidiaries.

Fees and expenses related to the Joint Venture Transactions—In connection with the Joint Venture Transactions, the Joint Venture incurred certain fees and expenses that are not considered deductible for tax purposes.

Change in Valuation Allowance—The Joint Venture records valuation allowances or reverses existing valuation allowances related to assumed future income tax benefits depending on circumstances and factors related to its business. During the nine months ended December 31, 2019, the Joint Venture released a valuation allowance related to prior deferred tax assets as a result of its change in judgment resulting from forecasted earnings and tax planning strategies that provide for future taxable income in the relevant jurisdictions.

Accretion and changes in estimate with related parties, net—As a result of a prior business combination, the Joint Venture was required to record tax receivable agreements it assumed in connection with the Joint Venture Transactions under which the Joint Venture is obligated to make payments to certain of the Legacy CHC stockholders (the “2009-2011 Tax Receivable Agreements”) at their then fair value, which results in subsequent periodic accretion to adjust this initial fair value to the gross amount of payments due under such agreements. The Joint Venture is generally unable to deduct such accretion when determining its taxable income.

Research and development credits (net of uncertain tax position liability)—The Joint Venture records credits against income taxes for certain research and development expenditures in the United States and Canada net of the portion that is estimated to be included in the Company’s unrecognized tax benefits.

Impairment of Long-lived Assets and Other Exit Related Costs

In connection with the combining of the businesses as a result of the Joint Venture Transactions, the Joint Venture identified certain redundancies among the combined software and analytics segment product portfolio. In one such instance, one of the Contributed Businesses’ software products had been fully developed and in the other further development would be required. As a result, the Joint Venture determined to cease future development of this redundant internal use software product and recognized an impairment charge of $26.0 million to reduce the carrying value of the asset to zero in March 2017. Additionally, because this abandoned software project included a license that required annual maintenance expenditures for future years for which the Joint Venture does not expect to derive any economic benefit, it recognized a liability for this exit cost with a fair value of $19.1 million at March 1, 2017 (total expected remaining payments of $22.9 million). The related losses have been included with the Impairment of long-lived assets and other exit related costs caption within the consolidated statement of operations.

Public Company Costs

The Joint Venture expects to incur additional costs associated with Change’s operating as a public company. The Joint Venture expects that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that it did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that historically have been inapplicable to Change and the Joint Venture. These additional rules and regulations will increase the Joint Venture’s legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Qualified McKesson Exit

Upon consummation of the Transactions, Change would acquire the interest in the Joint Venture that it did not own prior to such transaction. As a result, in periods following the Transactions, Change Healthcare LLC is expected to be wholly-owned by Change and Change will consolidate the financial position and results of Change Healthcare LLC in its financial statements.

Change expects to account for the Transactions as a business combination achieved in stages in accordance with the FASB Accounting Standards Codification Business Combinations Topic, resulting in a new basis of accounting. As a result, Change will be required to remeasure its investment in the Joint Venture to fair value as of the date that control is obtained and will recognize a gain or loss in its statement of operations for the difference in the carrying value and fair value of this investment. Further, Change expects to recognize the consideration transferred, as well as the acquired business’s identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is anticipated to be recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, would generally be recognized within earnings as of the acquisition date.

As a result of the accounting for these transactions and the anticipated change in basis of accounting, the consolidated results of Change in periods following the Transactions will not be comparable to the consolidated results of the Joint Venture in periods prior to the Transactions. See “Summary Unaudited Pro Forma Condensed Combined Financial Information of Change and SpinCo.”

The following are certain of the more significant changes resulting from the Qualified McKesson Exit that are expected to affect the comparability of financial results and operations:

•	Gain or loss upon remeasuring Change’s investment in the Joint Venture at its fair value.

•

Increased tangible and intangible assets resulting from adjusting the basis of tangible and intangible assets to their fair value which is expected to result in increased depreciation and amortization expense.

•

Potential increase or decrease in long-term debt as a result of adjustments to state the long-term debt at its fair value. Resulting differences in the historical carrying value and fair value of the long-term debt are expected to result in either additional discount or premium which, in turn, may materially increase or decrease future interest expense.

•

Decreased deferred revenue as a result of recognizing deferred revenue in the business combination only to the extent that contractual obligations remain to be fulfilled at that time. Decreases in deferred revenue are expected to result in decreased solutions revenue in the near term.

•

Income currently attributable to the Joint Venture and not subject to U.S. federal income taxes and most state and local income taxes will become subject to such taxes, resulting in an expected increase in Change’s effective tax rate compared with the historical effective tax rate of the Joint Venture.

On February 10, 2020, McKesson announced the commencement of an exchange offer relating to Change Common Stock. As part of the exchange offer, McKesson stockholders have the opportunity to exchange some or all of their shares of McKesson Common Stock for shares of SpinCo Common Stock. SpinCo will hold, directly or indirectly, all of McKesson’s interest in the Joint Venture. Upon completion of the Merger, the shares of SpinCo Common Stock will be immediately converted into an equal number of shares of Change Common Stock.

Key Components of the Joint Venture’s Results of Operations

Revenue

The Joint Venture generates most of its solutions revenue by using technology solutions to provide services to its customers that automate and simplify business and administrative functions for payers, providers and pharmacies and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

Certain of the Joint Venture’s revenue cycle management service, payment integrity, eligibility and enrollment, and revenue optimization service offerings provide for contingent fee arrangements where the amount of revenue the Joint Venture earns is contingent upon the resolution of the identified contingencies. In the case of the revenue cycle management services, the Joint Venture provides a variety of services to hospitals, medical practices and other healthcare providers, which may include medical coding, billing, collection and other services on behalf of its customers. Customers sign multi-year contracts to receive these services, and the fee received by the Joint Venture is generally based on a percentage of actual net collections by the customer. In the case of its payment integrity and revenue optimization services, the Joint Venture is entitled to a specified percentage of the savings the customer realizes as a result of the Joint Venture’s services. In the case of the eligibility and enrollment services, the Joint Venture receives a fee from a hospital provider based on its success in qualifying the hospital provider’s customer for one of various forms of third-party insurance or other coverage. Regardless of whether revenue cycle management services, payment integrity or eligibility and enrollment services are involved, the amount of revenue the Joint Venture earns is contingent upon the resolution of the identified contingencies. In the case of the revenue cycle management services, the contingency is resolved upon successful collection of an outstanding billing by the customer. In the case of the payment integrity services, the contingency is resolved when the customer agrees to the amount of the identified saving. In the case of the eligibility and enrollment and revenue optimization services, the contingency is resolved upon collection by the customer of amounts due from the third-party payer.

Cost of Operations

Cost of operations consists primarily of compensation expense related to personnel providing services to the Joint Venture’s customers and costs associated with the maintenance of the Joint Venture’s business operations. These costs primarily include materials, hardware costs, and costs for software maintenance. Cost of operations also includes royalties, rebates paid to channel partners (net of rebates to certain customers that offset revenue), data communication costs, facility rent expenses as well as amortization costs associated with capitalized software developed for sale.

Research and Development

Research and development costs consist primarily of personnel costs and professional service fees for outside service providers that are not otherwise capitalized as software.

Sales, Marketing, General and Administrative Expense

Sales, marketing, general and administrative expense consists primarily of personnel costs associated with the Joint Venture’s sales, account management and marketing functions, as well as management, administrative and other shared corporate services related to the operations of the Joint Venture’s reportable segments and overall business operations.

Customer Postage

Customer postage, which is generally billed as a pass-through cost to the Joint Venture’s customers, is the most significant cost incurred in the delivery of the Joint Venture’s communication and payment solutions. The Joint Venture’s postage costs and related revenue increase as its communication and payment solutions volumes increase and are also impacted when the United States Postal Service (“USPS”) changes postage rates. The USPS increased the cost of first-class postage by approximately 2% in January 2018 and by 10% in January 2019. Postage fees related to the Joint Venture’s payment and communication solutions volumes are recorded on a gross basis.

Depreciation and Amortization

Depreciation and amortization expense is related to depreciation of the Joint Venture’s property and equipment, acquired intangible assets, including technology assets, as well as the amortization of capitalized software developed for internal use.

Accretion and Changes in Estimate with Related Parties, Net

Accretion and changes in estimate with related parties, net reflects the accretion of the carrying value of the Joint Venture’s 2009-2011 Tax Receivable Agreements to the full amount of the expected payments using the interest method as well as the effects of periodic changes in estimate related to the 2009-2011 Tax Receivable

Agreements, the tax receivable agreement entered into with Blackstone and Hellman & Friedman in connection with the Joint Venture Transactions (the “2017 Tax Receivable Agreement”) and the tax receivable agreement entered into with affiliates of McKesson in connection with the Joint Venture Transactions (the “McKesson Tax Receivable Agreement”).

Non-Operating Income and Expense

Non-operating income and expense includes loss on extinguishment of debt, interest expense, interest income, transition service agreement fee income and other non-operating income and expenses.

Key Performance Measures

Management, including the Joint Venture’s chief operating decision maker, evaluates the financial performance of the Joint Venture’s businesses based on a variety of key indicators. These indicators include the non-GAAP measures Adjusted EBITDA and Adjusted Net Income and the GAAP measures revenue, cash provided by operating activities and cash paid for capital expenditures. For the nine months ended December 31, 2019 and 2018, and for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, these key indicators were as follows:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 7, 2016 (inception) to March 31, 2017
	(In millions)
Solutions revenue	$2,288.3	$2,264.7	$3,043.1	$3,024.4	$283.5
Reconciliation of net income (loss) to Adjusted EBITDA(1):
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)
Depreciation and amortization(2)	226.1	208.1	278.0	278.4	26.5
Amortization of software developed for sale	10.5	10.9	14.7	18.3	1.5

EBITDA	559.8	600.8	790.3	729.7	(74.2)
Adjustments to EBITDA:
Equity compensation(3)	24.9	16.4	20.1	24.7	0.7
Acquisition accounting adjustments(4)	1.4	3.2	3.5	2.6	0.1
Acquisition and divestiture-related costs(5)	2.6	11.5	13.1	1.8	—
Transactions-related costs(6)	—	—	—	4.6	43.3
Integration and related costs(7)	67.0	79.8	114.5	107.2	8.8
Management fees and related costs(8)	7.7	7.9	10.5	11.5	0.9
Implementation costs related to recently issued accounting standards(9)	—	7.2	8.3	26.6	1.6
Strategic initiatives, duplicative and transition costs(10)	14.3	19.0	27.3	12.3	0.9
Severance costs(11)	14.3	14.3	17.7	38.3	2.2
Accretion and changes in estimate with related parties, net(12)	10.3	13.3	19.3	(50.0)	(24.5)
Impairment of long-lived assets and other exit related costs(13)	(1.3)	3.7	4.2	0.8	48.7
Loss on extinguishment of debt(14)	19.4	—	—	—	70.1
Gain on Sale of the Extended Care Business(15)	—	(111.4)	(111.4)	—	—
Contingent consideration(16)	1.8	(0.9)	(0.8)	—	—
Other non-routine, net(17)	9.2	12.9	18.4	33.8	3.5

EBITDA Adjustments	171.6	77.0	144.7	214.2	156.3

Adjusted EBITDA(18)	$731.4	$677.8	$935.0	$943.8	$82.1

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 7, 2016 (inception) to March 31, 2017
	(In millions)
Reconciliation of net income (loss) to Adjusted Net Income(1):
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
EBITDA Adjustments(19)	171.6	77.0	144.7	214.2	156.3
Amortization resulting from acquisition method adjustments(20)	104.6	110.3	146.5	174.1	16.6
Tax Effects of EBITDA Adjustments and amortization expense(21)	(44.8)	(42.1)	(58.0)	(130.9)	(64.1)

Adjusted Net Income	$334.4	$284.1	$409.9	$449.7	$25.2

Other Metrics:
Cash provided by (used in) operating activities	$401.0	$248.8	$287.7	$324.8	$(40.7)

Capital expenditures(22)	$187.2	$190.3	$247.0	$166.6	$11.6

(1)

The Joint Venture defines Adjusted EBITDA as net income (loss) before net interest expense, income tax provision (benefit), depreciation and amortization, as adjusted to exclude the impact of certain items that are not reflective of its core operations. The Joint Venture defines Adjusted Net Income as net income (loss) before amortization expense, as adjusted to exclude the impact of certain items that are not reflective of its core operations, and the tax effects of the foregoing adjustments.

Management uses Adjusted EBITDA and Adjusted Net Income to facilitate comparison of the Joint Venture’s operating performance on a consistent basis from period to period that, when viewed in combination with the Joint Venture’s results according to GAAP, management believes provides a more complete understanding of the factors and trends affecting the Joint Venture’s business than GAAP measures alone. Management believes these non-GAAP measures assist the Joint Venture’s board of directors, management, lenders and investors in comparing the Joint Venture’s operating performance on a consistent basis because they remove, where applicable, the impact of the Joint Venture’s capital structure, asset base, acquisition accounting, and other items that are not reflective of its core operations. Additionally, management uses Adjusted EBITDA and Adjusted Net Income to evaluate the Joint Venture’s operational performance, as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs.

Despite the importance of these measures in analyzing the Joint Venture’s business, measuring and determining incentive compensation and evaluating the Joint Venture’s operating performance, as well as the use of Adjusted EBITDA and Adjusted Net Income measures by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. The Joint Venture does not use or present Adjusted EBITDA or Adjusted Net Income as a measure of liquidity or cash flow. Some of the limitations of these measures are:

•	they do not reflect the Joint Venture’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, the Joint Venture’s working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements to service interest or principal payments on the Joint Venture’s debt;

•	Adjusted EBITDA does not reflect income tax payments the Joint Venture is required to make;

•

although amortization is a non-cash charge, the assets being depreciated and amortized often will have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in the Joint Venture’s industry may calculate these measures differently, limiting their usefulness as comparative measures.

The most directly comparable GAAP measure to Adjusted EBITDA and Adjusted Net Income is net income. The table above provides a reconciliation from the Joint Venture’s net income (loss) to Adjusted EBITDA and Adjusted Net Income for the nine months ended December 31, 2019 and 2018 and for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. To properly and prudently evaluate its business, the Joint Venture encourages you to review the financial statements included elsewhere in this document, and not rely on a single financial measure to evaluate its business. The Joint Venture also strongly urges you to review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income set forth above.

(2)

Total depreciation and amortization includes $104.6 million and $110.3 million of amortization of identifiable intangible assets for the nine months ended December 31, 2019 and 2018, respectively, and $146.5 million, $174.1 million and $16.6 million of amortization of identifiable intangible assets for the years ended March 31, 2019 and 2018, and the period from June 17, 2016 (inception) to March 31, 2017, respectively, that arose from the application of acquisition method accounting following a business combination. Such amounts do not include amortization of software developed following business combinations.

(3)

Represents non-cash equity-based compensation of Change to employees and directors of the Joint Venture. The Joint Venture believes this adjustment allows it to compare operating performance without regard to the impact of equity-based compensation expense, which varies from period to period based on the timing of grants and value of the options.

(4)

Represents adjustments that arose from acquisition method accounting following a business combination. These adjustments principally relate to the revaluation of deferred revenue to fair value and the subsequent reduction to recognized revenue. As the related revenue stream is an ongoing component of the Joint Venture’s business, the Joint Venture believes it is appropriate to consider these items in earnings in the period in which they would have been recognized absent the application of acquisition method accounting.

(5)	Represents acquisition, divestiture and related costs charged to operations.
(6)	Represents costs associated with the Joint Venture Transactions following the close of the Joint Venture Transactions and unrelated to integration efforts.
(7)

Represents incremental costs incurred in connection with the integration of Legacy CHC and Core MTS. Such costs include professional fees for consultants engaged in project management, process design, human resource policy harmonization and other integration costs.

(8)

Represents management and advisory fees paid to McKesson and the Sponsors pursuant to a management services agreement. See “Other Agreements and Other Related Party Transactions—Management Services Agreement.”

(9)	Represents external costs related to upcoming changes in accounting standards regarding the recognition of revenue and leases.
(10)

Represents adjustments for advisory and consulting fees incurred in connection with strategic initiatives and significant operations efficiency measures, including the rebranding of the Joint Venture and other costs.

(11)	Represents severance costs that primarily relate to operational efficiency measures.
(12)

Represents accretion of certain of the Joint Venture’s tax receivable agreement obligations from their initial fair value to the total expected payments due under such agreements as well as changes in estimate related to other tax receivable agreements. Because the amortized costs of these agreements are directly attributable to the Sponsors and their affiliates, the Joint Venture does not believe they represent a routine ongoing cost of operations of a typical business.

(13)	Represents impairment charges generally incurred in connection with the retirement of products or the abandonment of property and equipment, product development initiatives, or executory contracts.
(14)	Represents the loss on extinguishment of debt that resulted from the Joint Venture Transactions.
(15)	Represents the gain recognized from the sale of the extended care solutions business, which the Joint Venture divested in July 2018.
(16)	Represents contingent consideration adjustments related to business combinations.
(17)

Represents other non-routine adjustments that management believes are not indicative of the Joint Venture’s ongoing operations. The following table shows a breakout of the components of Other non-routine, net:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Other Adjustments to EBITDA:
Impairment of contract acquisition costs	$—	$—	$—	$5.2	$—
Non-routine litigation related expenses	3.1	7.6	12.1	19.5	—
Other(a)	6.1	5.3	6.3	9.1	3.5

Total Other non-routine, net:	$9.2	$12.9	$18.4	$33.8	$3.5

(a)	Represents other miscellaneous adjustments to exclude the impact of non-routine and other items not reflective of the Joint Venture’s core operations.
(18)

Includes approximately $1.1 million, $15.7 million, $3.9 million and $1.1 million of Adjusted EBITDA for the extended care solutions business, which the Joint Venture divested in July 2018 during the years ended March 31, 2019 and 2018, the period from June 17, 2016 (inception) to March 31, 2017, and for the nine months ended December 31, 2018, respectively.

(19)	See the reconciliation of net income (loss) to Adjusted EBITDA above for additional information about these EBITDA adjustments.
(20)

Represents amortization of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination. Such amounts exclude amortization of software developed following such business combinations. By excluding the impact of the increase in amortization expense due to fair value adjustments made as part of the acquisition accounting for such intangible assets, the Joint Venture believes that this adjustment and Adjusted Net Income, when considered together with its results of operations presented in accordance with GAAP, provide meaningful information about the performance of its core operations, foster comparability of the Joint Venture’s results and facilitate comparison of the Joint Venture’s results with other companies in its industry. Despite the importance of the Adjusted Net Income measure, including this adjustment, in analyzing the Joint Venture’s business, it has limitations as an analytical tool, and you should not consider it in isolation, or as substitute for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. While amortization is a non-cash charge, the assets being amortized often will have to be replaced in the future and this adjustment does not reflect any cash requirements for such replacements of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination.

(21)

Represents the increase in the income tax provision resulting from the Adjustments to EBITDA and Amortization resulting from acquisition method adjustments, taking into consideration the nature, affected consolidated subsidiary and relevant tax jurisdictions, incremental to the income tax provision (benefit) computed in accordance with GAAP. Please see “Qualified McKesson Exit” for information on how income taxes would be affected following the Transactions.

(22)

Includes capital expenditures on an incurred basis related to integration activities as well as other operating activities and excludes non-cash activity. Integration capital expenditures include the purchase and development of financial, payroll and human resource systems and telephony related software and hardware. Non-cash activity represents the change in beginning and ending expenditures included in accounts payable and accrued expense in each respective period. The following table shows a breakout of the components of capital expenditures:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Capital expenditures:
Integration capital expenditures	$15.7	$68.3	$83.8	$17.8	$—
Other operating capital expenditures	157.7	113.9	181.2	163.7	11.2
Non-cash activity	13.8	8.1	(18.0)	(14.9)	0.4

Total	$187.2	$190.3	$247.0	$166.6	$11.6

Results of Operations

The Joint Venture adopted the new revenue recognition accounting standard Accounting Standards Codification (“ASC”) 606 effective April 1, 2019 on a modified retrospective basis. Its results of operations as presented within the following discussion and analysis includes financial results for reporting periods during fiscal 2020, which are disclosed in compliance with the new revenue recognition standard. Historical financial results for reporting periods prior to fiscal 2020 have not been retroactively restated and are presented in conformity with amounts previously disclosed under the prior revenue recognition standard ASC 605.

The following table summarizes the Joint Venture’s consolidated results of operations for the nine months ended December 31, 2019 and 2018, and for the years ended March 31, 2019 and 2018, respectively:

	Nine Months Ended December 31,				Year Ended March 31,
(in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenue
Solutions revenue	$2,288.3	$2,264.7	$23.6	1.0	$3,043.1	$3,024.4	$18.7	0.6
Postage revenue	171.3	180.7	(9.4)	(5.2)	238.6	274.4	(35.8)	(13.0)
Total revenue	2,459.6	2,445.4	14.2	0.6	3,281.7	3,298.8	(17.1)	(0.5)
Operating expenses
Costs of operations (exclusive of depreciation and amortization below)	$998.9	$1,007.3	$(8.4)	(0.8)	$1,354.7	$1,407.9	$(53.2)	(3.8)
Research and development	151.8	159.6	(7.8)	(4.9)	202.2	221.7	(19.5)	(8.8)
Sales, marketing, general and administrative	567.6	620.6	(53.0)	(8.5)	821.1	749.9	71.2	9.5
Customer postage	171.3	180.7	(9.4)	(5.2)	238.6	274.4	(35.8)	(13.0)
Depreciation and amortization	226.1	208.1	18.0	8.6	278.0	278.4	(0.4)	(0.1)
Accretion and changes in estimate with related parties, net	10.3	13.3	(3.0)	(22.2)	19.3	(50.0)	69.3	(138.6)
Gain on sale of the Extended Care Business	—	(111.4)	(111.4)	100.0	(111.4)	—	(111.4)	—
Impairment of long-lived assets and related costs	—	—	—	—	0.7	0.8	(0.1)	(12.5)

Total operating expenses	$2,126.0	$2,078.2	$47.8	2.3	$2,803.2	$2,883.1	$(79.9)	(2.8)
Operating income	333.6	367.2	(33.6)	(9.2)	478.5	415.7	62.8	15.1
Non-operating (income) and expense
Interest expense	219.7	241.8	(22.1)	(9.2)	325.4	292.5	32.9	11.2
Loss on extinguishment of debt	19.4	—	19.4	100.0	—	—	—	—
Contingent consideration	1.8	(0.9)	2.7	301.0	(0.8)	—	(0.8)	—
Other, net	(10.9)	(13.8)	2.9	20.9	(18.3)	(17.2)	(1.1)	6.4

Non-operating (income) and expense	230.0	227.2	2.8	1.2	306.3	275.3	31.0	11.3

Income (loss) before income tax provision (benefit)	103.6	140.0	(36.4)	(26.0)	172.2	140.4	31.8	22.6
Income tax provision (benefit)	0.6	1.0	(0.5)	(43.9)	(4.5)	(51.9)	47.4	(91.3)

Net income (loss)	$103.0	$139.0	$(36.0)	(25.9)	$176.7	$192.3	$(15.6)	(8.1)

As a result of displaying amounts in millions, rounding differences may exist in the table above.

The following table summarizes additional information regarding the impacts from the adoption of the new revenue recognition standard for the nine months ended December 31, 2019 and included financial results during fiscal 2020 under ASC 605 for comparison to the prior year:

	Nine Months Ended December 31,
	2019			2018	$	%
(in millions)	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	2018	Change	Change
Revenue
Solutions revenue	$2,288.3	$(7.6)	$2,280.7	$2,264.7	$16.0	0.7%
Postage revenue	171.3	—	171.3	180.7	(9.4)	(5.2)

Total revenue	2,459.6	(7.6)	2,452.0	2,445.4	6.6	0.3
Operating expenses
Cost of operations (exclusive of depreciation and amortization below)	998.9	3.0	1,002.0	1,007.3	(5.3)	(0.5)
Research and development	151.8	—	151.8	159.6	(7.8)	(4.9)
Sales, marketing, general and administrative	567.6	14.8	582.4	620.6	(38.2)	(6.2)
Customer postage	171.3	—	171.3	180.7	(9.4)	(5.2)
Depreciation and amortization	226.1	—	226.1	208.1	18.0	8.6
Accretion and changes in estimate with related parties, net	10.3	—	10.3	13.3	(3.0)	(22.2)
Gain on Sale of Business	—	—	—	(111.4)	111.4	100.0

Total operating expenses	2,126.0	17.9	2,143.9	2,078.2	65.7	3.2

Operating income	333.6	(25.5)	308.1	367.2	(59.1)	(16.1)
Non-operating (income) and expense
Interest expense, net	219.7	—	219.7	241.8	(22.1)	(9.2)
Loss on extinguishment of debt	19.4	—	19.4	—	19.4	100.0
Contingent consideration	1.8	—	1.8	(0.9)	2.7	301.0
Other, net	(10.9)	—	(10.9)	(13.8)	2.9	20.9

Non-operating (income) and expense	230.0	—	230.0	227.2	2.8	1.2

Income (loss) before income tax provision (benefit)	103.6	(25.5)	78.1	140.0	(61.9)	(44.2)
Income tax provision (benefit)	0.6	(2.4)	(1.8)	1.0	(2.8)	(268.2)

Net income (loss)	$103.0	$(23.1)	$79.9	$139.0	$(59.1)	(42.5)%

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Nine Months Ended December 31, 2019 (ASC 605 Basis) Compared to the Nine Months Ended December 31, 2018

Solutions Revenue

Solutions revenue increased by $16.0 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Factors affecting the Joint Venture’s solutions revenue are described in the various segment discussions below.

Expenses

Costs of Operations (Exclusive of Depreciation and Amortization)

Costs of operations (exclusive of depreciation and amortization) decreased $5.3 million for the nine months ended December 31, 2019, compared with the same period in the prior year. The decrease in the Joint Venture’s costs of operations is primarily attributable to cost synergies associated with network efficiencies and reduction or elimination of duplicative roles.

Research and Development

Research and development expenses decreased $7.8 million for the nine months ended December 31, 2019, compared with the same period in the prior year. The reduction in research and development expense reflects continued synergies associated with reduction or elimination of duplicative roles.

Sales, Marketing, General and Administrative Expense

Sales, marketing, general and administrative expenses decreased $38.2 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Sales, marketing, general and administrative expense for each of the nine months ended December 31, 2019 and 2018 reflects significant integration related costs, including professional and consulting fees related to rationalizations of information technology, business process re-engineering, implementation of human resource and finance information technology systems, severance and other costs. The amount of such costs, however, decreased by $12.8 million in the nine months ended December 31, 2019 as compared to the same period in the prior year.

Customer Postage

Customer postage decreased $9.4 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Customer postage is affected by the declines in print volumes within communication and payment solutions, which were partially offset by the effect of a USPS postage rate increase in January 2019 (e.g. an increase in first-class postage of 10%). Because customer postage is a pass-through cost to the Joint Venture’s customers, however, changes in volume of customer postage generally have no effect on operating income.

Depreciation and Amortization

Depreciation and amortization increased $18.0 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Depreciation and amortization were generally affected by routine amortization of tangible and intangible assets existing at March 31, 2019 as well as the routine amortization and depreciation of additions to property, equipment, and software since that date.

Accretion and changes in estimate with related parties, net

Accretion and changes in estimate with related parties, net decreased $3.0 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Accretion is routinely affected by changes in the expected timing or amount of cash flows which may result from various factors, including changes in tax rates and McKesson’s discretionary allocation of deductions under the terms of the Letter Agreement.

Interest expense

Interest expense decreased $22.1 million for the nine months ended December 31, 2019, compared with the same period in the prior year. This decrease is primarily attributable to the repayment of approximately $805.0 million of variable interest rate debt in July 2019 from the proceeds of the initial public offering as well as additional repayments totaling $235.0 million subsequent to the initial public offering. The Joint Venture has interest rate cap agreements in place to limit its exposure to rising interest rates, and such agreements together with the Joint Venture’s fixed rate notes effectively fixed interest rates for approximately 60% of the Joint Venture’s total indebtedness at December 31, 2019.

Loss on Extinguishment of Debt

Loss on extinguishment of debt for the nine months ended December 31, 2019 of $19.4 million includes a loss of $18.3 million related to the unamortized discounts and debt issuance costs associated with repayments on the Term Loan Facility, as well as a loss of $1.1 million due to the deemed extinguishment associated with the amendment of the Revolving Credit Facility.

Contingent consideration

Contingent consideration reflects changes in the fair value of the Joint Venture’s earnout obligation to the former owners of an acquired business. Such amounts may increase or decrease in the future based on changes in the expected amount, timing, and probability of making such payments in the future.

Other, net

Other, net primarily represents income the Joint Venture receives from McKesson and eRx Network related to transitional and other services that we provide them following the closing of the Joint Venture Transactions in March 2017.

Income Tax Provision (Benefit)

The income tax benefit was $1.8 million (effective tax rate of -2.3%) for the nine months ended December 31, 2019 as compared to an income tax provision of $1.0 million (effective tax rate of 0.7%) for the nine months ended December 31, 2018. The Joint Venture’s income taxes and related effective tax rate are routinely affected by it and its subsidiaries’ legal organization. Certain of the Joint Venture’s subsidiaries are organized as limited liability corporations and report income that is allocated to the Members, who are subject to income taxes in respect of such allocation. Other subsidiaries are organized as corporations, for which the tax effects are directly reflected in the Joint Venture’s financial statements.

Solutions Revenue and Adjusted EBITDA

	Nine Months Ended December 31,
(in millions)	As Reported	2019 Impacts from Adoption	Without Adoption (ASC 605)	2018 As Reported (ASC 605)	$ Change	% Change
Solutions revenue(1)
Software and Analytics	$1,194.1	(9.9)	1,184.2	$1,159.9	$24.3	2.1%
Network Solutions	$436.6	—	436.6	$416.4	$20.2	4.8%
Technology-Enabled Services	$736.2	2.4	738.6	$761.4	$(22.8)	(3.0)%
Adjusted EBITDA
Software and Analytics	$490.3	(22.9)	467.4	$432.9	$34.5	8.0%
Network Solutions	$264.2	(1.4)	262.8	$253.9	$8.9	3.5%
Technology-Enabled Services	$128.0	(0.3)	127.7	$133.3	$(5.6)	(4.2)%

(1)	Includes inter-segment

As a result of displaying amounts in millions, rounding differences may exist in the tables above.

Software and Analytics

Software and Analytics revenue increased $24.3 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Software and Analytics revenue reflects core revenue growth which was partially offset by ongoing efforts to rationalize the connected analytics solution and the effect on revenue of the sale of the Joint Venture’s extended care business in July 2018. Specifically, the Joint Venture recognized revenue of $0.0 million and $9.2 million in the nine months ended December 31, 2019 and 2018 related to the extended care business.

Software and Analytics Adjusted EBITDA increased $34.5 million for the nine months ended December 31, 2019, compared to the same period in the prior year. This increase in Adjusted EBITDA was attributable to revenue growth, operational synergies, and cost initiatives related to the connected analytics solution. This increase was partially offset by a $1.1 million decrease in Adjusted EBITDA that resulted from the divestiture of the extended care business.

Network Solutions

Network Solutions revenue increased $20.2 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Network Solutions revenue reflects growth from the implementation of new customers in the business to business payments solution, new contracts in data solutions, payments, and dental, and stronger medical network volumes.

Network Solutions Adjusted EBITDA increased $8.9 million for the nine months ended December 31, 2019, compared to the same period in the prior year. This increase in Adjusted EBITDA was attributable to revenue growth, partially offset by investments to support the Joint Venture’s data solutions new market expansion efforts and integration of network capabilities.

Technology-Enabled Services

Technology-Enabled Services revenue decreased $22.8 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Technology-Enabled Services revenue reflects new sales and same store organic growth of $69.1 million which was more than offset by $92.9 million of customer attrition (including the Joint Venture’s decision to exit certain contracts). Customer attrition reflects the full current period impact of attrition that occurred throughout Fiscal 2019 in the Joint Venture’s physician revenue cycle management and communication and payment services solutions, driven by industry consolidation. While the Joint Venture expects that such consolidation will continue in the future, as part of its strategy, the Joint Venture is repositioning certain of its solutions to better address end market dynamics, enhance efficiency and to improve the long-term growth potential of these solutions.

Technology-Enabled Services Adjusted EBITDA decreased $5.6 million for the nine months ended December 31, 2019, compared to the same period in the prior year. Technology-Enabled Services Adjusted EBITDA reflects the decrease in revenue and increased costs associated with repositioning certain of the Joint Venture’s physician revenue cycle management and communication and payment solutions which was partially offset by cost savings from the Joint Venture’s post-contribution cost synergy initiatives.

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

Solutions Revenue

Solutions revenue increased $18.7 million for the year ended March 31, 2019, compared with the same period in the prior year. Factors affecting the Joint Venture’s solutions revenue are described in the various segment discussions below.

Expenses

Costs of Operations

Costs of operations decreased $53.2 million for the year ended March 31, 2019, compared with the same period in the prior year. The decrease in the Joint Venture’s costs of operations is primarily attributable to cost synergies associated with network efficiencies and reduction or elimination of duplicative roles, among other factors. This decrease was partially offset by $5.1 million of incremental costs from recent acquisition and divesture activity.

Research and Development

Research and development expenses decreased $19.5 million for the year ended March 31, 2019, compared with the same period in the prior year. As with cost of operations, the reduction in research and development expense reflects continued synergies associated with reduction or elimination of duplicative roles. In addition, the decrease reflects the absence, in the current period, of $4.0 million of net research and development expenses associated with recent acquisition and divesture activity.

Selling, General and Administrative Expense

Selling, general and administrative expenses increased $71.2 million for the year ended March 31, 2019, compared with the same period in the prior year. Selling, general and administrative expense for the year ended March 31, 2019 reflects significant integration related costs, including professional and consulting fees related to rationalizations of information technology, business process re-engineering, implementation of human resource and finance information technology systems, severance and other costs. The growth in such costs in the year ended March 31, 2019, however, reflects the greater maturity of the integration efforts compared to the year ended March 31, 2018 when such efforts had recently commenced.

Customer Postage

Customer postage decreased $35.8 million for the year ended March 31, 2019, compared with the same period in the prior year. Customer postage is affected by the declines in the communication and payment solutions, which were partially offset by the effect of a USPS postage rate increases in January 2018 and January 2019 (e.g. increase in first-class postage rate of 2% and 10%, respectively). Because customer postage is a pass-through cost to the Joint Venture’s customers, however, changes in volume of customer postage generally have no effect on operating income.

Depreciation and Amortization

Depreciation and amortization decreased $0.4 million for the year ended March 31, 2019, compared with the same period in the prior year. Depreciation and amortization was generally affected by routine amortization of tangible and intangible assets existing at March 31, 2018 as well as the routine amortization and depreciation of additions to property, equipment, and software since that date.

Accretion and changes in estimate with related parties, net

Accretion and changes in estimate with related parties, net increased $69.3 million for the year ended March 31, 2019, compared with the same period in the prior year. Accretion is routinely affected by changes in the expected timing or amount of cash flows which may result from various factors, including changes in tax rates. Accretion for the year ended March 31, 2018, however, was discretely affected by the one-time effect ($70.6 million) of lowered income tax rates associated with the Tax Legislation.

Interest expense

Interest expense increased $32.9 million for the year ended March 31, 2019, compared with the same period in the prior year. This increase is primarily attributable to the current rising interest rate environment. While the Joint Venture has interest rate cap agreements in place to limit its exposure to such rising interest rates, such agreements together with its fixed rate notes, effectively fix interest rates for approximately 49% of the Joint Venture’s total indebtedness at March 31, 2019.

Contingent consideration

Contingent consideration reflects changes in the fair value of the Joint Venture’s earnout obligation to the former owners of NDSC. Such amounts may increase or decrease in the future based on changes in the expected amount, timing, and probability of making such payments in the future.

Other, net

Other, net primarily represents income the Joint Venture receives from McKesson and eRx Network related to transitional and other services that it provides them following the closing of the Joint Venture Transactions in March 2017.

Income Tax Provision (Benefit)

The income tax benefit was $4.5 million (effective tax rate of (2.6)%) for the year ended March 31, 2019 as compared to an income tax benefit of $51.9 million (effective tax rate of (36.9)%) for the year ended March 31, 2018. The Joint Venture’s income taxes and related effective tax rate are routinely affected by the Joint Venture’s and its subsidiaries’ legal organization. Certain of the Joint Venture’s subsidiaries are organized as limited liability corporations and report income that is allocated to the Members who are subject to income taxes in respect of such allocation. Other subsidiaries are organized as corporations, for which the tax effects are directly reflected in the Joint Venture’s financial statements. Refer to “—Factors Affecting the Joint Venture’s Financial Condition and Results of Operations—Income Taxes” for additional information about changes in the Joint Venture’s income taxes.

In addition to these routine factors, however, income taxes for the year ended March 31, 2018 were affected by the Tax Legislation, which was enacted in December 2017, and lowered the federal corporate tax rate from 35% to 21%. In addition to the ongoing effects of lowered rates in periods subsequent to its enactment, the Joint Venture recognized a one-time tax benefit of $33.0 million during the year ended March 31, 2018 which was primarily related to revaluing deferred tax balances at the lower enacted tax rate.

Solutions Revenue and Adjusted EBITDA

	Year Ended March 31,
(in millions)	2019	2018	$ Change	% Change
Solutions revenue(1)
Software and Analytics	$1,579.0	$1,576.1	$2.9	0.2%
Network Solutions	$556.5	$520.9	$35.6	6.8%
Technology-enabled Services	$1,005.4	$1,028.0	$(22.6)	(2.2)%
Adjusted EBITDA
Software and Analytics	$610.3	$591.8	$18.5	3.1%
Network Solutions	$337.4	$309.0	$28.4	9.2%
Technology-enabled Services	$176.0	$200.5	$(24.5)	(12.2)%

(1)	Includes inter-segment revenue.

As a result of displaying amounts in millions, rounding differences may exist in the tables above.

Software and Analytics

Software and Analytics revenue increased $2.9 million for the year ended March 31, 2019, compared with the same period in the prior year. This increase in revenue reflects approximately $57 million of new sales, volume growth and increased revenue related to the acquisition of NDSC in January 2018. The increase in revenue was partially offset by a decrease in revenue of $37.1 million related to the sale of the Joint Venture’s extended care business in July 2018 and a decrease in revenue of $20 million associated with portfolio rationalization in our connected analytics solutions and customer attrition. The Joint Venture refers to its solutions that help providers, payers and pharmacies to better use their health IT data to improve efficiency and effectively manage their complex workflows as connected analytics.

Software and Analytics Adjusted EBITDA increased $18.5 million for the year ended March 31, 2019, compared to the same period in the prior year. This increase in Adjusted EBITDA was attributable to $22.5 million of new sales and volume growth, the acquisition of NDSC and productivity improvements resulting from portfolio rationalization in the Joint Venture’s connected analytics solutions. This increase was partially offset by a $14.6 million decrease in Adjusted EBITDA that resulted from the divestiture of the extended care business.

Network Solutions

Network Solutions revenue increased $35.6 million for the year ended March 31, 2019, compared with the same period in the prior year. Network solutions revenue for the year ended March 31, 2019 primarily reflects increased revenue of $15 million attributable to the implementation of new customers among the business to business payments solutions, MedRx and medical network solutions and increased revenues of $18 million resulting from the expiration of a data solutions contract in the prior year which previously limited the Joint Venture’s ability to directly sell its data solutions services to customers.

Network Solutions Adjusted EBITDA increased by $28.4 million for the year ended March 31, 2019, compared to the same period in the prior year. As described above, Network Solutions revenue was positively affected by the implementation of new customers among the business to business payments, MedRx, and medical network solutions and increased revenues resulting from the expiration of a data solutions contract in the prior year which previously limited the Joint Venture’s ability to directly sell its data solutions services to customers. Adjusted EBITDA similarly increased as a result of these factors as well as cost savings associated with more efficient routing of the Joint Venture’s transaction volumes.

Technology-enabled Services

Technology-enabled Services revenue decreased $22.6 million for the year ended March 31, 2019, compared with the same period in the prior year. Technology-enabled Services revenue for the year ended March 31, 2019 reflects new sales and organic growth of approximately $50 million, which was more than offset by approximately $70 million of customer attrition (including the Joint Venture’s decision to exit certain contracts). Customer attrition for the year ended March 31, 2019 reflects the full current period impact of customer attrition that occurred throughout Fiscal 2018 in the Joint Venture’s physician revenue cycle management and communication and payment services solutions, driven by industry consolidation and aggregation, resulting in a higher customer base for those businesses in the prior year period. While the Joint Venture expects that such consolidation and aggregation will continue in the future, as part of its strategy, the Joint Venture is repositioning certain of its solutions to better address end market dynamics, enhance efficiency and to improve the long-term growth potential of these solutions. Additionally, Technology-enabled Services revenue for the year ended March 31, 2018 reflects the one-time write-off of contract acquisition costs of $5.2 million following the early termination of a customer contract.

Technology-enabled Services Adjusted EBITDA decreased $24.5 million for the year ended March 31, 2019, compared to the same period in the prior year. Technology-enabled Services Adjusted EBITDA for the year ended March 31, 2019 reflects the decrease in Technology-enabled Services revenue and increased costs associated with repositioning certain of the Joint Venture’s physician revenue cycle management and communication and payment solutions, which were partially offset by cost savings from the Joint Venture’s post-contribution cost synergy initiatives.

Significant Changes in Assets and Liabilities

Within the Joint Venture’s network solutions business, the Joint Venture regularly receives funds from certain pharmaceutical industry participants in advance of its obligation to remit these funds to participating retail pharmacies. Such funds are not restricted; however, these funds are generally paid out in satisfaction of the processing obligations within three business days of their receipt. At the time of receipt, the Joint Venture records a corresponding liability within accrued expenses on its consolidated balance sheets. At December 31, 2019, the Joint Venture reported $9.3 million of such pass-through payment obligations which were subsequently paid in the first week of January 2020. At March 31, 2019, the Joint Venture reported $7.4 million of such pass-through payment obligations which were subsequently paid in the first week of April 2019. At March 31, 2018, the Joint Venture reported $4.5 million of such pass-through payment obligations.

Further, in July 2018, certain of the Joint Venture’s affiliates sold all of the membership interests of the Joint Venture’s extended care business, (a component of the software and analytics reportable segment) for net cash proceeds of $159.9 million, subject to certain post-closing adjustments including for working capital. A portion of the proceeds from this disposal transaction were used to voluntarily prepay two years of annual debt principal amortization ($102.0 million) under the Joint Venture’s Term Loan Facility.

Year Ended March 31, 2018 Compared to Period from June 17, 2016 (inception) to March 31, 2017

The following table summarizes the Joint Venture’s consolidated results of operations for the year ended March 31, 2018 and for the period from June 17, 2016 (inception) to March 31, 2017, respectively:

(in millions)	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017	$ Change	% Change
Revenue
Solutions revenue	$3,024.4	$283.5	$2,740.9	966.8
Postage revenue	274.4	26.1	248.3	951.3

Total revenue	3,298.8	309.6	2,989.2	965.5
Operating expenses
Costs of operations (exclusive of depreciation and amortization below)	1,407.9	133.7	1,274.2	953.0
Research and development	221.7	22.6	199.1	881.0
Sales, marketing, general and administrative	749.9	109.9	640.0	582.3
Customer postage	274.4	26.1	248.3	951.3
Depreciation and amortization	278.4	26.5	251.9	950.6
Accretion and changes in estimate with related parties, net	(50.0)	(24.5)	(25.5)	104.1
Impairment of long-lived assets and other exit related costs	0.8	48.7	(47.9)	(98.4)

Total operating expenses	2,883.1	343.0	2,540.1	740.6
Operating income	415.7	(33.4)	449.1	1,344.6
Non-operating (income) and expense
Interest expense	292.5	22.4	270.1	1,205.8
Loss on extinguishment of debt	—	70.1	(70.1)	(100.0)
Other, net	(17.2)	(1.3)	(15.9)	1,223.1

Non-operating (income) and expense	275.3	91.2	184.1	201.9
Income (loss) before income tax provision (benefit)	140.4	(124.6)	265.0	212.7
Income tax provision (benefit)	(51.9)	(41.0)	(10.9)	26.6

Net income (loss)	$192.3	(83.6)	275.9	330.0

As discussed in the accompanying notes to the condensed consolidated financial statements appearing elsewhere in this document, no substantive assets or operations were contributed to the Joint Venture until March 2017. As a result, no comparative financial information is available for any periods prior to March 2017.

Solutions Revenue

Factors affecting the Joint Venture’s solutions revenue are described in the various segment discussions below.

Expenses

Costs of Operations

Costs of operations were $1,407.9 million and $133.7 million, or 46.6% and 47.2% of solutions revenue for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Cost of operations for the twelve months ended March 31, 2018 reflect severance costs associated with a May 2017 reduction in force. Cost of operations for the period from June 17, 2016 (inception) to March 31, 2017 reflects one month of routine operations.

Research and Development

Research and development expenses were $221.7 million and $22.6 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Research and development expense for the twelve months ended March 31, 2018 reflects the absence of approximately $4.2 million of software maintenance costs associated with a software license that was abandoned in March 2017. Additionally, as with cost of operations, research and development expenses for the twelve months ended March 31, 2018 reflect severance costs associated with a May 2017 reduction in force, the benefit of which was reflected in the financial statements for the remainder of the twelve months ended March 31, 2018.

Selling, General and Administrative Expense

Selling, general and administrative expenses were $749.9 million and $109.9 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Selling, general and administrative expense for the twelve months ended March 31, 2018 reflect significant integration related costs, including professional and consulting fees related to rationalizations of information technology, business process re-engineering, implementation of human resource and finance information technology systems, severance and other costs. In addition to these integration related costs, the Joint Venture is incurring significant costs ($26.6 million for the twelve months ended March 31, 2018) related to efforts to design, plan for and implement new business processes associated with the upcoming adoption of ASU 2014-09, which it has adopted effective April 1, 2019. Selling, general and administrative expenses for the period from June 17, 2016 (inception) to March 31, 2017 were affected by non-recurring costs related to the Joint Venture Transactions.

Customer Postage

Customer postage was $274.4 million and $26.1 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Customer postage is affected by the changes in volume in the communication and payment solutions. Because customer postage is a pass-through cost to the Joint Venture’s customers, however, changes in volume of customer postage generally have no effect on operating income.

Depreciation and Amortization

Depreciation and amortization was $278.4 million and $26.5 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Depreciation and amortization for the twelve months ended March 31, 2018 was generally affected by the effect of the NDSC acquisition, the routine amortization of tangible and intangible assets existing at March 31, 2017, as well as the routine amortization and depreciation of additions to property, equipment, and software since that date, partially offset by the effect of certain intangible assets becoming fully amortized during the period. Depreciation and amortization for the period from June 17, 2016 (inception) to March 31, 2017 reflects only routine depreciation and amortization.

Accretion and changes in estimate, net

Accretion and changes in estimate, net was a benefit of $50.0 million and $24.5 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Accretion is routinely affected by changes in the expected timing or amount of cash flows which may result from various factors, including changes in tax rates.

Accretion and changes in estimate, net for the twelve months ended March 31, 2018 was affected by the Tax Legislation, the finalization of the valuation of the 2017 Tax Receivable Agreement and other matters. As a result of the Tax Legislation, the federal corporate income tax rate was reduced effective January 1, 2018. Because amounts due under the tax receivable agreements fluctuate with such changes in tax rates, among other factors, the decrease in the federal corporate income tax rate resulted in a corresponding decrease in the tax receivable agreements obligations. As a result, the Joint Venture recognized a change in estimate (increase to operating income) of $88.8 million as a result of this change in the federal corporate income tax rate.

With respect to the finalization of the valuation of the 2017 Tax Receivable Agreement and other matters, the Joint Venture recognized a change in estimate (decrease to operating income) of $19.9 million during the twelve months ended March 31, 2018.

Accretion and changes in estimate, net for the period from June 17, 2016 (inception) to March 31, 2017 was affected by the covered change in control provisions of the 2009-2011 Tax Receivable Agreements that were triggered by the Joint Venture Transactions. As a result of this covered change of control, payments the Joint Venture makes under the 2009-2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used on a pro rata basis from the date of the Joint Venture Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. As a result of the change in assumed valuation assumptions, the Joint Venture recognized a change in estimate (decrease to the pretax loss) of $26.5 million for the period from June 17, 2016 (inception) to March 31, 2017.

Interest expense

Interest expense was $292.5 million and $22.4 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Interest expense for the twelve months ended March 31, 2018 was primarily impacted by changes in LIBOR.

Other, net

Other, net primarily represents income the Joint Venture receives from McKesson and eRx Network related to transitional and other services that it provides them following the closing of the Joint Venture Transactions in March 2017.

Loss on extinguishment of debt

The loss on extinguishment of debt resulted from the refinancing of prior debt in connection with the Joint Venture Transactions.

Income Tax Provision (Benefit)

The income tax benefit was $51.9 million and $41.0 million (which resulted in effective income tax rates of (36.9)% and 32.9% for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The Joint Venture’s income taxes and related effective tax rate are routinely affected by the Joint Venture’s and its subsidiaries’ legal organization. Certain of the Joint Venture’s subsidiaries are organized as limited liability corporations and report income that is allocated to the Members who are subject to income taxes in respect of such allocation. Other subsidiaries are organized as corporations and report losses for which the tax effects are directly reflected in the Joint Venture’s financial statements.

In addition to these routine factors, however, income taxes for the twelve months ended March 31, 2018 were affected by the Tax Legislation, which was primarily associated with the re-measurement of deferred tax balances using the recently enacted tax rates. Income taxes for the twelve months ended March 31, 2018 were further affected by the finalization of a valuation of the 2017 Tax Receivable Agreement, changes in state apportionment and the release of state valuation allowances following implementation of certain tax planning strategies.

Solutions Revenue and Adjusted EBITDA

(in millions)	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017	$ Change	% Change
Solutions revenue
Software and Analytics	$1,576.1	$151.2	$1,424.9	942.4%
Network Solutions	$520.9	$47.3	$473.6	1,001.3%
Technology-enabled Services	$1,028.0	$93.8	$934.2	995.9%
Adjusted EBITDA
Software and Analytics	$591.8	$49.2	$542.6	1,102.8%
Network Solutions	$309.0	$25.0	$284.0	1,136.0%
Technology-enabled Services	$200.5	$18.3	$182.2	995.6%

Software and Analytics

Software and Analytics revenue for the twelve months ended March 31, 2018 was driven by strong volumes among the network and financial management, chart retrieval and clinical review and member engagement solutions, partially offset by lengthened sales cycles in the imaging, workflow and care solutions business as customers awaited further clarity regarding reimbursement models under the Patient Protection and Affordable Care Act (“ACA”). Other solutions in this portfolio remained relatively stable.

Software and Analytics Adjusted EBITDA reflects a combination of the impact of financial management solutions and organic revenue growth across other solutions as well as the impact of cost reduction initiatives.

Network Solutions

Network Solutions revenue for the twelve months ended March 31, 2018 reflects a shift from one-time perpetual analytics software to SaaS-based solutions and the sunset of certain products. These revenue challenges were partially offset by new sales and implementations among the data solutions business which were facilitated by the expiration of the HLTH data sublicense agreement during the twelve months ended March 31, 2018. Following the termination of this HLTH data sublicense agreement, customers that previously received the Joint Venture’s services indirectly through HLTH, and for which the Joint Venture was only entitled to a royalty from HLTH, are being transitioned to direct customer relationships with the Joint Venture for which the Joint Venture is entitled to the full amount of revenue.

Network Solutions revenue was affected by a shift from on-premise analytics software to SaaS-based solutions as well as the sunset of certain products within its clinical network solutions. The related effects on adjusted EBITDA, however, were largely mitigated by new revenue in the data solutions business as well as cost reductions resulting from headcount rationalization, rebate savings and other operational efficiency initiatives.

Technology-enabled Services

Technology-enabled Services revenue reflects the one-time write-off of a contract asset of $5.2 million following a customer’s early termination of its contract. Apart from this one-time write-off, revenues reflect decreased volumes in the Joint Venture’s physician revenue cycle management and communication and payment services solutions which are each partially attributable to customer attrition resulting from industry consolidation.

Technology-enabled Services revenue was affected by decreased volumes in the physician revenue cycle management and communication and payment services solutions. Adjusted EBITDA was similarly affected by these factors and further impacted by costs incurred to modernize the Joint Venture’s technology, make processes more efficient, and improve the customer experience.

Significant Changes in Assets and Liabilities

In July 2017, the Joint Venture paid $126.0 million in settlement of its working capital and related obligations to McKesson in connection with the Joint Venture Transactions.

Selected Quarterly Segment Results

The following table sets forth selected unaudited quarterly segment statements of operations data of the Joint Venture for each of the ten quarters beginning with the three months ended June 30, 2017. The information for each of these quarters has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this document and in the opinion of management, reflects all normal recurring adjustments necessary for the fair statement of the segment results for these periods. This data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. These quarterly results of operations are not necessarily indicative of the Joint Venture’s results of operations to be expected for any future period.

	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Segment revenue
Software and Analytics	$387.3	$373.0	$433.8	$419.2	$385.4	$380.7	$393.8	$411.9	$390.0	$380.0	$394.1
Network Solutions	150.7	144.3	141.6	140.1	143.5	136.3	136.6	135.0	129.9	127.1	128.9
Technology-enabled Services	241.5	247.3	247.5	244.0	256.6	246.2	252.6	248.8	253.8	256.5	269.0
Postage Revenue	55.7	57.1	58.5	57.9	58.8	62.4	65.6	69.0	65.7	67.9	71.8
Corporate Eliminations(1)	(26.9)	(25.9)	(25.8)	(24.7)	(22.4)	(25.5)	(25.4)	(23.6)	(26.2)	(25.3)	(25.4)

Net revenue(2)	$808.2	$795.8	$855.6	$836.5	$821.9	$800.1	$823.2	$841.1	$813.1	$806.2	$838.4

Segment Adjusted EBITDA(3)(4)
Software and Analytics	$149.2	$139.5	$201.6	$177.5	$150.5	$139.7	$142.7	$159.9	$151.6	$139.6	$140.7
Network Solutions	$92.7	$86.5	$85.0	$83.5	$88.0	$83.6	$82.2	$82.4	$76.7	$75.0	$74.9
Technology-enabled Services	$36.7	$45.4	$45.9	$42.2	$44.4	$38.9	$49.9	$44.0	$49.4	$50.3	$56.9

(1)	Corporate and eliminations includes consolidating adjustments and eliminations.
(2)

Total revenue in the periods presented include revenue associated with the Joint Venture’s extended care business which was divested in July 2018, the inclusion of which we believe is not reflective of the Joint Venture’s ongoing operations. Such amounts are summarized in the table below:

	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Extended care business revenue	$—	$—	$—	$—	$—	$—	$(9.2)	$(11.1)	$(11.5)	$(11.6)	$(12.1)

Total revenue in the periods presented was also impacted in the periods presented by certain other items that we believe are not reflective of the Joint Venture’s ongoing operations. Examples of such items include the effect of acquisition method accounting adjustments and the impairment of contract acquisition costs following the early termination of a customer contract. The impact of these additional items was a net decrease (increase) to total revenue in each period as follows:

	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Other revenue adjustments	$0.4	$0.6	$0.4	$0.4	$0.8	$1.7	$2.0	$2.4	$—	$5.2	$—

(3)

Segment Adjusted EBITDA does not reflect $46.0 million, $53.7 million, $51.4 million, $46.4 million, $48.9 million, $46.3 million, $47.1 million, $36.5 million, $41.7 million, $45.1 million, and $34.2 million of corporate and eliminations for the fiscal quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively, which are not directly applicable to any segment.

(4)

Includes approximately $0.0 million, $0.0 million, $0.0 million, $0.0 million, $0.0 million, $(0.4) million, $1.5 million, $3.7 million, $3.8 million and $3.8 million and $4.4 million of Adjusted EBITDA for the extended care solutions business, which the Joint Venture divested in July 2018, for the fiscal quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

Liquidity and Capital Resources

Overview

The Joint Venture’s principal sources of liquidity are cash flows provided by operating activities, cash and cash equivalents on hand, and potential funds available under its Revolving Credit Facility. The Joint Venture’s principal uses of liquidity are working capital, capital expenditures, debt service, business acquisitions and other general corporate purposes. The Joint Venture anticipates that its cash on hand, cash generated from operations and funds available under the Revolving Credit Facility will be sufficient to fund the Joint Venture’s planned capital expenditures, debt service obligations, business acquisitions and operating needs. The Joint Venture may, however, elect to raise funds through debt or equity financing in the future to fund significant investments or acquisitions that are consistent with its growth strategy.

Cash, cash equivalents and restricted cash totaled $74.5 million and $91.5 million at December 31, 2019 and 2018, respectively, of which $30.1 million and $20.5 million was held outside the United States. As of December 31, 2019, no amounts had been drawn under the Revolving Credit Facility and the Joint Venture could have borrowed up to the additional $779.9 million. The Joint Venture also has the ability to borrow up to an additional $1,214.0 million, or such amount that the senior secured net leverage ratio does not exceed 4.9 to 1.0, whichever is greater, under the Senior Secured Credit Facilities, subject to certain additional conditions and commitments by existing or new lenders to fund any additional borrowings.

Cash, cash equivalents and restricted cash totaled $48.9 million and $50.0 million at March 31, 2019 and 2018, respectively, of which $28.1 million and $23.7 million was held outside the United States. As of March 31, 2019, no amounts had been drawn under the Revolving Credit Facility and the Joint Venture could have borrowed up to the additional $495.1 million available. The Joint Venture also has the ability to borrow up to an additional $1,214.0 million, or such amount that the senior secured net leverage ratio does not exceed 4.9 to 1.0, whichever is greater, under the Senior Secured Credit Facilities, subject to certain additional conditions and commitments by existing or new lenders to fund any additional borrowings.

Cash, cash equivalents and restricted cash totaled $50.0 million and $188.1 million at March 31, 2018 and 2017, respectively, of which $23.7 million and $28.9 million was held outside the United States. As of March 31, 2018, no amounts had been drawn under the Revolving Credit Facility and the Joint Venture could have borrowed up to the additional $494.8 million available. The Joint Venture also has the ability to borrow up to an additional $1,214.0 million, or such amount that the senior secured net leverage ratio does not exceed 4.9 to 1.0, whichever is greater, under the Senior Secured Credit Facilities, subject to certain additional conditions and commitments by existing or new lenders to fund any additional borrowings.

The balance retained in cash and cash equivalents is consistent with the Joint Venture’s short-term cash needs and investment objectives. The Joint Venture may be required to make additional principal payments on the Term Loan Facility based on excess cash flows of the prior year, as defined in the credit agreement governing the Term Loan Facility.

(in millions)	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 to March 31, 2017
Cash provided by (used in) operating activities	$400.9	$248.8	$287.7	$324.8	$(40.7)
Cash provided by (used in) investing activities	(176.3)	(33.4)	(105.7)	(260.7)	(11.2)
Cash provided by (used in) financing activities	(199.5)	(172.6)	(182.1)	(197.5)	240.1
Effects of exchange rate changes on cash, cash equivalents and restricted cash	0.5	(1.4)	(1.0)	(4.7)	(0.2)

Net change in cash, cash equivalents and restricted cash	$25.6	$41.4	$(1.1)	$(138.1)	$188.0

Operating Activities

Cash provided by operating activities is primarily affected by operating income, including the impact of debt service payments, integration related costs and the timing of collections and related disbursements.

Cash provided by operating activities includes $1.8 million and $37.1 million as a source of cash related to pass-through funds for the nine months ended December 31, 2019 and 2018, respectively. Cash provided by operating activities includes $3.0 million as a source of cash and $1.1 million as a use of cash for the years ended March 31, 2019 and 2018, respectively, related to pass-through funds.

Investing Activities

Cash used in investing activities primarily reflects routine capital expenditures related to purchase of property and equipment and the development of software as well as expenditures related to significant software development efforts necessary to integrate the contributed businesses. Cash provided by investing activities in the nine months ended December 31, 2018 was primarily impacted by the proceeds from the sale of the extended care business. Cash used in investing activities also reflects the acquisition of NDSC in January 2018.

For the year ended March 31, 2019, cash used in investing activities also reflects proceeds from the sale of the Joint Venture’s extended care business, cash used to purchase an investment in preferred stock, and expenditures related to significant software development efforts necessary to integrate the contributed businesses.

Financing Activities

Cash used in financing activities reflects cash payments under the Term Loan Facility, receipts under the Joint Venture’s interest rate cap agreements, advances to the Joint Venture’s members to fund their respective income tax obligations, payment of a working capital settlement to McKesson, payments under the Joint Venture’s interest rate cap agreements, and payments for deferred financing obligations. Cash used in financing activities was primarily impacted by the proceeds from the initial public offering and resulting increased payments under the Term Loan Facility in the nine months ended December 31, 2019.

Capital Expenditures

The Joint Venture incurs capital expenditures to grow its business by developing new and enhanced capabilities, to increase the effectiveness and efficiency of the organization and to reduce risks. The Joint Venture incurs capital expenditures for product development, disaster recovery, security enhancements, regulatory compliance and the replacement and upgrade of existing equipment at the end of its useful life.

Debt

Senior Secured Credit Facilities and Senior Notes

In March 2017, the Joint Venture entered into the $5,100.0 million Term Loan Facility, and the $500.0 million Revolving Credit Facility. Additionally, the Joint Venture issued $1,000.0 million of 5.75% Senior Notes due 2025. No amounts were drawn against the Revolving Credit Facility as of December 31, 2019 and March 31, 2019.

The Joint Venture used the initial public offering proceeds received from Change to repay $805.0 million of its indebtedness under the Term Loan Facility without penalty in July 2019. The Joint Venture repaid an additional $235.0 million of its indebtedness under the Term Loan Facility without penalty for a total paydown of $1,040.0 million subsequent to the initial public offering.

In July 2019, the Joint Venture amended the Revolving Credit Facility, the primary effects of which were to increase the maximum amount that can be borrowed from $500 million to $785 million and to extend the maturity date until July 3, 2024. In the event that the outstanding balance under the Term Loan Facility exceeds $1,100 million on December 1, 2023, however, amounts due, if any, under the Revolving Facility become due and payable on December 1, 2023.

Tangible Equity Units

In July 2019, the Joint Venture issued a debt arrangement to Change on terms that substantially mirror the economics of the amortizing note component of the Change Healthcare Inc. TEUs. The Joint Venture agreed to pay Change an aggregate principal amount of $47,367 in quarterly installments of principal and interest (5.5% per year) on March 30, June 30, September 30, and December 30 of each year through June 30, 2022.

Hedges

From time to time, the Joint Venture executes interest rate cap agreements with various counterparties that effectively cap its LIBOR exposure on a portion of its existing Term Loan Facility or similar replacement debt. The following table summarizes the terms of the Joint Venture’s interest rate cap agreements at December 31, 2019 and March 31, 2019 (in millions).

Effective Date	Expiration Date	Notional Amount	Receive LIBOR Exceeding(1)	Pay Fixed Rate
March 31, 2017	March 31, 2020	$650.0	1.25%	0.56%
March 31, 2017	March 31, 2020	$750.0	1.00%	0.82%
August 31, 2018	March 31, 2020	$500.0	1.00%	1.82%
March 31, 2020	December 31, 2021	$1,500.0	1.00%	1.82%

(1)	All based on 1-month LIBOR, except the $650.0 million tranche which receives based on 3-month LIBOR.

In each case, the Joint Venture has designated these cap agreements as cash flow hedges.

The interest rate caps are recorded on the balance sheet at fair value. Changes in the fair value of the interest rate cap agreements are recorded in other comprehensive income.

In accordance with ASC 815, the fair value of the interest rate caps at inception is reclassified from other comprehensive income to interest expense in the same period the interest expense on the underlying hedged debt impacts earnings. Any payments the Joint Venture receives to the extent LIBOR exceeds the specified cap rate is also reclassified from other comprehensive income to interest expense in the period received.

In July 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Alternative Reference Rates Committee (“ARRC”) has proposed that the Secured Overnight Financing Rate (“SOFR”) is the rate that represents best practice as the alternative to USD-LIBOR for use in derivatives and other financial contracts that are currently indexed to USD-LIBOR. ARRC has proposed a paced market transition plan to SOFR from USD-LIBOR and organizations are currently working on industry wide and company specific transition plans as it relates to derivatives and cash markets exposed to USD-LIBOR. The Joint Venture has material contracts that are indexed to USD-LIBOR and is monitoring this activity and evaluating the related risks.

Effect of Certain Debt Covenants

A breach of any of the covenants under the agreements governing the Joint Venture’s debt could limit its ability to borrow funds under the Term Loan Facility and could result in a default under the Term Loan Facility. Upon the occurrence of an event of default under the Term Loan Facility, the lenders could elect to declare all amounts then outstanding to be immediately due and payable, and the lenders could terminate all commitments to extend further credit. If the Joint Venture were unable to repay the amounts declared due, the lenders could proceed against any collateral granted to them to secure that indebtedness.

With certain exceptions, the Term Loan Facility obligations are secured by a first-priority security interest in substantially all of the assets of the Joint Venture, including its investment in subsidiaries. The Term Loan Facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The senior secured net leverage ratio test must be met as a condition to incur additional indebtedness, but otherwise is applicable only to the extent that amounts drawn exceed 35% of the Revolving Credit Facility at the end of any fiscal quarter. As of December 31, 2019 and March 31, 2019, the Joint Venture was in compliance with all debt covenants.

The Joint Venture’s ability to meet its liquidity needs depends on its subsidiaries’ earnings and cash flows, the terms of the Joint Venture’s and its subsidiaries’ indebtedness, and other contractual restrictions. Except for certain permitted distributions, the Joint Venture is generally not permitted to make any distribution to its members.

See Note 10, Long-term Debt, and Note 11, Interest Rate Cap Agreements, within the Joint Venture’s consolidated financial statements appearing elsewhere in this document for additional information about the Joint Venture’s debt and interest rate cap agreements.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, within the Joint Venture’s consolidated financial statements appearing elsewhere in this document for information about recent accounting pronouncements and the potential impact on the Joint Venture’s consolidated financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP requires the Joint Venture to make estimates and assumptions that affect reported amounts and related disclosures. The Joint Venture considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on the Joint Venture’s consolidated results of operations and financial condition.

The following discussion of critical accounting estimates is not intended to be a comprehensive list of all of the Joint Venture’s accounting policies that require estimates and highlights only those policies that involve estimates that it believes entail a higher degree of judgment and complexity. The Joint Venture believes the current assumptions and other considerations used to estimate amounts reflected in the Joint Venture’s consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in the Joint Venture’s consolidated financial statements, the resulting changes could have a material adverse effect on the Joint Venture’s consolidated results of operations and financial condition.

The discussion that follows presents information about the Joint Venture’s critical accounting estimates, as well as the effects of hypothetical changes in the material assumptions used to develop each estimate:

Revenue Recognition

In April 2019, the Joint Venture adopted Accounting Standards Codification ASC 606, Revenue from Contracts with Customers, which replaced most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services.

The Joint Venture generates most of its solutions revenue by using technology solutions (generally Software as a Service (“SaaS”)) to provide services to its customers that automate and simplify business and administrative functions for payers, providers, pharmacies, and channel partners and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

The Joint Venture recognizes revenue when the customer obtains control of the good or service through the Joint Venture satisfying a performance obligation by transferring the promised good or service to the customer.

Principal Revenue Generating Products and Services

Content license subscriptions and time-based software—The Joint Venture’s content license subscriptions and time-based software arrangements provide a license to use a software for a specified period of time. At the end of the contractual period, the customer either renews the license for an additional term or ceases to use the software. Software licenses are typically delivered to the customer with functionality that the customer can benefit from the software on its own or together with readily available resources. As contracts for these solutions generally do not price individual components separately, the Joint Venture allocates the transaction price to the license and ongoing support performance obligations based on standalone selling price (“SSP”), primarily determined by historical value relationships between licenses and ongoing support and updates. Revenue allocated to content license subscriptions and time-based software license agreements is generally recognized at the point-in-time of delivery of the license or the content update upon transfer of control of the underlying license to the customer. Generally, software implementation fees are recognized over the implementation period through an input measure of progress method. Revenue allocated to maintenance and support is recognized ratably over the period covered by the agreements, as passage of time represents a faithful depiction of the transfer of these services. In some cases, software arrangements provide licenses to several software applications that are highly integrated with the implementation services and software updates and cannot function separately. The bundle is a single performance obligation since the individually promised goods and services are not distinct in the context of the contract because the related implementation services significantly modify and customize the software and the updates provided to the integrated software solution are critical to the software’s utility. The related revenue is recognized on a straight-line basis, ratably over the contractual term due to the frequency and criticality of the updates throughout the license period. Revenue for content license subscriptions and time-based software, which is included in solutions revenue, is generated by the Software and Analytics segment.

Contingent fee services—The Joint Venture provides services to customers in which the transaction price is contingent on future occurrences, such as savings generated or amounts collected on behalf of its customers through the delivery of its services. In some cases, the Joint Venture performs services in advance of invoicing the customer, thereby creating a contract asset. Revenue in these arrangements is estimated and constrained until the Joint Venture determines that it is probable that a significant revenue reversal will not occur, and variable consideration is allocated to the performance obligation for which the Joint Venture earns a contingent fee. The Joint Venture uses the expected value method when estimating variable consideration, as the Joint Venture has a large number of contracts with similar characteristics and considers a portfolio of data from other similar contracts to form its estimate of expected value. Revenue for contingent fee services, which is included in solutions revenue, is generated by the Software and Analytics and Technology-Enabled Services segments.

Perpetual software licenses—The Joint Venture’s perpetual software arrangements provide a license for a customer to use software in perpetuity. Software licenses are typically delivered to the customer with functionality from which the customer can benefit from the license on its own or together with readily available resources. Perpetual software arrangements are recognized at the time of delivery or through an input measure of progress method over the installation period if the arrangements require significant production or modification or customization of the software. Contracts accounted for through an input measure of progress method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Software implementation fees are recognized as the work is performed or under the input method for perpetual software. Hardware revenues are generally recognized upon delivery. Maintenance is recognized ratably over the term of the agreement as passage of time represents a faithful depiction of the transfer of these services. License, implementation, hardware and maintenance revenue for these arrangements, which is included in solutions revenue, is generated by the Software and Analytics segment.

Professional services—The Joint Venture provides training and consulting services to its customers, and the services may be fixed fee or time and materials based. Consulting services that fall outside of the standard implementation services vary depending on the scope and complexity of the service requested by the customer. Consulting services are deemed to be capable of being distinct from other products and services, and the services are satisfied either at a point of time or over time based on delivery and are recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments. Training services are usually provided as an optional service to enhance the customer’s experience with a software product or provides additional education surrounding the general topic of the solution. Training services are capable of being distinct from other products and services. The Joint Venture treats training services as a distinct performance obligation, and they are satisfied at a point of time and recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments.

Transaction processing services—The Joint Venture provides transaction processing (such as claims processing) services to hospitals, pharmacies and health systems via a cloud-based (SaaS) platform. The promised service is to stand ready to process transactions for our customers over the contractual period on an as needed basis. The revenue related to these services is recognized over time as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed. Revenue for these services is recognized as solutions revenue in the Software and Analytics, Network Solutions, and Technology-Enabled Services segments, with the exception of revenue related to postage that is generated through the delivery of certain of these services. Postage revenue is further discussed below and is separately presented on the statement of operations. Any fixed annual fees and implementation fees are recognized ratably over the contract period.

Hosted solutions and software as a service (“SaaS”)—The Joint Venture enters into arrangements whereby the Joint Venture provides the customer access to a Joint Venture-owned software solution, which are generally marketed under annual and multi-year arrangements. The customer is only provided “access” (not a license) to the software application. In these arrangements, the customer does not purchase equipment nor does the customer take physical possession of the software. The related revenue is recognized ratably over the contracted term. For fixed fee arrangements, revenue recognition begins after set-up and implementation are complete. For per-transaction fee arrangements, revenue is recognized as transactions are processed beginning on the service start date. Revenue for hosted solutions and SaaS, which is included in solutions revenue, is generated by the Software and Analytics, Network Solutions, and Technology-Enabled Services segments.

Contract Balances

The Joint Venture’s payment terms vary by customer and product type. For certain products or services, the Joint Venture requires upfront payments before control of the product or service has transferred to the customer. For other products and services, the Joint Venture invoices the customer in arrears after providing the products or services. In addition, for certain contingent fee services, customers are billed in arrears, typically based upon a percentage of collections the Joint Venture makes on the customer’s behalf.

Under the new revenue standard, the Joint Venture generally recognizes a contract asset when revenue is recognized in advance of invoicing on a customer contract, unless the right to payment for that revenue is unconditional (i.e. requiring no further performance and only the passage of time). If a right to payment is determined to meet the criteria to be considered ‘unconditional’, then the Joint Venture will recognize a receivable.

There were no impairment losses recognized on accounts receivable or contract assets in the quarter ended December 31, 2019.

The Joint Venture records deferred revenues when billings or payments are received from customers in advance of its performance. Deferred revenue is generally recognized when transfer of control to customers occurs. The deferred revenue balance is driven by multiple factors, including the frequency of renewals, invoice timing, and invoice duration. As of December 31, the Joint Venture expects 93% of the deferred revenue balance to be recognized in one year or less, and approximately $377 million of the beginning period balance was recognized during the nine months ended December 31, 2019.

Costs to Obtain or Fulfill a Contract

Sales commissions and certain other incentive payments (e.g., bonuses that are contingent solely on obtaining a contract or a pool of contracts) earned by the Joint Venture’s sales organization are capitalized as incremental costs to obtain a contract. The Joint Venture typically does not offer commissions on contract renewals. Decremented commissions upon renewal (i.e., non-commensurate with initial commissions) are offered to the Joint Venture’s sales associates for certain customers and are not material. Under ASC 606, all commissions and other qualifying incentive payments capitalized are amortized over an expected period of benefit defined as the initial contract term plus anticipated renewals. In contrast, under ASC 605 these capitalized costs were amortized over the specific revenue contract terms, which are typically 12 to 60 months. In making the significant judgment in determining the appropriate period of benefit, the Joint Venture evaluated both qualitative and quantitative factors such as the expected customer relationship period and technology obsolescence. In addition, prior to solution go-live, the Joint Venture incurs certain contract fulfillment costs primarily related to SaaS setup for our clients. These costs are capitalized to the extent they are directly related to a contract, are recoverable, and create a resource used to deliver the Joint Venture’s SaaS services. Capitalized costs to fulfill a contract are amortized over the expected period of benefit.

At December 31, 2019, the Joint Venture had capitalized costs to obtain a contract of $11.4 million in prepaid and other current assets and $72.4 million in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $13.9 million of amortization expense related to such capitalized costs, which is included in the total operating expenses. At December 31, the Joint Venture had capitalized costs to fulfill a contract of $1.4 million in prepaid and other current assets and $8.7 million in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $0.9 million of amortization expense related to such capitalized costs, which is included in cost of operations.

Postage Revenues

Postage revenues are the result of providing delivery services to customers in the Joint Venture’s payment and communication solutions. Postage revenues are generally billed as a pass-through cost to the Joint Venture’s customers. The service is part of a combined performance obligation with the printing and handling services provided to the customer because the postage services are not distinct within the context of the contract. The Joint Venture presents Postage Revenue separately from Solutions Revenue on the consolidated statements of operation as doing so makes the financial statements more informative for the users. The revenue related to the combined performance obligation of the postage, printing, and handling service is recognized as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed.

Arrangements with Multiple Performance Obligations

The Joint Venture engages in customer arrangements which may include multiple performance obligations, such as any combination of software, hardware, implementation, SaaS-based offerings, consulting services, or maintenance services. For such arrangements, the Joint Venture allocates revenues to each performance obligation on a relative standalone selling price basis. For substantially all such arrangements, a performance obligation’s standalone selling price is determined based on the directly observable prices charged to customers. When directly observable prices charged to customers are not available, other methods are used such as the adjusted market assessment approach, the expected cost plus a margin approach, or other approaches in cases where distinct performance obligations are not sold separately but instead sold at a bundled price. For performance obligations with historical pricing that is highly variable, the residual approach is used. Such instances primarily relate to the Joint Venture’s perpetual software arrangements in which the Joint Venture sells the same products to different customers for a broad range of amounts.

Remaining Performance Obligations

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed contracts includes deferred revenue and other revenue yet to be recognized from non-cancellable contracts. As of December 31, 2019, the Joint Venture’s total remaining performance obligations approximated $1.3 billion, of which approximately 55% is expected to be recognized over the next twelve months, and the remaining 45% thereafter.

In this balance, the Joint Venture does not include the value of unsatisfied performance obligations related to those contracts for which it recognizes revenue at the amount for which it has the right to invoice for services performed. Additionally, this balance does not include revenue related to performance obligations that are part of a contract with an original expected duration of one year or less. Lastly, this balance does not include variable consideration allocated to the individual goods or services in a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Examples includes variable fees associated with transaction processing and contingent fee services.

Disaggregated Revenue

The Joint Venture disaggregates the revenue from contracts with customers by operating segment as it believes doing so best depicts how the nature, amount, timing and uncertainty of the Joint Venture’s revenue are affected by economic factors. See Note 9 in the Joint Venture’s unaudited financial statements included in Exhibit 99.1, “Segment Reporting” for the total revenue disaggregated by operating segment for the nine months ended December 31, 2019.

The Joint Venture’s total revenue by disaggregated revenue source was generally consistent for each reportable segment for the nine months ended December 31, 2019 and 2018.

In addition to disaggregating revenue by operating segment, the Joint Venture disaggregates revenue between revenue that is recognized over time and revenue that is recognized at a point in time. For the nine months ended December 31, 2019, 95% of revenue was recognized over time and 5% was recognized at a point in time.

Customer Incentives

Certain customers, which include the Joint Venture’s channel partners, may receive cash-based incentives or rebates based on actual sales and achievement of a cumulative level of sales, which are accounted for as variable consideration. The Joint Venture considers these amounts to be consideration payable to the customer, and therefore, the Joint Venture estimates these amounts based on the expected amount to be provided to customers and reduces the transaction price accordingly.

Practical Expedients and Exemptions

The Joint Venture has elected to utilize either the right to invoice practical expedient or the series-based variable consideration allocation framework for most transaction processing services not subject to contingencies. The Joint Venture also has elected to exclude sales taxes and other similar taxes from the measurement of the transaction price in contracts with customers. Therefore, revenue is recognized net of such taxes.

In certain customer arrangements with customers, the Joint Venture determined there are certain promised goods or services which are immaterial in the context of the contract from both a quantitative and qualitative perspective, and therefore, the goods and services are disregarded when assessing the performance obligations in the customer arrangement.

The Joint Venture has elected to apply the significant financing practical expedient, and as a result, the Joint Venture will not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Joint Venture transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less.

Apart from the adoption of ASC 606, the Joint Venture believes there have been no other significant changes during the nine months ended December 31, 2019 to the items it previously disclosed as its critical accounting estimates in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

See disclosures within Note 2, Summary of Significant Accounting Policies, in Change’s financial statements, for description of accounting for revenue recognition prior to the adoption of ASC 606.

Business Combinations

The Joint Venture recognizes the consideration transferred (i.e. purchase price) in a business combination as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date. To the extent that the Joint Venture’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete. The Joint Venture adjusts such provisional amounts in the reporting period in which the adjustment amounts are determined.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, cost or market approaches as determined based on the nature of the asset or liability and the level of inputs available to the Joint Venture (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). With respect to assets, liabilities and noncontrolling interest, the determination of fair value requires management to make subjective judgments as to projections of future operating performance, the appropriate discount rate to apply, long-term growth rates, etc. The effect of these judgments then impacts the amount of the goodwill that is recorded and the amount of depreciation and amortization expense to be recognized in future periods related to tangible and intangible assets acquired.

With respect to the consideration transferred, certain of the Joint Venture’s acquisitions may include contingent consideration, the fair value of which is generally required to be measured each quarter until resolution of the contingency. In addition to the judgments applicable to valuing tangible and intangible assets, the determination of the fair value of the attainment of certain specified financial performance measures requires management to make subjective judgments as to the probability and timing of the attainment of certain specified financial performance measures. The determination of the fair value of the contingent consideration is particularly sensitive to judgments relative to the probability of achieving the specified financial performance measures.

Goodwill and Intangible Assets

Goodwill and intangible assets from the Joint Venture’s acquisitions are accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	3-20 years
Tradenames	5-20 years
Non-compete agreements	3-5 years
Technology-based intangible assets	5-10 years

With respect to intangible assets (excluding goodwill), the Joint Venture reviews for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For those assets that are held and used, the Joint Venture recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measure the impairment loss based on the difference between the carrying amount and fair value. Assets held for sale are reported at the lower of cost or fair value less costs to sell.

The Joint Venture assesses its goodwill for impairment annually (as of January 1 of each year) or whenever significant indicators of impairment are present. The Joint Venture first assesses whether it can reach a more likely than not conclusion that goodwill is not impaired via qualitative analysis alone. To the extent such a conclusion cannot be reached based solely on a qualitative assessment, the Joint Venture (using the assistance of a valuation specialist as appropriate) compares the fair value of each reporting unit to its associated carrying value. The Joint Venture will generally recognize an impairment charge for the amount, if any, by which the carrying amount of the reporting unit exceeds its fair value.

The Joint Venture has identified software and analytics, , network solutions and technology-enabled services as its reporting units.

When necessary, the Joint Venture estimates the fair value of its reporting units using a methodology that considers both income and market approaches. Each approach requires the use of certain assumptions. The income approach requires management to exercise judgment in making assumptions regarding the reporting unit’s future income stream, a discount rate and a constant rate of growth after the initial forecast period utilized. These assumptions are subject to change based on business and economic conditions and could materially affect the indicated values of the Joint Venture’s reporting units.

The market approach requires management to exercise judgment in its selection of guideline companies, as well in its selection of the most relevant transaction multiple. Guideline companies selected are comparable to the Joint Venture in terms of product or service offerings, markets and/or customers, among other characteristics.

For fiscal 2019, the Joint Venture used a qualitative approach to conclude that there was no impairment of the goodwill of any of the Joint Venture’s reporting units.

Income Taxes

The Joint Venture records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences related to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Joint Venture’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved would adversely affect utilization of the Joint Venture’s deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Joint Venture recognizes tax benefits for uncertain tax positions at the time that it concludes the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, are resolved through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Tax Receivable Agreement Obligations

The Joint Venture is a party to certain tax receivable agreements that generally obligate it to make payments to one or a combination of Blackstone, Hellman & Friedman, McKesson, and current or former members of management, equal to 85% of the applicable cash savings that the Joint Venture realizes as a result of tax attributes arising, in certain cases, from the Joint Venture Transactions, and in other cases, from prior transactions.

For the tax receivable agreements originally executed at or immediately prior to the Joint Venture Transactions, the Joint Venture’s balance sheet reflects these obligations at the amount that is both probable and reasonably estimable without discount for the time value of money. Such amounts are subject to change upon future changes in tax rates.

For the 2009-2011 Tax Receivable Agreements, Legacy CHC’s balance sheet historically reflected these obligations at the amount that was both probable and reasonably estimable. In connection with a prior business combination, these prior tax receivable agreement obligations were adjusted to their fair value at that time. In March 2017, the Joint Venture assumed these obligations and initially recognized them at their historical carrying values, which the Joint Venture is accreting to the total value of expected payments over the terms of these agreements. As a result of the change in control that resulted from the Joint Venture Transactions, payments under these agreements are now required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Joint Venture Transactions (or in certain cases, from the date of certain previous transactions) through the expiration of the applicable tax attribute. The effect of this change in control is that future changes in estimate related to these obligations are expected to result only from changes in the underlying tax rates.

Accretion and changes in estimates with related parties related to these obligations are classified as a separate caption on the Joint Venture’s consolidated statement of operations.

Summary Disclosure about Contractual Obligations and Commercial Commitments

Contractual Obligations

The following table presents certain minimum payments due under contractual obligations with minimum firm commitments as of March 31, 2019:

		Payments by Period
		Total	Less than 1 year	1-3 years	3-5 years	After 5 years
		(in millions)
Senior Secured Credit Facilities and other long-term
obligations	(1)	$4,901.1	$2.8	$53.3	$4,845.0	$—
Senior Notes	(2)	1,000.0	—	—	—	1,000.0
Expected interest	(3)	1,596.0	313.0	618.0	607.0	58.0
2009-2011 Tax Receivable Agreements	(4)	223.0	26.1	38.5	38.9	119.5
2017 Tax Receivable Agreement	(5)	116.8	1.0	2.4	61.0	52.4
Operating lease obligations	(6)	141.0	39.1	57.7	28.4	15.8
Contingent consideration obligation	(7)	3.1	0.2	2.9	—	—
Purchase obligations and other	(8)	1,282.0	251.0	365.0	236.0	430.0

Total contractual obligations	(9)	$9,263.0	$633.2	$1,137.8	$5,816.3	$1,675.7

(1)	Represents the principal amount of indebtedness under the Senior Secured Credit Facilities and the Joint Venture’s deferred financing obligations.
(2)	Represents the principal amount of indebtedness under the Senior Notes without reduction for any original issue discount.
(3)

Consists of interest payable under the Senior Secured Credit Facilities and Senior Notes. Interest related to the Senior Secured Credit Facilities is based on the Joint Venture’s interest rates in effect as of March 31, 2019 and assumes that the Joint Venture makes payments of quarterly installments of 1% of the original principal amount until their maturity. Because the interest rates under the Senior Secured Credit Facilities are variable, actual payments may differ.

(4)	Represents expected amounts due without reduction for any fair value adjustments recognized in prior acquisition method accounting.
(5)

Represents expected amounts due. The timing and/or amount of the aggregate payments due, however, may vary based on a number of factors, including differences in the expected and actual utilization of prior net operating losses and changes in the tax rate then applicable, whether due to statutory changes or changes in apportionment.

(6)	Represents amounts due under existing operating leases related to the Joint Venture’s offices and other facilities.
(7)

Contingent consideration transferred in connection with acquisitions includes a contingent obligation to make additional payments based on the achievement of certain future performance objectives. Because the ultimate timing and amount of payments are dependent on the outcome of future events, the timing and/or amount of these additional payments may vary from this estimate.

(8)

Represents contractual commitments under the Wipro Agreement, the management services agreement the Joint Venture entered into with affiliates of McKesson and the Sponsors in connection with the Joint Venture Transactions, certain telecommunication and other supply contracts and certain other obligations.

Where the Joint Venture’s purchase commitments are cumulative over a period of time (i.e., no specified annual commitment), the table above assumes such commitments will be fulfilled on a ratable basis over the commitment period. If the Joint Venture terminates the Wipro Agreement, it will be responsible for the greater of (i) a termination fee equal to 25% of the remaining unspent $1 billion minimum commitment and (ii) the remaining unrecovered costs incurred by Wipro in connection with its performance under the agreement. As of March 31, 2019, the Joint Venture estimates that the termination fee would have been approximately $244.8 million.

(9)

Total contractual obligations exclude liabilities for the McKesson Tax Receivable Agreement due to the high degree of uncertainty regarding the ultimate amount, if any, and timing of future cash payments. Payments under this agreement will not begin unless or until McKesson ceases to own at least 20% of the Joint Venture.

During the nine months ended December 31, 2019, there have been no material changes to our contractual obligations from those disclosed above.

See the notes to the Joint Venture consolidated financial statements included elsewhere in this document for additional information related to the Joint Venture’s operating leases and other commitments and contingencies.

Off-Balance Sheet Arrangements

As of December 31, 2019 and March 31, 2019, the Joint Venture had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

The Joint Venture has interest rate risk primarily related to borrowings under the Senior Secured Credit Facilities. Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to, at the Company’s option, either (i) LIBOR for the relevant interest period, adjusted for statutory reserve requirements (which is subject, solely in the case of the Term Loan Facility, to a floor of 1.00% per annum and, solely in the case of the Revolving Credit Facility, to a floor of 0.00% per annum), plus an applicable margin or (ii) a base rate equal to the highest of (a) the rate of interest in effect as publicly announced by the administrative agent as its prime rate, (b) the federal funds effective rate plus 0.50% and (c) adjusted LIBOR for an interest period of one month plus 1.00% (which may be subject, solely in the case of the Term Loan Facility, to a floor of 2.00% per annum), in each case, plus an applicable margin. The applicable margin for loans under the Revolving Credit Facility is subject to reduction after the completion of the Company’s first full fiscal quarter after the closing of its Senior Secured Credit Facilities based upon its consolidated first lien net leverage ratio as well as following a Qualified IPO.

As of December 31, 2019, the Joint Venture had outstanding borrowings of $3,843.3 million (before unamortized debt discount) under the Senior Secured Credit Facilities. As of December 31, 2019, the LIBOR-based interest rate on the Term Loan Facility and the Revolving Credit Facility were each LIBOR plus 2.5%. The Term Loan Facility is subject to a LIBOR floor of 1.0% and there is no LIBOR floor on the Revolving Credit Facility.

As of March 31, 2019, the Joint Venture had outstanding borrowings of $4,896.0 million (before unamortized debt discount) under the Senior Secured Credit Facilities. The LIBOR-based interest rate on the Term Loan Facility and the Revolving Credit Facility were each LIBOR plus 2.75%. The Term Loan Facility is subject to a LIBOR floor of 1.0% and there is no LIBOR floor on the Revolving Credit Facility.

Effective June 26, 2019, Change’s Registration Statement on Form S-1 for the initial public offering of 49.3 million shares of common stock and the concurrent offering of 5.75 million tangible equity units (“TEUs”) was declared effective by the Securities & Exchange Commission and Change subsequently amended its charter to authorize 9 billion shares of common stock and effected a 126.4-for-1 split of its common stock. Change Healthcare Inc.’s common stock and TEUs began trading the next day on Nasdaq under the CHNG and CHNGU ticker symbols, respectively.

Change’s offerings of common stock and TEUs were consummated on July 1, 2019 and resulted in Change receiving net proceeds of $608.7 million and $278.9 million respectively, before consideration of offering costs paid subsequent to the offering from available cash. The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for 49.3 million additional units of the Joint Venture. The proceeds of the offering of TEUs were subsequently contributed to the Joint Venture and the Joint Venture, in turn, entered into arrangements with Change on economic terms designed to materially mirror those of the TEUs. The Joint Venture, in turn, used the proceeds received from Change to repay $805 million of its indebtedness under the Term Loan Facility without penalty and expects to use the remaining proceeds to repay additional amounts outstanding under the Term Loan Facility.

In July 2019, the Joint Venture amended its Revolving Facility, the primary effects of which were to increase the maximum amount that can be borrowed from $500.0 million to $785.0 million and to extend the maturity date until July 3, 2024. In the event that the outstanding balance under the Term Loan Facility exceeds $1.1 billion on December 1, 2023, however, amounts due, if any, under the Revolving Facility become due and payable on December 1, 2023.

The Joint Venture manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Joint Venture enters into interest rate cap agreements to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Joint Venture’s interest rate cap agreements are used to manage differences in the amount, timing and duration of its known or expected cash receipts and its known or expected cash payments principally related to its borrowings. As of December 31, 2019 and March 31, 2019, the Joint Venture’s outstanding interest rate cap agreements were designated as cash flow hedges of interest rate risk and were determined to be highly effective.

A change in interest rates on variable rate debt may impact its pretax earnings and cash flows. Based on the Joint Venture’s outstanding debt as December 31, 2019 and March 31, 2019, and assuming that its mix of debt instruments, derivative financial instruments and other variables remain the same, the annualized pretax impact of a one percentage point change in variable interest rates on the Joint Venture’s earnings and cash flows would be an approximately $19.4 million and $30.0 million, respectively, impact on pretax net earnings. This variability is expected to decrease in future periods following the repayment of approximately $805 million of variable rate indebtedness in July 2019.

In the future, in order to manage the Joint Venture’s interest rate risk, it may refinance its existing debt, enter into additional interest rate cap agreements, modify its existing interest rate cap agreements or make changes that may impact its ability to treat its interest rate cap agreements as a cash flow hedge. However, the Joint Venture does not intend or expect to enter into derivative or interest rate cap agreement transactions for speculative purposes.

SELECTED HISTORICAL FINANCIAL DATA

The information set forth under the heading “Selected Historical Financial Data—Selected Historical Financial Data of SpinCo” of the Prospectus was amended and replaced in its entirety to read as follows:

Selected Historical Financial Data of SpinCo

The following table sets forth the selected historical financial data of SpinCo for the periods ended and at the dates indicated below. The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of SpinCo included elsewhere in this document. The selected historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of SpinCo not included elsewhere in this document. The selected historical statements of operations data for the years ended March 31, 2019 and 2018 and the period from August 22, 2016 (inception) through March 31, 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of SpinCo included elsewhere in this document. The selected balance sheet data as of March 31, 2017 was derived from the unaudited financial statements of SpinCo, not included elsewhere in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

Prior to the Internal Reorganization, McKesson held all of its LLC Units in the Joint Venture through its wholly-owned subsidiaries, the McKesson Members. Each of the McKesson Members is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through their respective interests in the Joint Venture. In connection with the Internal Reorganization, McKesson will cause all of the LLC Units in the Joint Venture indirectly held by McKesson to be contributed, directly or indirectly, to SpinCo. SpinCo is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture.

Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

For periods on and after August 22, 2016 (the date of SpinCo’s formation), this document presents SpinCo’s combined financial position, results of operations and related balances as (i) McKesson’s ownership of its investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements.

The selected historical financial information set forth below and the financial statements included elsewhere in this document do not necessarily reflect what SpinCo’s results of operations, financial condition or cash flows would have been if SpinCo had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of SpinCo’s future performance, financial condition or liquidity. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of SpinCo and the notes thereto included elsewhere in this document.

	SpinCo
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
	(In millions)
Selected Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses	2	—	—	—	—

Operating income (loss)	(2)	—	—	—	—

Non-operating (income) expense	—	—	—	—	—
Equity earnings and charges in Joint Venture	1,226	150	176	219	57
Loss on dilution in the interest of the Joint Venture	245	1	1	5	—
(Loss) before income tax benefit (provision)	(1,472)	(151)	(177)	(224)	(57)

Income tax provision (benefit)	(376)	(40)	(47)	(309)	(23)

Net income (loss)	$(1,096)	$(111)	$(130)	$85	$(34)

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$—	$—	$—	$—
Total assets	$2,143	$3,538	$3,512	$3,701	$3,917
Total debt	$—	$—	$—	$—	$—
Total net Parent investment	$2,124	$3,157	$3,138	$3,282	$3,192

As a result of displaying amounts in millions, rounding differences may exist in the table above.

The information set forth under the heading “Selected Historical Financial Data—Selected Historical Financial Data of McKesson” of the Prospectus was amended and replaced in its entirety to read as follows:

Selected Historical Financial Data of McKesson

The following table sets forth the selected historical financial data of McKesson for the periods ended and at the dates indicated below. The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of McKesson incorporated by reference in this document. The selected historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of McKesson not included or incorporated by reference in this document. The selected historical statements of operations data for the years ended March 31, 2019, 2018 and 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of McKesson incorporated by reference in this document. The selected balance sheet data as of March 31, 2017 was derived from the audited financial statements of McKesson not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of McKesson and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section contained in McKesson’s quarterly reports on Form 10-Q for the quarters ended December 31, 2019 and December 31, 2018, and McKesson’s annual report on Form 10-K for the year ended March 31, 2019, which are incorporated by reference into this document. McKesson has historically accounted for its investment in the Joint Venture using the equity method of accounting on a one-month reporting lag. McKesson discloses intervening events at the joint venture in the lag period that could materially affect consolidated financial statements, if applicable. See “Where You Can Find More Information; Incorporation By Reference.”

	McKesson Corporation
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Year Ended March 31, 2017
	(In millions)
Selected Statement of Operations Data:
Revenue	$172,516	$161,890	$214,319	$208,357	$198,533
Cost of sales	(163,829)	(153,337)	(202,565)	(197,173)	(187,262)

Gross profit	8,687	8,553	11,754	11,184	11,271
Operating expenses	(6,861)	(6,219)	(10,868)	(10,422)	(4,149)
Goodwill Impairment Charges	(2)	(591)	—	—	—
Restructuring, Impairment and Related Charges	(204)	(288)	—	—	—

Operating income (loss)	1,620	1,455	886	762	7,122
Other income (expenses), net	(15)	144	182	130	77
Equity earnings and charges from investment in Change Healthcare Joint Venture	(1,478)	(162)	(194)	(248)	—
Loss on debt extinguishment	—	—	—	(122)	—
Interest expense	(184)	(194)	(264)	(283)	(308)

Income (loss) before income tax provision (benefit)	(57)	1,243	610	239	6,891

Income tax benefit (expenses)	111	(245)	(356)	53	(1,614)

Net income (loss) from Continuing Operations	54	998	254	292	5,277
Income (loss) from discontinued operations, net of tax	(12)	1	1	5	(124)

Net Income (Loss)	$42	$999	$255	$297	$5,153
Net Income (Loss) attributable to Noncontrolling interest	(163)	(169)	(221)	(230)	(83)

Net Income (Loss) attributable to McKesson	$(121)	$830	$34	$67	$5,070
Selected Balance Sheet Data (at period end):
Cash and cash equivalents	$2,065	$1,849	$2,981	$2,672	$2,783
Total assets	$60,873	$61,011	$59,672	$60,381	$60,969
Total debt	$7,741	$8,736	$7,595	$7,880	$8,362
Total stockholders’ equity	$6,385	$9,185	$8,287	$10,057	$11,273

The information set forth under the heading “Selected Historical Financial Data—Selected Historical Financial Data of Change Healthcare Inc.” of the Prospectus was amended and replaced in its entirety to read as follows:

Selected Historical Financial Data of Change Healthcare Inc.

The following table sets forth the selected historical financial data of Change Healthcare Inc. for the periods ended and at the dates indicated below. The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare Inc. included elsewhere in this document. The selected historical consolidated balance sheet information as of June 30, 2018 was derived from the unaudited financial statements of Change Healthcare Inc. not included or incorporated by reference in this document. The selected historical statements of operations data for the years ended March 31, 2019 and 2018 and the period from June 22, 2016 (inception) through March 31, 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare Inc. included elsewhere in this document. The selected balance sheet data as of March 31, 2017 was derived from the audited financial statements of Change Healthcare Inc., not included or incorporated by reference in this document. The unaudited financial statements of Change Healthcare Inc. have been prepared on the same basis as the audited financial statements and, in Change’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of Change Healthcare Inc. and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained included elsewhere in this document.

Change Healthcare Inc. is a holding company that was formed by the Legacy CHC Stockholders in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through its interest in the Joint Venture. Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

	Change Healthcare Inc.
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 22, 2016 (inception) to March 31, 2017
	(In millions)
Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses:
General and administrative	2.5	0.2	1.1	0.2	0.8

Accretion Expense	47.2	—	—	—	—

Total operating expenses	49.7	0.2	1.1	0.2	0.8

Operating income (loss)	(49.7)	(0.2)	(1.1)	(0.2)	(0.8)
Loss from Equity Method Investment in Joint Venture	104.5	65.8	70.5	58.7	43.1
(Gain) Loss on Sale of Interests in Joint Venture	—	(0.7)	(0.7)	—	—
Interest expense	1.2	—	—	—	—
Interest (income)	(1.2)	—	—	—	—
Amortization of debt discount and issuance costs	0.4	—	—	—	—
Unrealized gain (loss) on forward purchase contract	(71.6)	—	—	—	—
Management fee income	(1.6)	(0.2)	(0.4)	(0.2)	(0.8)

Income (loss) before income tax provision (benefit)	(81.3)	(65.1)	(70.5)	(58.7)	(43.1)
Income tax provision (benefit)	(0.6)	(16.7)	(18.6)	(119.6)	(16.8)

Net income (loss)	$(80.7)	$(48.5)	$(51.9)	$61.0	$(26.3)

Net income (loss) per share:
Basic	$(0.67)	$(0.64)	$(0.69)	$0.81	$(3.18)

Diluted	$(0.67)	$(0.64)	$(0.69)	$0.78	$(3.18)

Balance Sheet Data (at period end):
Cash and cash equivalents	$3.4	$3.6	$3.4	$—	$—
Total assets	$2,219.8	$1,300.5	$1,298.8	$1,374.0	$1,389.4
Total debt	$39.0	$—	$—	$—	$—
Total stockholders’ equity	$1,950.1	$1,129.2	$1,132.5	$1,176.6	$1,088.2

As a result of displaying amounts in millions, rounding differences may exist in the table above.

The information set forth under the heading “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Change Healthcare LLC” of the Prospectus was amended and replaced in its entirety to read as follows:

Selected Historical Consolidated Financial Data of Change Healthcare LLC

The following table sets forth the selected historical consolidated financial and other data of Change Healthcare LLC, or the Joint Venture, for the periods ended and at the dates indicated below.

The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare LLC included elsewhere in this document. The selected historical consolidated balance sheet information as of June 30, 2018 was derived from the unaudited financial statements of Change Healthcare LLC not included or incorporated by reference in this document. The selected historical statements of operations data for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) through March 31, 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare LLC included elsewhere in this document. The selected balance sheet data as of March 31, 2017 was derived from the audited financial statements of Change Healthcare LLC, not included or incorporated by reference in this document. The unaudited condensed consolidated financial statements of Change Healthcare LLC have been prepared on the same basis as the audited consolidated financial statements and, in the Joint Venture’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change Healthcare LLC’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Change Healthcare LLC and the notes thereto included elsewhere in this document. Change Healthcare LLC adopted the new revenue recognition accounting standard Accounting Standards Codification (“ASC”) 606 effective April 1, 2019 on a modified retrospective basis. Financial results for reporting periods during fiscal year 2020 are presented in compliance with the new revenue recognition standard. Historical financial results for reporting periods prior to fiscal year 2020 are presented in conformity with the prior revenue recognition standard ASC 605.

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Statement of Operations Data:
Revenue:
Solutions revenue	$2,288.3	$2,264.7	$3,043.1	$3,024.4	$283.5
Postage revenue	171.3	180.7	238.6	274.4	26.1

Total Revenue	2,459.6	2,445.4	3,281.7	3,298.8	309.6
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998.9	1,007.3	1,354.7	1,407.9	133.7
Research and development	151.8	159.6	202.2	221.7	22.6
Sales, marketing, general and administrative	567.6	620.6	821.1	749.9	109.9
Customer postage	171.3	180.7	238.6	274.4	26.1
Depreciation and amortization	226.1	208.1	278.0	278.4	26.5

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Accretion and changes in estimate with related parties, net	10.3	13.3	19.3	(50.0)	(24.5)
Gain on Sale of the Extended Care Business	—	(111.4)	(111.4)	—	—
Impairment of long-lived assets and other exit related costs	—	—	0.7	0.8	48.7

Total operating expenses	2,126.0	2,078.2	2,803.2	2,883.0	343.0

Operating income (loss)	333.6	367.2	478.5	415.8	(33.4)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Loss on extinguishment of debt	19.4	—	—	—	70.1
Contingent consideration	1.8	(0.9)	(0.8)	—	—
Other, net	(10.9)	(13.8)	(18.3)	(17.2)	(1.3)

Income (loss) before income tax provision (benefit)	103.6	140.0	172.2	140.5	(124.6)
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)

Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)

Balance Sheet Data (at period end):
Cash and cash equivalents	$74.2	$90.2	$47.7	$48.9	$185.7
Total assets	$6,290.7	$6,241.9	$6,204.1	$6,200.9	$6,283.5
Total debt	$4,828.0	$5,794.9	$5,789.9	$5,920.9	$5,959.1
Tax receivable obligations to related parties	$203.1	$207.2	$212.7	$223.2	$298.1
Members’ equity (deficit)	$212.3	$(945.4)	$(904.8)	$(1,066.2)	$(1,273.4)

As a result of displaying amounts in millions, rounding differences may exist in the table above.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The information set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Statements” of the Prospectus was amended and replaced in its entirety to read as follows:

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Financial Statements as of and for the year ended March 31, 2019 and the nine months ended December 31, 2019

The unaudited pro forma condensed combined financial statements give effect to the completion of the Transactions, including the consummation of the exchange offer and, if necessary, the spin-off followed immediately by consummation of the Merger of SpinCo, a wholly-owned subsidiary of McKesson, with and into Change. The Merger is being accounted for as a business combination with Change as the accounting acquiror. As a result of the Merger, Change will obtain control of the Joint Venture and consolidate the operations of the Joint Venture.

In addition to the Merger, the pro forma condensed combined financial statements give effect to the Change initial public offering (“IPO”), which closed on July 1, 2019. For the purpose of the unaudited pro forma condensed combined financial statements, the Transactions, as defined previously, also include the IPO. The pro forma adjustments related to the IPO and Merger have been identified separately within the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations are presented as if the Transactions occurred on April 1, 2018. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions occurred on December 31, 2019. The unaudited pro forma condensed combined financial statements are derived from Change’s, SpinCo’s and the Joint Venture’s respective historical consolidated or combined financial statements for each period presented. SpinCo financial statements present the combined financial position, results of operations and related balances of (i) McKesson’s ownership of its equity method investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). As a result, SpinCo’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had SpinCo been an independent, stand-alone entity during the periods presented.

The preparation of unaudited pro forma condensed combined financial statements requires Change and SpinCo management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited pro forma condensed combined financial statements, including the preliminary purchase price allocation to SpinCo’s and the Joint Venture’s assets and liabilities, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Actual results may differ significantly from those reflected in the pro forma condensed combined financial statements for a number of reasons, including differences between the assumptions used to prepare the pro forma condensed combined financial statements and actual amounts. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. The final purchase price will be allocated to SpinCo’s and the Joint Venture’s assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Transactions based on a comprehensive final evaluation of such assets acquired and liabilities assumed by Change. Based on a preliminary review of the accounting policies of Change, SpinCo and the Joint Venture, Change is not aware of any differences that would have a material impact on the pro forma condensed combined financial statements.

The pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of operations of the combined business.

The Merger has not yet been consummated. Accordingly, the pro forma purchase price allocation of SpinCo’s and the Joint Venture’s assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma condensed combined financial statements are based upon available information and certain assumptions that Change’s management believes are factually supportable as of the date of this document. The preliminary purchase price is based on a share price of $16.39. The actual purchase price will be based on the Change closing share price on the closing date of the Merger, which could differ from the price presented herein. A final determination of the fair value of SpinCo’s and the Joint Venture’s assets to be acquired and liabilities to be assumed, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of SpinCo and the Joint Venture that exist as of the closing date of the Transactions and, therefore, cannot be made prior to the completion of the Transactions. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. These potential changes to the purchase price allocation and related pro forma adjustments could be material.

These adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma condensed combined financial statements;

•	SpinCo’s audited historical combined financial statements and related notes as of and for the year ended March 31, 2019, which are included elsewhere in this document;

•	SpinCo’s unaudited combined financial statements and related notes as of and for the nine months ended December 31, 2019, which are included elsewhere in this document;

•	Change’s audited historical consolidated financial statements and related notes as of and for the year ended March 31, 2019, which are included elsewhere in this document;

•	Change’s unaudited consolidated financial statements and related notes as of and for the nine months ended December 31, 2019, which are included elsewhere in this document;

•	the Joint Venture’s audited historical consolidated financial statements and related notes as of and for the year ended March 31, 2019, which are included elsewhere in this document; and

•	the Joint Venture’s unaudited consolidated financial statements and related notes as of and for the nine months ended December 31, 2019, which are included elsewhere in this document.

CHANGE AND SPINCO

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(in thousands)

	Historical			Pro Forma Adjustments
	PF2 SpinCo	Change Healthcare, Inc.	Change Healthcare, LLC	Pro Forma Adjustments	Notes(1)		Pro Forma Condensed Combined
Assets:
Cash and cash equivalents	$—	$3,409	$74,183	$—			$77,592
Due from the Joint Venture	—	3,429	—	(3,429)	(a	)	—
Investment in Joint Venture tangible equity units, current	—	15,362	—	(15,362)	(a	)	—
Due from McKesson	—	213	—	—			213
Income tax receivable	—	1,359	—	—			1,359
Restricted cash	—	—	314	—			314
Accounts receivable, net of allowance for doubtful accounts	—	—	724,908	—			724,908
Contract assets	—	—	130,824	—			130,824
Prepaid expenses and other current assets	—	1,544	155,276	—			156,820

Total current assets	—	25,316	1,085,505	(18,791)			1,092,030
Dividend receivable	—	68,344	—	(68,344)	(b1)		—
Investment in business purchase option	—	—	—	158,500	(b2)		158,500
Investment in Joint Venture	2,142,582	1,796,512	—	(3,939,094)	(a	)	—
Investment in Joint Venture tangible equity units	—	329,581		(329,581)	(a	)	—
Property and equipment, net	—	—	153,036	56,907	(b4)		209,943
Goodwill	—	—	3,298,151	1,735,917	(b8)		5,034,068
Intangible assets, net	—	—	1,225,424	3,812,576	(b5)		5,038,000
Other noncurrent assets, net	—	—	528,545	—			528,545

Total assets	$2,142,582	$2,219,753	$6,290,661	$1,408,090			$12,061,086

Liabilities and members’ deficit:
Current liabilities:
Due to the Joint Venture	$213	$9,806	$—	$(10,019)	(a	)	$—
Drafts and accounts payable	—	—	49,478	—			49,478
Accrued expenses	—	259	354,034	2,389	(a	)	356,682
Deferred revenues	—	—	402,854	(156,241)	(b6)		246,613
Due to related parties, net	—	—	22,817	(2,389)	(a	)	20,428
Current portion of long-term debt	—	15,362	28,812	(15,362)	(a	)	28,812
Other liabilities – current	—	—	—	—			—

Total current liabilities	213	25,427	857,995	(181,622)			702,013

Long-term debt, excluding current portion	—	23,656	4,799,178	107,287	(a,b7)		4,930,121
Due to McKesson		47,172	—	—			47,172
Deferred tax liabilities	18,776	172,055	106,008	638,654	(c	)	935,493
Tax receivable agreement obligations to related parties	—	—	203,121	—			203,121
Other long-term liabilities	—	1,312	112,019	(12,936)	(b6)		100,395

Total liabilities	18,989	269,622	6,078,321	551,383			6,918,315

Commitments and contingencies
Equity:
Common shares	—	124	—	1,760	(b1)		1,884
Additional paid-in capital	—	2,016,608	—	2,882,801	(b1)		4,899,409
Parent investment	3,227,956	—	—	(3,227,956)	(a	)	—
Accumulated other comprehensive income (loss)	(13,811)	(3,418)	—	17,229	(a	)	—
Intercompany	—	—	—	—			—
Retained earnings (accumulated deficit)	(1,090,552)	(63,183)	—	1,395,213	(b3,d	)	241,478
Members’ equity (deficit)	—	—	212,340	(212,340)	(a	)	—

Total shareholders’ equity	2,123,593	1,950,131	212,340	856,707			5,142,771

Total liabilities and shareholders’ equity	$2,142,582	$2,219,753	$6,290,661	$1,408,090			$12,061,086

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CHANGE AND SPINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED DECEMBER 31, 2019

(in thousands, except per share amounts)

	Historical			Pro Forma Adjustments
	PF2 SpinCo	Change Healthcare Inc.	Change Healthcare LLC	Pro Forma Adjustments	Notes(2)		Pro Forma Condensed Combined
Revenue
Solutions revenue	$—	$—	$2,288,305	$(12,936)	(b	)	$2,275,369
Postage revenue	—	—	171,288	—			171,288

Total revenue	—	—	2,459,593	(12,936)			2,446,657
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	—	998,943	—			998,943
Research & development	—	—	151,778	—			151,778
Sales, marketing, general, and administrative	1,539	2,504	567,586	(3,187)	(c,d	)	568,442
Customer postage	—	—	171,288	—			171,288
Depreciation and amortization	—	—	226,094	231,475	(a	)	457,569
Accretion and changes in estimate with related parties, net	—	47,172	10,339	—			57,511

Total operating expenses	1,539	49,676	2,126,028	228,288			2,405,531

Operating income (loss)	(1,539)	(49,676)	333,565	(241,224)			41,126
(Gain) loss from Equity Method Investment in the Joint Venture	1,226,095	104,497	—	(1,330,592)	(d	)	—
(Gain) loss on dilution in the interests of the Joint Venture	244,569	—	—	(244,569)	(d	)	—
Management fee income	—	(1,648)	—	1,648	(d	)	—
Interest (income) expense	—	1	219,661	(34,761)	(g	)	184,901
Loss on extinguishment of debt	—	—	19,414	—			19,414
Amortization of debt discount and issuance costs		403	—	(403)	(d	)	—
Unrealized (gain) loss on forward purchase contract	—	(71,649)	—	—			(71,649)
Contingent consideration	—	—	1,809	—			1,809
Other, net	—	—	(10,881)	—			(10,881)

Income (loss) before income tax provision (benefit)	(1,472,203)	(81,280)	103,562	1,367,453			(82,468)
Income tax provision (benefit)	(376,000)	(564)	589	363,267	(e,h	)	(12,708)

Net income (loss)	$(1,096,203)	$(80,716)	$102,973	$1,004,186			$(69,760)

Net income (loss) per share:
Basic					(f	)	$(0.22)

Diluted					(f	)	$(0.22)

Weighted average common shares outstanding:
Basic					(f	)	319,387,487
Diluted					(f	)	319,387,487

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CHANGE AND SPINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED MARCH 31, 2019

(in thousands, except per share amounts)

	Historical			Pro Forma Adjustments
	PF2 SpinCo	Change Healthcare Inc.	Change Healthcare LLC	Pro Forma Adjustments	Notes(3)		Pro Forma Condensed Combined
Revenue
Solutions revenue	$—	$—	$3,043,111	$(156,241)	(b	)	$2,886,870
Postage revenue	—	—	238,618	—			238,618

Total revenue	—	—	3,281,729	(156,241)			3,125,488
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	—	1,354,655	—			1,354,655
Research & development	—	—	202,241	—			202,241
Sales, marketing, general, and administrative	—	1,159	821,082	(10,488)	(f	)	811,753
Customer postage	—	—	238,618	—			238,618
Depreciation and amortization	—	—	278,020	320,592	(a	)	598,612
Accretion and changes in estimate with related parties, net	—	—	19,329	—			19,329
Gain on sale of extended care business	—	—	(111,435)	—			(111,435)
Impairment of long-lived assets and other exit related costs	—	—	675	—			675

Total operating expenses	—	1,159	2,803,185	310,104			3,114,448

Operating income (loss)	—	(1,159)	478,544	(466,345)			11,040
(Gain) loss from Equity Method Investment in the Joint Venture	176,133	70,487	—	(246,620)	(c	)	—
Loss on dilution in the interest of the Joint Venture	688	—	—	(688)	(c	)	—
(Gain) loss on sale of interests in Change Healthcare LLC	—	(661)	—	661	(c	)	—
Management fee income	—	(378)	—	378	(c	)	—
Interest (income) expense	—	—	325,431	(76,249)	(g	), 1(b7)	249,182
Contingent consideration	—	—	(809)	—			(809)
Other, net	—	—	(18,267)	—			(18,267)

Income (loss) before income tax provision (benefit)	(176,821)	(70,607)	172,189	(143,827)			(219,066)
Income tax provision (benefit)	(47,019)	(18,595)	(4,481)	11,493	(d,h	)	(58,602)

Net income (loss)	$(129,802)	$(52,012)	$176,670	$(155,320)			$(160,464)

Net income (loss) per share:
Basic					(e	)	$(0.50)

Diluted					(e	)	$(0.50)

Weighted average common shares outstanding:
Basic					(e	)	319,387,487
Diluted					(e	)	319,387,487

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CHANGE AND SPINCO

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(In thousands)

PRO	FORMA ADJUSTMENTS

(1)	Reflects pro forma adjustments for SpinCo, Change, and the Joint Venture unaudited pro forma condensed combined Balance Sheet as of December 31, 2019 as follows:

a.

Reflects the consolidation of the equity method investment in the Joint Venture as a result of the Merger between SpinCo and Change. Prior to the consolidation, SpinCo and Change’s equity interests in the Joint Venture will be approximately 58.5% and 41.5%, respectively. After the Merger of Change and SpinCo, Change will own 100% of the interest in the Joint Venture; thus requiring consolidation of the Joint Venture rather than equity method investment treatment. As a result of this consolidation, the pro forma Condensed Combined balance sheet impact includes the elimination of receivables and liabilities between SpinCo, Change, and the Joint Venture and the removal of the book value of the equity method investments previously held by SpinCo and Change, along with other consolidation impacts.

b.

Reflects the Purchase Price Accounting (“PPA”) for the Merger between SpinCo and Change, where Change is the Accounting Acquirer. The difference in the step-up adjustments of assets and liabilities is recorded to goodwill.

(b1) In connection with the Merger, Change will issue 176.0 million shares in exchange for all of the outstanding shares of SpinCo Common Stock to acquire SpinCo. The total pro forma purchase consideration will be the total number of shares issued times $16.39 per share to acquire SpinCo, which will be approximately 58.5% of the Joint Venture.

The preliminary purchase price presented below is based on a share price of $16.39 per share. The actual purchase price will be based on the Change closing share price on the closing date of the Merger, which could differ from the price presented below. A 10% increase or decrease to the Change share price would change the purchase price by $290.2 million.

Additionally, the total purchase price includes the value of any receivable of Change from the Joint Venture that will be settled or satisfied as a direct result of the Merger.

Estimated purchase price:
Estimated fair value of SpinCo shares to be exchanged
(176.0 million shares at $16.39 per share):
Common Stock, $0.01 par value	$1,760	(b1)
Additional paid-in capital	2,882,801	(b1)
Settlement of dividend receivable	68,344	(b1)

Total purchase price of SpinCo	$2,952,905

The preliminary purchase price allocation presented below is based on management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed for SpinCo and the Joint Venture using information currently available. The excess of the fair value over the estimated fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined upon the completion of the Merger and will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by Change.

Total purchase price of SpinCo			$2,952,905

Fair value of the existing interest in the Joint Venture			2,404,139	(b3)

Total estimated fair value of the Joint Venture			$5,357,044

Estimated fair value of assets acquired
Cash	74,183
Restricted cash	314
Accounts receivable, net of allowance for doubtful accounts	724,908
Contract assets	130,824
Prepaid and other current assets	155,276
Investment in business purchase option	158,500	(b2)
Property and equipment, net	209,943	(b4)
Intangible assets	5,038,000	(b5)
Other noncurrent assets	528,545

	7,020,493
Estimated fair value of liabilities assumed
Current liabilities (excluding current portion of long-term debt of $28.8 million)	403,513
Long-term debt (including current portion of $28.8 million)	4,958,932	(b7)
Deferred revenue	246,613	(b6)
Deferred tax liabilities	763,438	(c)
Tax receivable agreement obligations due to related parties	203,121
Due to related parties, net	22,817
Other long-term liabilities	99,083	(b6)

Total identifiable net assets acquired	(322,976)

Total excess of fair value over net identifiable assets recorded as goodwill			$5,034,068	(b8)

(b2) Represents an adjustment to record the fair value of the eRx Network purchase option at the best estimate of fair value of $158.5 million.

(b3) Represents the fair value of Change’s previously held equity method investment in the Joint Venture. Upon consolidation, the remeasurement at fair value of the previously equity method investment results in a gain of $304.7 million, which is not reflected in the pro forma Condensed Combined Statement of Operations because it does not have a continuing impact.

(b4) Represents an increase to property and equipment, net by $56.9 million due to the balance being adjusted to estimated fair value.

(b5) Recognition of intangible assets resulting from the purchase price allocation for the Merger. The intangible asset is comprised of $159.0 million related to Trade Name and Trademark, $1.4 billion related to Internally-Developed Technology, and $3.5 billion related to Customer

Relationships. The balances are based on estimated fair value as determined by a third-party valuation specialist.

For the purposes of the pro forma financial statements, certain intangibles are assumed to be amortized on a straight-line basis over a useful life of 7 to 20 years based on the asset class for the Trade Name and Trademark and Internally-Developed Technology. Amortization of the Customer Relationships was based on the weighted average of expected revenues for the life of the Customer Relationships. The pro forma Condensed Combined Statement of Operations has been adjusted to include $220.4 million of amortization related to the intangibles for the nine months ended December 31, 2019, which is reflected as pro forma adjustment 2(a), and $305.8 million for the year ended March 31, 2019, which is reflected as pro forma adjustment 3(a) below. The preliminary estimated fair value of intangibles was determined using generally accepted valuation practices for the asset types, which deducts economic costs, including operating expenses and contributory asset charges, from revenue expected to be generated by the intangibles. These estimated cash flows are then discounted to the present value equivalent based on an estimated discount rate of 10.0%.

(b6) Represents a decrease in deferred revenue by $156.2 million due to the balance being adjusted to fair value. Additionally, for the portion of deferred revenue included in other long-term liabilities, there is a decrease of $12.9 million due to the balance being adjusted to fair value.

(b7) Represents an increase to the long-term debt, net of the current portion, by $107.3 million due to the balance being adjusted to fair value and associated interest expense as a result of the increase to long-term debt which is reflected on the pro forma Condensed Combined Statement of Operations.

(b8) The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill.

c.

Reflects an adjustment to deferred income taxes utilizing a look-through approach to remeasure the deferred tax bases of the Joint Venture’s assets and liabilities based upon the changes in fair value associated with the Merger and PPA discussed in Notes 1(a) through 1(b) above, assuming a statutory federal tax rate of 21.0% and a blended state tax rate of 4.4%.

d.

Reflects the elimination of SpinCo’s accumulated deficit in the amount of $1.1 billion upon consolidation of the Joint Venture as a result of the Merger between SpinCo and Change, and the impact of the recognition of a gain of $304.7 million upon remeasurement of Change’s existing interest in the Joint Venture described in (b3).

(2)	Reflects pro forma adjustments for SpinCo, Change, and the Joint Venture Statement of Operations as of December 31, 2019 as follows:

Adjustments below represent adjustments as a result of the Merger

a.

Reflects the amortization of purchase price allocation adjustments related to the step-up of fair value of intangible and property and equipment, net assets as a result of the Merger of $220.4 million and $11.1 million, respectively.

b.

Reflects the estimated reduction to the carrying amount of historical contract liabilities to a fair value of $264.0 million and a reduction of $169.1 million ($156.2 million in deferred revenues and $12.9 million in other long-term liabilities) as if the merger had been consummated on April 1, 2018. This estimate of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. After the Merger, this adjustment will have a continuing effect and would have reduced revenue by $12.9 million for the nine months ended December 31, 2019 to reflect the difference between customer prepayments related to service contracts and the estimated fair value of the assumed performance obligations as they are satisfied, assuming the Merger had been consummated on April 1, 2018. The estimated effect on earnings subsequent to the Merger date will be progressively reduced over the subsequent eighteen months following the Merger date by approximately $156.2 million in the first year and approximately $12.9 million in the following nine months.

c.

Reflects the removal of transaction costs of $1.5 million incurred as a result of the Merger between SpinCo and Change that are not expected to have an ongoing impact to the operations after the Merger.

d.

Reflects the removal of certain expenses including $1.6 million of Sales, marketing, general, and administrative, $1.3 billion of (Gain) loss from Equity Method Investment in the Joint Venture, $244.6 million of (Gain) loss on dilution in the interests of the Joint Venture, $1.6 million of Management fee income, and ($0.4) million of Amortization of debt discount and issuance costs incurred by SpinCo and/or Change that are not expected to have an on-going impact to the operations after the Merger and the consolidation of the Joint Venture.

e.	Reflects an adjustment to the statutory income taxes using an effective tax rate of 25.4% for Notes 2(a) through 2(d) above.

f.	The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income (loss) per share:

Nine Months ended December 31, 2019
Pro Forma basic and diluted net income per share:
Numerator:
Pro Forma net income (loss)	$(69,760)
Denominator:
Weighted average common shares outstanding	124,962,970
Shares of stock issued in the Merger	175,995,192
Pro Forma minimum shares issuable under purchase contracts	18,429,325

Pro Forma shares used in computing basic and diluted earnings per share	319,387,487

Pro Forma basic and diluted net income (loss) per share	$(0.22)

Pro forma basic and diluted shares used in computing net income (loss) per share give effect to consummation of the Merger.

The shares issuable upon settlement of the purchase contracts component of TEUs are included in the denominator of weighted average shares outstanding to the extent that all contingencies other than passage of time have been satisfied. As a result, pro forma basic earnings per share in the above calculations reflects these purchase contracts as outstanding based on the minimum settlement rate. Due to their antidilutive effect in the period indicated, incremental shares issuable under purchase contracts, time-vesting options, and restricted stock units were excluded from the calculation of pro forma diluted earnings per share.

Adjustments below represent adjustments as a result of the IPO

g.

Reflects the effect on interest expense of the repayment of a portion of Change Healthcare LLC’s Term Loan Facility of $13.4 million in connection with the IPO, assuming a 5% interest rate; incremental interest expense associated with the amortizing debt payable to Change Healthcare Inc. of $0.6 million as a result of the investment by Change Healthcare Inc. in the Joint Venture of the net proceeds from the sale of the Units in connection with the IPO, assuming a 5.5% interest rate; and the reduction to interest expense of $21.9 million upon elimination of amortization of debt discount and issuance costs after adjusting the debt to its fair value due to the Merger.

h.

Reflects an adjustment to income taxes due to the pro forma adjustment referred to in Note 2(g) above. The tax rate utilized assumes a statutory federal rate of 21.0% and a blended state rate of 4.4% for the nine months ended December 31, 2019.

(3)	Reflects pro forma adjustments for the SpinCo, Change, and the Joint Venture Statement of Operations for the year ended March 31, 2019 as follows:

Adjustments below represent adjustments as a result of the Merger

a.

Reflects the amortization of purchase price allocation adjustments related to the step-up of fair value of intangible and property and equipment, net assets as a result of the Merger of $305.8 million and $14.8 million, respectively.

b.

Reflects the estimated reduction to the carrying amount of historical contract liabilities to a fair value of $264.0 million and a reduction of $169.1 million ($156.2 million in deferred revenues and $12.9 million in other long-term liabilities) as if the Merger had been consummated on April 1, 2018. This estimate of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. After the Merger, this adjustment will have a continuing effect and would have reduced revenue by $156.2 million for the year ended March 31, 2019 to reflect the difference between customer prepayments related to service contracts and the estimated fair value of the assumed performance obligations as they are satisfied, assuming the Merger had been consummated on April 1, 2018. The estimated effect on earnings subsequent to the Merger date will be progressively reduced over the subsequent eighteen months following the Merger date.

c.

Reflects the removal of certain expenses including $246.6 million of (Gain) loss from Equity Method Investment in the Joint Venture, $0.7 million of (Gain) Loss on sale of interests in Change Healthcare LLC, ($0.7) million of (Gain) loss on dilution in the interests of the Joint Venture, and $0.4 million of Management fee income incurred by SpinCo and/or Change that are not expected to have an on-going impact to the operations after the Merger and the consolidation of the Joint Venture.

d.	Reflects an adjustment to the statutory income taxes using an effective tax rate of 25.4% for Notes 3(a) through 3(c) above.

e.	The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income per share:

Year ended March 31, 2019
Pro Forma basic and diluted net income per share:
Numerator:
Pro Forma net income (loss)	$(160,464)
Denominator:
Weighted average common shares outstanding	124,962,970
Shares of stock issued in the Merger	175,995,192
Pro Forma minimum shares issuable under purchase contracts	18,429,325

Pro Forma shares used in computing basic and diluted earnings per share	319,387,487

Pro Forma basic and diluted net income (loss) per share	$(0.50)

Pro forma basic and diluted shares used in computing net income (loss) per share give effect to consummation of the Merger.

The shares issuable upon settlement of the purchase contracts component of Units are included in the denominator of weighted average shares outstanding to the extent that all contingencies other than passage of time have been satisfied. As a result, pro forma basic earnings per share in the above calculations reflects these purchase contracts as outstanding based on the minimum settlement rate. Due to their antidilutive effect in the period indicated, incremental shares issuable under purchase contracts, time-vesting options, and restricted stock units were excluded from the calculation of pro forma diluted earnings per share.

Adjustments below represent adjustments as a result of the IPO

f.

Reflects a $10.5 million adjustment to reverse historical management and advisory fees paid to McKesson and the Sponsors pursuant to a management services agreement that terminated upon consummation of the initial public offering.

g.

Reflects the effect on interest expense of the repayment of a portion of Change Healthcare LLC’s Term Loan Facility of $49.2 million in connection with the IPO, assuming a 5% interest rate; incremental interest expense associated with the amortizing debt payable to Change Healthcare Inc. of $2.2 million as a result of the investment by Change Healthcare Inc. in the Joint Venture of the net proceeds from the sale of the Units in connection with the IPO, assuming a 5.5% interest rate; and the reduction to interest expense of $29.2 million upon elimination of amortization of debt discount and issuance costs after adjusting the debt to its fair value due to the Merger.

h.

Reflects an adjustment to income taxes due to the pro forma adjustment referred to in Notes 3(f) through 3(g) above. The tax rate utilized assumes a statutory federal rate of 21.0% and a blended state rate of 4.4% for the year ended March 31, 2019.

HISTORICAL PER SHARE DATA, MARKET PRICE AND DIVIDEND DATA

The information set forth under the heading “Historical Per Share Data, Market Price and Dividend Data” of the Prospectus was amended and replaced in its entirety to read as follows:

HISTORICAL PER SHARE DATA, MARKET PRICE AND DIVIDEND DATA

Comparative Historical and Pro Forma per Share Data

The following table sets forth certain historical and pro forma per share data for Change. The historical data have been derived from and should be read together with the unaudited consolidated financial statements of Change and related notes thereto for the nine months ended December 31, 2019 and the audited consolidated financial statements of Change and related notes thereto contained elsewhere in this document. The pro forma data have been derived from the unaudited pro forma condensed combined financial statements of Change included elsewhere in this document.

These comparative historical and pro forma per share data are being provided for illustrative purposes only. You should not rely on the pro forma per share data presented as being indicative of the future results or financial condition of Change to be achieved following the Transactions.

	Nine Months Ended December 31 , 2019	Year Ended March 31, 2019
	(shares in thousands)
Net income (loss) available to common shareholders per share:
Historical:
Basic	$(0.67)	$(0.69)

Diluted	$(0.67)	$(0.69)

Pro forma:
Basic	$(0.22)	$(0.50)

Diluted	$(0.22)	$(0.50)

Weighted average common shares outstanding:
Historical:
Basic	120,658	75,513
Diluted	120,658	75,513
Pro forma:
Basic	319,387	319,387
Diluted	319,387	319,387

Historical Common Stock Market Price and Dividend Data

Historical market price data for SpinCo Common Stock has not been presented as there is no established trading market for SpinCo Common Stock separate from McKesson Common Stock.

Shares of McKesson Common Stock currently trade on the NYSE under the symbol “MCK.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of McKesson Common Stock reported by the NYSE was $143.90. On February 7, 2020, the last trading day prior to the commencement of the exchange offer, the last sale price of McKesson Common Stock reported by the NYSE was $156.32.

Shares of Change Common Stock currently trade on Nasdaq under the symbol “CHNG.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of Change Common Stock reported by Nasdaq was $15.45. On February 7, 2020, the last trading day prior to the commencement of the exchange offer, the last sale price of Change Common Stock reported by Nasdaq was $16.12.

The following table sets forth the high and low sale prices of McKesson Common Stock according to the Wall Street Journal on the NYSE and Change Common Stock according to Bloomberg L.P. on Nasdaq for the periods indicated as well as the dividends per share paid by McKesson to holders of McKesson Common Stock and Change to holders of Change Common Stock for these periods.

	McKesson Per Share Dividends	McKesson Common Stock		Change Per Share Dividends	Change Common Stock
		High	Low		High	Low
Year Ended March 31, 2020
First Quarter	$0.39	$135.75	$111.71	$—	$15.30	$13.53
Second Quarter	$0.41	$150.82	$131.39	$—	$15.50	$11.24
Third Quarter	$0.41	$154.79	$128.26	$—	$16.73	$11.25
Fourth Quarter (through February 13, 2020)	$—	$169.67	$135.22	$—	$17.57	$15.17
Year Ended March 31, 2019
First Quarter	$0.34	$160.84	$131.43	$—	$—	$—
Second Quarter	$0.39	$139.86	$122.49	$—	$—	$—
Third Quarter	$0.39	$138.94	$106.11	$—	$—	$—
Fourth Quarter	$0.39	$137.16	$109.16	$—	$—	$—
Year Ended March 31, 2018
First Quarter	$0.28	$169.29	$133.82	$—	$—	$—
Second Quarter	$0.34	$168.87	$145.13	$—	$—	$—
Third Quarter	$0.34	$164.29	$134.25	$—	$—	$—
Fourth Quarter	$0.34	$178.86	$137.10	$—	$—	$—
Year Ended March 31, 2017
First Quarter	$0.28	$188.43	$154.33	$—	$—	$—
Second Quarter	$0.28	$199.43	$163.57	$—	$—	$—
Third Quarter	$0.28	$166.90	$114.53	$—	$—	$—
Fourth Quarter	$0.28	$153.07	$134.17	$—	$—	$—

Change Dividend Policy

The declaration, amount and payment of any future dividends on shares of Change Common Stock will be at the sole discretion of the Change board of directors and Change may reduce or discontinue entirely the payment of such dividends at any time. The Change board of directors may take into account general and economic conditions, its financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by Change to its stockholders or by its subsidiaries (including the Joint Venture) to it, and such other factors as its board of directors may deem relevant.

Change is a holding company and has no material assets other than its ownership of LLC Units in the Joint Venture. As a result, Change will not be able to pay any dividend unless the Joint Venture makes a distribution to its members in an amount sufficient to cover the dividend declared by Change.

The agreements governing Change’s Senior Secured Credit Facilities and Senior Notes contain a number of covenants that restrict, subject to certain exceptions, the Joint Venture’s ability to pay dividends to Change. See “Description of Certain Indebtedness of Change Healthcare Inc.”

Any financing arrangements that Change enters into in the future may include restrictive covenants that limit its ability to pay dividends. In addition, the Joint Venture is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Joint Venture (with certain exceptions) exceed the fair value of its assets. Subsidiaries of the Joint Venture are generally subject to similar legal limitations on their ability to make distributions to the Joint Venture.

In connection with the Joint Venture Transactions, the Joint Venture made distributions to its pre-initial public offering owners and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan totaling approximately $3.1 billion. For the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, the Joint Venture made no other distributions. Under the terms of its LLC Agreement, the Joint Venture is required to periodically advance to its members amounts necessary to fund their respective tax obligations on an interim basis. See “Other Agreements and Other Related Party Transactions” for additional information.

McKesson Dividend Policy

In October 2019, McKesson’s quarterly dividend was raised from $0.39 to $0.41 per common share for dividends declared on or after such date by McKesson’s board of directors. McKesson declared regular cash dividends of $1.51 and $1.30 per share in the years ended March 31, 2019 and 2018.

The payment and amount of future dividends remain within the discretion of the McKesson board of directors and will depend upon McKesson’s future earnings, financial condition, capital requirements and other factors.

FINANCIAL STATEMENTS

The (i) Unaudited Interim Combined Financial Statements of SpinCo as of and for the six months ended September 30, 2019 and 2018 were removed and replaced with the Unaudited Interim Combined Financial Statements of SpinCo as of and for the nine months ended December 31, 2019 and 2018; (ii) Unaudited Interim Condensed Financial Statements of Change Healthcare Inc. as of and for the six months ended September 30, 2019 and 2018 were removed and replaced with the Unaudited Interim Combined Financial Statements of SpinCo as of and for the nine months ended December 31, 2019 and 2018; and (iii) the Unaudited Interim Consolidated Financial Statements of Change Healthcare LLC as of and for the six months ended September 30, 2019 and 2018 were removed and replaced with the Unaudited Interim Combined Financial Statements of SpinCo as of and for the nine months ended December 31, 2019 and 2018, to read as follows:

PF2 SpinCo

Combined Statements of Operations

( unaudited and amounts in thousands)

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Revenue	$—	$—
General and administrative	1,539	—

Operating expenses	1,539	—

Operating income (loss)	(1,539)
Non-operating (income) expense
Equity earnings and charges in Joint Venture	1,226,095	149,722
Loss on dilution in the interest of the Joint Venture	244,569	687

Total non-operating expense	1,470,664	150,409

(Loss) before income tax provision (benefit)	(1,472,203)	(150,409)
Income tax (benefit)	(376,000)	(39,862)

Net income (loss)	$(1,096,203)	$(110,547)

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Comprehensive Income (Loss)

(unaudited and amounts in thousands)

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Net income (loss)	$(1,096,203)	$(110,547)
Other comprehensive income (loss), net of taxes
Changes in fair value of interest rate swap of the Joint Venture	(9,437)	(7,449)
Foreign currency translation adjustments of the Joint Venture	3,868	(7,728)
Dilution of accumulated other comprehensive income of the Joint Venture	3,051	(1)

Accumulated other comprehensive income (loss)	(2,518)	(15,178)

Total comprehensive income (loss)	$(1,098,721)	$(125,725)

See accompanying notes to financial statements.

PF2 SpinCo

Combined Balance Sheets

(unaudited and amounts in thousands)

	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash	$—	$—
Due from Parent	—	7,025

Total current assets	—	7,025
Investment in the Joint Venture	2,142,582	3,505,013

Total assets	$2,142,582	$3,512,038

Liabilities and net Parent investment
Current liabilities:
Due to the Joint Venture	$213	$7,025

Total current liabilities	213	7,025
Deferred tax liabilities	18,776	367,230

Total liabilities	18,989	374,255
Commitments and contingencies (Note 4)
Net Parent investment
Parent investment	3,227,956	3,226,417
Accumulated other comprehensive income (loss)	(13,811)	(11,293)
Retained earnings (deficit)	(1,090,552)	(77,341)

Total net Parent investment	2,123,593	3,137,783

Total liabilities and net Parent investment	$2,142,582	$3,512,038

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Changes in Net Parent Investment

(unaudited and amounts in thousands)

	Parent Investment	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Net Parent Investment
Balance at March 31, 2018	$3,226,417	$4,493	$51,318	$3,282,228
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	(1,143)	1,143	—
Net income (loss)	—	—	(110,547)	(110,547)
Contributions	7,025	—	—	7,025
Distributions	(7,025)	—	—	(7,025)
Change in fair value of interest rate swap of the Joint Venture, net of tax	—	(7,449)	—	(7,449)
Foreign currency translation adjustment of the Joint Venture, net of tax	—	(7,728)	—	(7,728)

Balance at December 31, 2018	$3,226,417	$(11,827)	$(58,086)	$3,156,504

Balance at March 31, 2019	$3,226,417	$(11,293)	$(77,341)	$3,137,783
Cumulative effect of accounting change of the Joint Venture-ASC 606	—	—	82,992	82,992
Net income (loss)	—	—	(1,096,203)	(1,096,203)
Contributions	1,539	—	—	1,539
Change in fair value of interest rate swap of the Joint Venture, net of tax	—	(9,437)	—	(9,437)
Foreign currency translation adjustment of the Joint Venture, net of tax	—	3,868	—	3,868
Dilution of accumulated other comprehensive income of the Joint Venture	—	3,051	—	3,051

Balance at December 31, 2019	$3,227,956	$(13,811)	$(1,090,552)	$2,123,593

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Cash flows from operating activities:
Net income (loss)	$(1,096,203)	$(110,547)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity earnings and charges in Joint Venture	1,226,095	149,722
Loss on dilution in the interest of the Joint Venture	244,569	687
Deferred income tax expense (benefit)	(376,000)	(39,862)
(Increase) decrease in:
Due to the Joint Venture	(7,025)	7,025
Due from Parent	7,025	(7,025)

Net cash provided by (used in) operating activities	(1,539)	—

Cash flows from investing activities:	—	—
Net cash provided by (used in) investing activities	—	—

Cash flows from financing activities:
Contribution from Parent	1,539	—

Net cash provided by (used in) financing activities	1,539	—

Net increase (decrease) in cash
Cash at beginning of period	—	—

Cash at end of period	$—	$—

See accompanying notes to financial statements.

PF2 SpinCo

Notes to the Combined Financial Statements

(unaudited and amounts in thousands unless otherwise noted)

1.	Nature of Business and Basis of Presentation

Organization

PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC), a Delaware corporation, was formed in connection with the Joint Venture Transactions on August 22, 2016, as a subsidiary of McKesson Corporation (“McKesson” or “Parent”). PF2 SpinCo, Inc. does not own any material assets or have any material liabilities or operations. PF2 SpinCo, Inc. was capitalized for a nominal amount, and 100% of the interests of PF2 SpinCo, Inc. are held by McKesson.

On March 1, 2017, McKesson contributed the majority of the McKesson Technology Solutions businesses (“Core MTS Business”) in exchange for, among other things, an interest in Change Healthcare LLC (the “Joint Venture”), a joint venture between Change Healthcare Inc. (“CHI”) (formerly HCIT Holdings, Inc.) and McKesson. Upon formation of the Joint Venture, McKesson and CHI owned approximately 70% and 30%, respectively, of the membership interests of the Joint Venture (the “LLC Units”), which amounts are subject to adjustment based on exercise of equity-based awards or other changes in the number of the Joint Venture’s LLC Units outstanding.

McKesson and its subsidiaries are in the process of completing an internal reorganization to consummate the exchange offer described in PF2 SpinCo, Inc.’s prospectus—offer to exchange. As part of the reorganization, PF2 SpinCo LLC was reorganized into a Delaware corporation named PF2 SpinCo, Inc. and prior to the consummation of the exchange offer described in PF2 SpinCo, Inc.’s prospectus—offer to exchange, McKesson will contribute, directly or indirectly, all of its interests it directly or indirectly holds in the Joint Venture to PF2 SpinCo, Inc.

Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). These financial statements present the combined balance sheets, results of operations and related balances of (i) McKesson’s ownership of its equity method investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (hereinafter collectively referred to in these combined financial statements as “PF2 SpinCo” or the “Company”). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements (hereinafter referred to as the “Combined Financial Statements”). Management believes that the assumptions and estimates used in preparation of these Combined Financial Statements are reasonable. Any transactions between the operations reflected within the Combined Financial Statements have been eliminated. These Combined Financial Statements may not necessarily reflect the Company’s balance sheet, statements of operations or cash flows in the future, or what its balance sheet, statements of operations or cash flows would have been if the Company had been a stand-alone entity during the periods presented. Because of the nature of these Combined Financial Statements, Parent’s net investment in the Joint Venture is shown as Net Parent investment on the Combined Balance Sheets.

Because of the significance of the Joint Venture to the Company’s financial position and results of operations, the Company is required to provide consolidated financial statements of the Joint Venture pursuant to Rule 3-09 of Regulation S-X.

The accompanying unaudited Combined Financial Statements have been prepared in accordance with U.S. GAAP for interim financial information and with Rule 10-01 of Regulation S-X of the SEC Guidelines, Rules and Regulations and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year.

The Company’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.

The Joint Venture Transactions

In June 2016, McKesson entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with CHI (together with the McKesson subsidiaries who hold McKesson’s LLC Units in the Joint Venture, the “Members”), the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. and Hellman & Friedman LLC (collectively, the “Legacy CHC Stockholders”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, which combined the Core MTS Business with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the Joint Venture Transactions (the “Joint Venture Transactions”). The Joint Venture Transactions closed on March 1, 2017, at which time business operations of the Joint Venture commenced and McKesson received ownership of its equity method investment in the Joint Venture.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan (the “Legacy CHC Equity Plan”) of approximately (A) $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement and (b) the issuance to CHI of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests in the Joint Venture, and (c) the McKesson Tax Receivable Agreement.

In connection with the Joint Venture Transactions, the Joint Venture, through its subsidiaries, entered into new senior secured credit facilities consisting of a term loan facility in the amount of $5.1 billion and a revolving credit facility in an aggregate principal amount of $500 million and issued $1.0 billion of 5.75% senior notes due 2025. The proceeds were used to make all payments to the Legacy CHC Stockholders, certain participants in the Legacy CHC Equity Plan, and McKesson to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions.

2.	Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited Combined Financial Statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of expenses, and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s Combined Financial Statements will change as new events occur, more experience is acquired, additional information is obtained, and the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations, and if material, the effects of changes in estimates are disclosed in the notes to the Combined Financial Statements. Estimates and assumptions by management affect: the carrying value of the Company’s investment, the provision and benefit for income taxes, and related deferred tax accounts.

Funding of Operations

The Company does not hold any cash or cash equivalents on the Combined Balance Sheets as the nature of the business is primarily to hold McKesson’s interest in the Joint Venture. In the event that cash is needed to fund operating expenses, McKesson, on behalf of the Company, would fund all such operating expenses. The payment of such costs has been presented in the Company’s Combined Statements of Changes in Net Parent Investment as Contributions and Combined Statements of Cash Flows as Contribution from Parent.

Recently Adopted Accounting Pronouncements

In February 2018, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income to address a narrow-scope financial reporting issue that arose as a consequence of the Tax Legislation. Existing guidance requires that deferred tax liabilities and assets be adjusted for a change in tax laws with the effect included in income from continuing operations in the reporting period that includes the enactment date. That guidance is applicable even in situations in which the related income tax effects of items in accumulated other comprehensive income were originally recognized in other comprehensive income rather in net income, such as amounts related to benefit plans and hedging activity. As a result, the tax effects of items within accumulated other comprehensive income do not reflect the appropriate tax rate. This difference is referred to as stranded tax effects. The amended guidance allows for a reclassification of only those amounts related to the Tax Legislation to retained earnings thereby eliminating the stranded tax effects. The amended guidance also requires certain disclosures about stranded tax effects. The Company adopted the amended guidance beginning in the first fiscal quarter of 2020 on a prospective or retrospective basis. The Company has elected not to reclassify the stranded tax effects within accumulated other comprehensive loss to retained earnings.

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods and services. As the Company’s operations consist principally of an investment in the Joint Venture, its financial statements reflect no revenue, and accordingly, the Company recognized no direct impact on its financial statements from the adoption of this update. However, upon adoption, the Joint Venture recognized a cumulative effect adjustment to its Members’ deficit. As a result of the impact of the adoption of ASC 606 to the Joint Venture’s Members’ deficit, the Company was required to recognize a proportionate amount of this cumulative effect adjustment to its April 1, 2019 retained earnings as well. The effect is disclosed within a separate caption of the accompanying Combined Statement of Changes in Net Parent Investment.

3.	Equity Method Investment in the Joint Venture

The Company accounts for its investment in the Joint Venture using the equity method of accounting. During the nine months ended December 31, 2019 and 2018, the Company recorded a proportionate share of the loss from this investment of $79.8 million and $149.7 million, respectively, which included integration expenses incurred by the Joint Venture and basis differences between the Joint Venture and the Company including amortization of fair value adjustments primarily representing incremental intangible assets. These amounts are aggregated and recorded under the caption, “Equity earnings and charges in Joint Venture” in the accompanying Combined Statements of Operations.

Summarized financial information of the Joint Venture is as follows:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Statements of Operations Data
Revenue	$2,459,593	$2,445,390
Cost of operations (exclusive of depreciation and amortization)	$998,943	$1,007,328
Customer postage	$171,288	$180,706
Net income (loss)	$102,973	$138,955

On July 1, 2019, upon the completion of its Initial Public Offering (“IPO”), CHI received net cash proceeds of approximately $887.6 million.

CHI contributed the proceeds from its offering of common stock of $608.7 million to the Joint Venture in exchange for additional membership interests of the Joint Venture (“LLC Units”) at the equivalent of its offering price of $13 per share. The proceeds from the concurrent offering of other securities of $278.9 million were used by CHI to acquire certain securities of the Joint Venture that substantially mirror the terms of other securities included in the offering by CHI. The Joint Venture, in return, used the majority of the IPO proceeds to repay a portion of the Joint Venture’s outstanding debt. As a result, the Company’s equity interest in the Joint Venture was diluted from approximately 70% to approximately 58.5% and CHI now owns approximately 41.5% of the outstanding LLC Units. Accordingly, in the second quarter of 2020, the Company recognized a pre-tax dilution loss of $241.9 million ($180 million after-tax) primarily representing the difference between the Company’s proportionate share of the IPO proceeds and the dilution effect on its investment’s carrying value. Effective with the second quarter of 2020, the Company recognized its proportionate share of net income or loss based on its reduced equity interest in the Joint Venture, adjusted for the effect of basis differences and other items as applicable.

As of December 31, 2019, Parent expects to exit its investment in the Joint Venture within three to nine months. In light of Parent’s planned exit, the related transactions involving the Company and the corresponding publicly-traded share price of CHI, the Company concluded an other than temporary impairment (“OTTI”) has occurred during the second quarter of 2020 and recorded a pre-tax impairment charge of approximately $1.1 billion, representing the difference between the carrying value of the Company’s investment and the fair value derived from the corresponding closing price of the CHI common stock as of September 30, 2019. The Company’s investment in the Joint Venture is considered a Level 2 fair value measurement. This charge is recorded under the caption, “Equity earnings and charges in Joint Venture,” in the Company’s Combined Statements of Operations for the nine months ended December 31, 2019.

To allocate the OTTI amongst the equity method basis differences, the individual net assets underlying the investment were evaluated. The Joint Venture’s Alpharetta, GA office property was classified as held for sale as of September 30, 2019 and the sale was completed in December 2019. As the fair value of the property was known as of September 30, 2019, and was substantially below the equity method carrying basis, approximately $24.8 million of the OTTI has been allocated to the property to adjust the basis to the fair value of the property as of September 30, 2019. The remaining OTTI was first allocated to all of the remaining equity method goodwill for approximately $1,083 million, and the residual amount of $38.1 million was allocated to the remaining assets on a pro rata basis.

At December 31, 2019 and March 31, 2019, the Company’s carrying value of this equity method investment was $2.1 billion and $3.5 billion, respectively. The company’s carrying value included equity method intangible assets at December 31, 2019 and equity method intangible assets and goodwill at March 31, 2019, which caused the investment basis to exceed its proportionate share of the Joint Venture’s book value of net assets by approximately $2.0 billion and $4.1 billion, respectively.

Related Party Transactions

Under the agreement executed in the second quarter of 2019 between the Joint Venture, Parent, Change, and certain subsidiaries of the Joint Venture, Parent has the ability to adjust the manner in which certain depreciation or amortization deductions are allocated among Change and Parent. Parent currently intends to exercise its right under the agreement and allocate certain depreciation and amortization deductions to Change for the tax year ended March 31, 2019 and March 31, 2020. These allocated depreciation and amortization deductions are not expected to have a material effect on the Company’s Combined Financial Statements.

In the third quarter of 2020, McKesson has repaid the tax advance of $7.0 million to the Joint Venture that was reflected as a Due From Parent and Due to the Joint Venture in the Combined Balances Sheet of the Company as of March 31, 2019.

4.	Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may become subject to various claims and legal proceedings. The Company is not currently a defendant in any pending litigation.

5.	Income Taxes

During the nine months ended December 31, 2019 and 2018, income tax benefits (expense) related to continuing operations were $376.0 million and $39.9 million, respectively. The Company’s higher effective tax rates from the federal statutory rate of 21% is primarily due to a credit for Research and Development expenditures.

The Company’s estimated annual effective tax rate is 25.5% and 26.5% for the nine months ended December 31, 2019 and 2018, respectively.

The Company currently is included in the consolidated income tax returns of McKesson in the U.S. federal jurisdiction, various U.S. state jurisdictions and various foreign jurisdictions. McKesson, including the Company, is generally subject to audit by taxing authorities in various U.S. states and in foreign jurisdictions for the fiscal year ended March 31, 2017 through the current fiscal year.

The Company had unrecognized tax benefits of $68.0 million and $56.7 million as of December 31, 2019 and March 31, 2019, which if recognized, would affect the effective income tax rate. The Company does not expect its unrecognized tax benefits to decrease during the next twelve months.

6.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the Company’s proportionate share of the Joint Venture’s accumulated other comprehensive income (loss) balances, net of taxes, as of and for the nine months ended December 31, 2019 and 2018.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2018	$1,913	$2,580	$4,493
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	(1,143)	(1,143)
Change associated with current period hedging (net of taxes of $2,541)	—	(7,449)	(7,449)
Change associated with foreign currency translation (net of taxes of $2,636)	(7,728)	—	(7,728)

Balance at December 31, 2018	$(5,815)	$(6,012)	$(11,827)

Balance at March 31, 2019	$(3,013)	$(8,280)	$(11,293)
Change associated with current period hedging (net of taxes of $3,226)	—	(9,437)	(9,437)
Change associated with foreign currency translation (net of taxes of $1,322)	3,868	—	3,868
Change associated with dilution of accumulated other comprehensive income of the Joint Venture (net of taxes of $1,043)	383	2,668	3,051

Balance at December 31, 2019	$1,238	$(15,049)	$(13,811)

Effective April 1, 2018, the Joint Venture adopted FASB ASU No. 2017-12, which significantly changed the framework by which hedge accounting is recognized, presented and disclosed in the Joint Venture’s financial statements. The adoption of this update by the Joint Venture resulted in a reclassification between accumulated other comprehensive income (loss) and accumulated earnings (deficit).

7.	Subsequent Events

The Company has evaluated subsequent events through February 14, 2020, the date the Combined Financial Statements were available to be issued and determined there are no other subsequent events that need to be disclosed.

Change Healthcare Inc.

Condensed Statements of Operations

(unaudited and amounts in thousands, except share and per share amounts)

	Nine Months Ended December 31,
	2019	2018
Revenue	$—	$—
Operating expenses
General and administrative	2,504	188
Accretion Expense	47,172	—

Total operating expenses	49,676	188

Operating income (loss)	(49,676)	(188)
Non-operating (income) expense
Loss from Equity Method Investment in the Joint Venture	104,497	65,805
(Gain) Loss on Sale of Interests in the Joint Venture	—	(661)
Management fee income	(1,648)	(188)
Interest expense	1,246	—
Interest income	(1,245)	—
Amortization of debt discount and issuance costs	403	—
Unrealized (gain) loss on forward purchase contract	(71,649)	—

Total non-operating (income) expense	31,604	64,956

Income (loss) before income tax provision (benefit)	(81,280)	(65,144)
Income tax provision (benefit)	(564)	(16,664)

Net income (loss)	$(80,716)	$(48,480)

Net income (loss) per share:
Basic	$(0.67)	$(0.64)

Diluted	$(0.67)	$(0.64)

Weighted average shares (see Note 5):
Basic	120,657,859	75,525,645

Diluted	120,657,859	75,525,645

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Statements of Comprehensive Income (Loss)

(unaudited and amounts in thousands)

	Nine Months Ended December 31,
	2019	2018
Net income (loss)	$(80,716)	$(48,480)
Other comprehensive income (loss):
Unrealized gain (loss) on available for sale debt securities of the Joint Venture, net of taxes	1,307	—
Changes in fair value of interest rate swap of the Joint Venture, net of taxes	(5,428)	(3,793)
Foreign currency translation adjustment of the Joint Venture	3,537	(4,445)

Other comprehensive income (loss)	(584)	(8,238)

Total comprehensive income (loss)	$(81,300)	$(56,718)

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	December 31, 2019	March 31, 2019
Assets
Current Assets:
Cash	$3,409	$3,409
Prepaid expenses	1,544	—
Due from the Joint Venture	3,429	373
Due from McKesson	213	—
Investment in Joint Venture tangible equity units, current	15,362	—
Income taxes receivable	1,359	1,781

Total current assets	25,316	5,563
Dividend receivable	68,344	81,264
Investment in the Joint Venture	1,796,512	1,211,996
Investment in Joint Venture tangible equity units	329,581	—

Total assets	$2,219,753	$1,298,823

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$259	$176
Due to the Joint Venture	9,806	6,167
Current portion of long-term debt	15,362	—

Total current liabilities	25,427	6,343
Long-term debt	23,656	—
Due to McKesson	47,172	—
Deferred income tax liabilities	172,055	159,993
Other liabilities	1,312	—
Commitments and contingencies (see Note 4)
Stockholders’ Equity:
Common Stock (par value, $.001), 9,000,000,000 and 252,800,000 shares authorized and 125,027,648 and 75,474,654 shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	124	75
Class X common stock (par value, $.001), 1 and 1 share authorized and no shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	—	—
Preferred stock (par value, $.001), 900,000,000 and 0 shares authorized and no shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	—	—
Additional paid-in capital	2,016,608	1,153,509
Accumulated other comprehensive income (loss)	(3,418)	(3,256)
Retained earnings (deficit)	(63,183)	(17,841)

Total stockholders’ equity	1,950,131	1,132,487

Total liabilities and stockholders’ equity	$2,219,753	$1,298,823

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Statements of Stockholders’ Equity

(unaudited and amounts in thousands, except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2018	75,749,118	$75	$1,139,300	$34,661	$2,536	$1,176,572
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	—		(490)	490	—
Equity compensation expense	—	—	5,300	—	—	5,300
Repurchase of Change Healthcare Inc. common stock	(251,789)	—	(4,782)	—	—	(4,782)
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	4,045	—	—	—	—	—
Net income (loss)	—	—	—	(17,501)	—	(17,501)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	(2,593)	(2,593)
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	782	782

Balance at June 30, 2018	75,501,374	$75	$1,139,818	$16,670	$1,215	$1,157,778
Equity compensation expense	—	—	2,969	—	—	2,969
Repurchase of Change Healthcare Inc. common stock	(90,629)	—	(1,720)	—	—	(1,720)
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	35,139	—	—	—	—	—
Net income (loss)	—	—	—	(18,591)	—	(18,591)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	566	566
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	1,478	1,478

Balance at September 30, 2018	75,445,885	$75	$1,141,067	$(1,921)	$3,259	$1,142,480
Equity compensation expense	—	—	8,109	—	—	8,109
Repurchase of Change Healthcare Inc. common stock	—	—	—	—	—	—
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	29,198	—	—	—	—	—
Proceeds from exercise of Change Healthcare Inc. equity based awards	—	—	—	—	—	—
Net income (loss)	—	—	—	(12,388)	—	(12,388)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	(2,418)	(2,418)
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	(6,543)	(6,543)

Balance at December 31, 2018	75,475,083	$75	$1,149,176	$(14,309)	$(5,702)	$1,129,240

Change Healthcare Inc.

Condensed Statements of Stockholders’ Equity

(unaudited and amounts in thousands, except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2019	75,474,654	$75	$1,153,509	$(17,841)	$(3,256)	$1,132,487
Cumulative effect of accounting change of the Joint Venture-ASC 606	—	—	—	35,797	—	35,797
Cumulative effect of accounting change of the Joint Venture-ASU 2018-02	—	—	—	(422)	422	—
Equity compensation expense	—	—	5,862	—	—	5,862
Net income (loss)	—	—	—	(37,517)	—	(37,517)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	226	226
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	(5,431)	(5,431)

Balance at June 30, 2019	75,474,654	$75	$1,159,371	$(19,983)	$(8,039)	$1,131,424
Issuance of Change Healthcare Inc. common stock upon initial public offering	49,285,713	49	608,630	—	—	608,679
Effect of initial public offering issuance costs on Joint Venture equity	—	—	(4,160)	—	—	(4,160)
Issuance of tangible equity units	—	—	232,929	—	—	232,929
Equity compensation expense	—	—	8,585	—	—	8,585
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	175,439	—	1,139	—	—	1,139
Net income (loss)	—	—	—	(93,935)	—	(93,935)
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	—	—	—	—	1,173	1,173
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	1,583	1,583
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	(1,310)	(1,310)

Balance at September 30, 2019	124,935,806	$124	$2,006,494	$(113,918)	$(6,593)	$1,886,107
Equity compensation expense	—	—	9,148	—	—	9,148
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	91,842	—	966	—	—	966
Net income (loss)	—	—	—	50,735	—	50,735
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	—	—	—	—	134	134
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	1,728	1,728
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	1,313	1,313

Balance at December 31, 2019	125,027,648	$124	$2,016,608	$(63,183)	$(3,418)	$1,950,131

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(80,716)	$(48,480)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from Equity Method Investment in the Joint Venture	104,497	65,805
Deferred income tax expense (benefit)	(564)	(16,664)
(Gain) Loss on Sale of Interests in the Joint Venture	—	(661)
(Gain) loss on forward purchase contracts	(71,649)	—
Amortization of debt discount and issuance costs	403	—
Other	1,526	—
Changes in operating assets and liabilities:
Prepaid expenses	(1,544)	—
Due from the Joint Venture	(3,056)	(188)
Due from McKesson	(213)	—
Income taxes receivable	422	13,292
Accounts payable and accrued expenses	83	189
Due to McKesson	47,172	—
Due to the Joint Venture	3,639	(9,662)

Net cash provided by (used in) operating activities	—	3,631

Cash flows from investing activities:
Proceeds from sale of interests in Joint Venture	—	6,502
Investment in debt and equity securities of the Joint Venture	(278,875)	—
Proceeds from investments in debt securities of the Joint Venture	7,332	—
Investment in the Joint Venture	(610,784)	—

Net cash provided by (used in) investing activities	(882,327)	6,502

Cash flows from financing activities:
Proceeds from initial public offering, net of issuance costs	608,679	—
Proceeds from issuance of equity component of tangible equity units, net of issuance costs	232,929	—
Proceeds from issuance of debt component of tangible equity units	47,367	—
Payment of loan costs	(1,421)	—
Repayment of senior amortizing notes	(7,332)	—
Proceeds from exercise of equity awards	2,105	—
Payments to acquire common stock	—	(6,502)

Net cash provided by (used in) financing activities	882,327	(6,502)

Net increase (decrease) in cash, cash equivalents and restricted cash	—	3,631
Cash, cash equivalents and restricted cash at beginning of period	3,409	—

Cash, cash equivalents and restricted cash at end of period	$3,409	$3,631

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

1. Nature of Business and Organization

Organization

Change Healthcare Inc. (the “Company”), a Delaware corporation, was formed on June 22, 2016 to hold an equity investment in Change Healthcare LLC (the “Joint Venture”), a joint venture between the Company and McKesson Corporation (“McKesson”). As of December 31, 2019, the Company and McKesson each owned approximately 41% and 59%, respectively, of the membership interest in the Joint Venture, subject to adjustment based on exercise of equity-based awards or other changes in the number of the Joint Venture’s membership units outstanding.

The Transactions

In June 2016, the Company, the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, Inc. (formerly known as the Blackstone Group L.P.) (“Blackstone”) and Hellman & Friedman LLC entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson (together with the Company, the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network (such contributed businesses, “Core MTS”), with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Transactions”. The Transactions closed on March 1, 2017.

Amendment of Certificate of Incorporation

Effective June 26, 2019 and in contemplation of its initial public offering of common stock, the Company amended its certificate of incorporation to effect a 126.4 for 1 stock split for all previously issued shares of common stock, to increase the authorized number of common stock, and to authorize shares of preferred stock. Following this amendment, the authorized shares include 9,000,000,000 shares of common stock (par value $.001 per share), 1 share of Class X stock (par value $.001 per share), and 900,000,000 shares of preferred stock (par value $.001 per share). All issued or outstanding shares or related share-based payment arrangement disclosures included herein have been retrospectively adjusted for the stock split.

Initial Public Offering

Effective July 1, 2019, the Company completed its initial public offering of 49,285,713 shares of common stock and a concurrent offering of 5,750,000 of tangible equity units (“TEUs”) for net proceeds of $608,679 and $278,875, respectively. The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for 49,285,713 additional units of the Joint Venture, which together with the Company’s existing holdings represents an approximately 41% interest in the Joint Venture. The proceeds of the offering of TEUs were used to acquire TEUs of the Joint Venture that substantially mirror the terms of the TEUs included in the offering. The Joint Venture, in turn, used the proceeds received from the Company to repay $805,000 of its indebtedness under the Term Loan Facility without penalty in July 2019.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

2. Basis of Presentation

Principles of Consolidation

The accompanying unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (“SEC”) Guidelines, Rules and Regulations and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. All intercompany accounts and transactions have been eliminated in the unaudited condensed financial statements.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of expenses and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the financial statements. Estimates and assumptions by management affect: the carrying value of the Company’s investments; the provision and benefit for income taxes and related deferred tax accounts; contingencies; and the value attributed to equity awards. Additionally, the Company’s financial statements are impacted by estimates and assumptions made by management that affect the financial statements of the Joint Venture, including: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate cap agreement obligations; measurement of the components of tangible equity units; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the classification and measurement of assets held for sale; the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Tangible Equity Units

In connection with the initial public offering, the Company completed an offering of tangible equity units (TEUs). Each TEU comprises an amortizing note and purchase contract, both of which are freestanding instruments and separate units of account. The amortizing notes were issued at par and are classified as debt on the accompanying condensed consolidated balance sheet, with scheduled principal payments over the next twelve months reflected in current maturities of long-term debt. The purchase contracts are accounted for as prepaid forward contracts and classified as equity. The TEU proceeds and issuance costs were allocated to the amortizing notes and purchase contracts on a relative fair value basis. See Note 10 for further discussion.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

Other Investments

The Company holds investments in tangible equity units issued by the Joint Venture with terms that substantially mirror the TEUs issued by the Company. Each TEU comprises an amortizing note and forward purchase contract, both of which are freestanding instruments and separate units of account. The Company accounts for its investment in each component at fair value. Unrealized gains and losses resulting from changes in the fair value of the investment in debt securities are included as a component of other comprehensive income. Unrealized gains and losses resulting from changes in the fair value of the investment in the equity purchase contracts are recorded in current period earnings, in accordance with ASU 2016-01. See Note 11 for further discussion.

Recently Adopted Accounting Pronouncements

In April 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2018-07 on a modified retrospective basis, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees was changed from the earlier of the date at which a commitment for performance by the counterparty was reached or the date at which performance was complete under the previous guidance to the grant date under this update. Because the Company’s equity-based compensation was previously subject to remeasurement at fair value each quarter under previous authoritative literature, the adoption of this update had no material direct effect on the Company’s consolidated financial statements. As described in Note 7, however, the adoption of this update changed the relationship between the equity-based compensation and the accounting for the freestanding option (i.e. the Dividend receivable).

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework on a modified retrospective basis. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. As the Company’s operations consist principally of an investment in the Joint Venture, its financial statements reflect no revenue and, accordingly, the Company recognized no direct impact on its financial statements from the adoption of this update. However, upon adoption, the Joint Venture recognized a cumulative effect adjustment to its Members’ deficit. As a result of the impact of the adoption of ASC 606 to the Joint Venture’s Members’ equity (deficit), the Company was required to recognize a proportionate amount of this cumulative effect adjustment to its April 1, 2019 retained earnings as well. The effect is disclosed within a separate caption of the accompanying condensed statement of stockholders’ equity.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, as amended by ASU No. 2018-19, which requires that a financial asset (or group of financial assets) measured at amortized cost be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This update is scheduled to be effective for the Company beginning April 1, 2021, with early adoption permitted beginning April 1, 2019. The Company is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, which modifies the disclosure requirements for fair value measurements. ASU 2018-13 is effective for public companies for annual and interim periods beginning after

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

December 15, 2019. Early adoption is permitted for either the entire standard or only the provisions that eliminate or modify requirements. The Company is currently assessing the potential effects this update may have on its financial statement disclosures.

3. Equity Method Investment in Change Healthcare LLC

Exchange of Equity Method Investments

In connection with the Transactions, the Company exchanged its 45.615% investment in Legacy CHC for 30% of the membership units of the Joint Venture. The Joint Venture used proceeds from the issuance of debt to acquire the remaining 54.385% of Legacy CHC. The Company accounted for this exchange of investments as a non-monetary transaction at their respective carrying values. Prior to the Transactions, the investors of Legacy CHC accounted for their investments at fair value. As a result, the book basis and fair value of the Company’s investment in Legacy CHC were generally the same such that no gain was recognized as a result of the Transactions.

The fair value of the Joint Venture was determined at March 1, 2017 using a combination of the income and the market valuation approaches. Under the income approach, a discounted cash flow model (“DCF”) was used in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate expected rate of return. The discount rate used for cash flows reflects capital market conditions and the specific risks associated with the business. Under the market approach, valuation multiples of reasonably similar publicly traded companies or guideline companies are applied to the operating data of the subject business to derive the estimated fair value. These valuation approaches are considered a Level 3 fair value measurement. Fair value determination requires complex assumptions and judgment by management in projecting future operating results, selecting guideline companies for comparisons, determining appropriate market value multiples, selecting the discount rate to measure the risks inherent in the future cash flows and assessing the business’s life cycle and the competitive trends impacting the business, including considering technical, legal, regulatory, or economic barriers to entry. Any material changes in key assumptions, including failure to meet business plans, deterioration in the financial market, an increase in interest rate or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may affect such estimates.

Additional Ownership Interest

Following the initial public offering, the Company contributed the proceeds of the offering of common stock to the Joint Venture in exchange for 49,285,713 additional units of the Joint Venture, which represented approximately 11% of additional ownership interest. As a result of the additional ownership interest acquired, the Company measured additional basis differences at July 1, 2019 based on the fair value of the Joint Venture’s assets and liabilities as of the date of the initial public offering, and using valuation approaches substantially similar to those used as of the date of the Transactions.

Equity Method Investment in Change Healthcare LLC

The Company accounts for its investment in the Joint Venture using the equity method of accounting. During the nine months ended December 31, 2019 and 2018, the Company recorded a proportionate share of the earnings from this investment based on its ownership percentage during each respective period, which included transaction and integration related expenses incurred by the Joint Venture and the Company’s portion of basis adjustments including amortization expenses associated with equity method intangible assets. These amounts are aggregated and recorded under the caption, “Loss from Equity Method Investment in the Joint Venture” in the accompanying condensed statements of operations.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

Summarized financial information of the Joint Venture is as follows:

	Nine Months Ended December 31,
	2019	2018
Statement of Operations Data:
Total revenue	$2,459,593	$2,445,390
Cost of operations (exclusive of depreciation and amortization)	$998,943	$1,007,328
Customer postage	$171,288	$180,706
Net income (loss)	$102,973	$138,955

Subsequent to the Company’s initial public offering of common stock, the Company now has a publicly available indication of the value of its investment in the Joint Venture. Accordingly, the Company evaluated its equity method investment for an other-than-temporary impairment (“OTTI”). The Company considered various factors in determining whether an OTTI has occurred, including the Company’s ability and intent to hold the investment, the trading history available, the implied EBITDA valuation multiples compared to public guideline companies, the Joint Venture’s ability to achieve milestones and any notable operational and strategic changes by the Joint Venture. After the evaluation, the Company determined that an OTTI had not occurred as of December 31, 2019 nor as of the date of this quarterly report on Form 10-Q. However, the Company may experience declines in the fair value of its investment in the Joint Venture, and it may determine an impairment loss will be required to be recognized in a future reporting period. Such determination will be based on the prevailing facts and circumstances, including those related to the reported results and disclosures of the Joint Venture as well as from changes in the market price of the Company’s common stock.

In the event the Company obtains a controlling interest in the Joint Venture, the Company will evaluate its investment under the guidance in ASC 805 for a business combination achieved in stages. Upon such a change in control, the Company will remeasure its investment in the Joint Venture to fair value as of the date that control is obtained and will recognize a gain or loss in its statement of operations for the difference between the carrying value and fair value of its investment.

During the three months ended September 30, 2019, the Joint Venture committed to a plan to sell its Alpharetta, GA office property in an effort to reduce its real estate footprint. The Joint Venture completed the sale of the property during its fiscal third quarter and recognized an immaterial gain on sale. As a result of the completion of the sale, the Company recognized a write-off of approximately $13,900 of basis differences associated with the office property within its Loss from Equity Method Investment in the Joint Venture for the nine months ended December 31, 2019.

4. Legal Proceedings

In the ordinary course of business, the Company may become subject to various claims and legal proceedings. The Company is not currently a defendant in any pending litigation.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

5. Net Income (Loss) Per Share

The following table sets forth the computation of basic net income (loss) per share of common stock for the periods indicated:

	Nine Months Ended December 31,
	2019	2018
Basic net income (loss) per share:
Numerator:
Net income (loss)	$(80,716)	$(48,480)
Denominator:
Weighted average common shares outstanding	108,371,642	75,525,645
Minimum shares issuable under purchase contracts	12,286,217	—

	120,657,859	75,525,645

Basic net income (loss) per share	$(0.67)	$(0.64)

Diluted net income per share:
Numerator:
Net income (loss)	$(80,716)	$(48,480)
Denominator:
Number of shares used in basic computation	120,657,859	75,525,645
Weighted average effect of dilutive securities
Add:
Dilutive shares issuable under purchase contracts	—	—
Time-Vesting Options	—	—
Deferred Stock Units	—	—
Restricted Share Units	—	—

	120,657,859	75,525,645

Diluted net income (loss) per share	$(0.67)	$(0.64)

Due to their antidilutive effect, the following securities have been excluded from diluted net income (loss) per share for the periods indicated:

	Nine Months Ended December 31,
	2019	2018
Incremental shares issuable under purchase contracts	1,712,220	—
Time-Vesting Options	1,290,327	1,846,029
Deferred Stock Units	6,167	—
Restricted Stock Units	605,830	—

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

6. Income Taxes

The income tax benefit for the nine months ended December 31, 2019 and 2018 was $564 and $16,664, respectively, which represents an effective tax rate of 0.7% and 25.6%, respectively.

Fluctuations in our reported income tax rates from the statutory rate are primarily due to benefits recognized as a result of certain incentive tax credits resulting from research and experimental expenditures and discrete items recognized in the quarters.

McKesson Tax Receivable Agreement

In connection with the closing of the Transactions, the Joint Venture, subsidiaries of McKesson that serve as members of the Joint Venture (the “McK Members”), McKesson and the Company entered into a tax receivable agreement (the “McKesson Tax Receivable Agreement”). The McKesson Tax Receivable Agreement generally provides for the payment by the Joint Venture to the McK Members and it assigns 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) by the Company in periods ending on or after the date on which McKesson ceases to own at least 20% of the outstanding units of the Joint Venture (the “LLC Units”) as a result of (i) certain amortizable tax basis in assets transferred to the Joint Venture at the closing of the Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Additionally, upon the occurrence of the first exchange of LLC Units by McKesson (or its permitted transferees), if any, the Company has agreed to enter into an additional tax receivable agreement with the McK Members, pursuant to which the Company would be required to pay to the relevant McK Member 85% of the net cash tax savings, if any, arising from the Company’s utilization of (i) certain tax basis increases resulting from the relevant exchange and payments under such additional tax receivable agreement and (ii) imputed interest deductions. The Company may also be required to enter into and make payments under an additional tax receivable agreement with McKesson in certain circumstances.

Because payments under the McKesson Tax Receivable Agreement are contingent upon McKesson’s ceasing to own at least 20% of the Joint Venture and such an event was not probable at the inception of the McKesson Tax Receivable Agreement or as of December 31, 2019, no related obligation has been reflected on the accompanying condensed balance sheet.

Letter Agreement

The Company, the Joint Venture, McKesson and certain of McKesson’s affiliates have entered into a letter agreement relating to the Contribution Agreement (the “Letter Agreement”). The Letter Agreement addresses miscellaneous tax-related matters, including (i) technical clarifications and modifications to the manner in which the Joint Venture allocates certain items of taxable income, loss and deduction among, and calculates and makes required tax distributions to, its members, (ii) the sharing of certain contingent tax benefits and expenses not addressed by the McKesson Tax Receivable Agreement or the tax matters agreement that the Company will enter into with McKesson in connection with a spin-off or split-off transaction (or a combination of the foregoing) that McKesson may, at its election, initiate and complete that would result, among other things, in the acquisition by the Company of all of McKesson’s LLC Units and the issuance by the Company to McKesson and/or McKesson’s securityholders of an equal number of shares of its common stock and (iii) procedures applicable in the case of certain tax proceedings. In particular, pursuant to the terms of the Letter Agreement, McKesson may adjust the manner in which depreciation or amortization deductions in respect of assets transferred to the Joint Venture at the closing of the Transactions are allocated among the Company, McKesson and certain of

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

McKesson’s affiliates beyond minimum amounts provided in the LLC Agreement. If an amount of deductions is allocated to the Company in excess of a specified minimum threshold, the Company will be required to make cash payments to McKesson equal to 100% of the tax savings of the Company attributable to such excess deductions for any tax period ending prior to the date on which McKesson ceases to own at least 20% of the outstanding LLC Units of the Joint Venture, after which the terms of the McKesson Tax Receivable Agreement will control. At December 31, 2019, the Company has recorded a liability to McKesson equal to $47,172, which reflects the amount payable for future tax savings the Company anticipates receiving as a result of deductions which were allocated by McKesson to the Company for the year ended March 31, 2019 and is reflected as Due to McKesson on the consolidated balance sheet.

7. Fair Value Measurements

The Company’s assets and liabilities that are measured at fair value on a recurring basis consist of the Company’s Dividend Receivable and Other Investments. The debt component of the tangible equity units issued by the Company is a Level 2 liability measured at fair value on a nonrecurring basis based on available market data and a discounted cash flow analysis (see Note 10). The tables below summarize the Dividend Receivable and Other Investments as of December 31, 2019 and March 31, 2019, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at December 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other Investments (see Note 11)	$344,943	$—	$344,943	$—
Dividend Receivable	68,344	—	—	68,344

Total	$413,287	$—	$344,943	$68,344

Description	Balance at March 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other Investments (see Note 11)	$—	$—	$—	$—
Dividend Receivable	81,264	—	—	81,264

Total	$81,264	$—	$—	$81,264

Other Investments

The Company invested in a unit purchase contract and a debt instrument of the Joint Venture on terms that substantially mirror the economics of the TEUs (see Note 10). At December 31, 2019 and March 31, 2019, the Company’s investment in the Joint Venture’s debt securities were classified as “available-for-sale” and its investment in the Joint Venture’s purchase contracts were accounted for as equity securities measured at fair value. Changes in unrealized gains and losses for the Company’s investment in the Joint Venture’s debt securities are recognized as adjustments to other comprehensive income (loss) while changes in unrealized gains and losses for the Company’s investment in the Joint Venture’s purchase contracts are recognized as adjustments to pretax income (loss). The fair value measurement of the investments is based on available market data of the Joint Venture’s debt and equity securities for which the Company is investing.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

The following table presents a reconciliation of the activity related to the other investments for the nine months ended December 31, 2019:

	Nine Months Ended December 31,
	2019	2018
Balance at beginning of period	$—	$—
Initial investment	278,875	—
Proceeds from investment in securities of the Joint Venture	(7,332)	—
Change in fair value	73,400	—

Balance at end of period	$344,943	$—

Dividend Receivable

The Company is entitled to receive an additional unit of the Joint Venture for each share of stock issued by the Company. In the case of equity-based awards, the requirement to receive an additional unit of the Joint Venture upon exercise of such awards represents a freestanding derivative. Because the fair value measurement of this derivative involves significant unobservable inputs, the most significant of which is the use of a levered volatility calculation of a peer group of companies, the Company has determined that it represents a Level 3 fair value measurement.

Because the freestanding derivative is directly related to the Company’s equity-based compensation awards, the valuation of the derivative is determined to be consistent with the valuation of the underlying equity-based awards (although we use a current period measurement date). As with the equity-based awards, changes in the value of the derivative are generally expected to fluctuate with changes in the value of the Company’s common stock.

The following table summarizes the fair value of the freestanding derivative at December 31, 2019 and March 31, 2019, respectively:

	Fair Values of Derivative Financial Instruments
	Asset (Liability)
Derivative financial instruments not designated as hedging instruments:	Balance Sheet Location	December 31, 2019	March 31, 2019
Freestanding Option	Dividend receivable	$68,344	$81,264

		$68,344	$81,264

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

The following table presents a reconciliation of the fair value of the derivative for which the Company uses significant unobservable inputs:

	Nine Months Ended December 31,
	2019	2018
Balance at beginning of period	$81,264	$59,116
Increase in fair value based on ASC 505 equity-based compensation	—	16,378
Settlements due to exercise of awards	(1,670)	(1,297)
Change in fair value of equity-based awards	(11,250)	—

Balance at end of period	$68,344	$74,197

As the dividend receivable was initially received in connection with the contribution of assets to the Joint Venture, the initial fair value was treated as a component of the Company’s contribution of assets and receipt of its Investment in the Joint Venture. During the nine months ended December 31, 2019 and 2018, the Company recognized changes in the balance of the Dividend Receivable as a component of Loss from Equity Method Investment in the Joint Venture. The result was that no net equity-based compensation related to employees of the Joint Venture was recognized in the financial statements of the Company for the nine months ended December 31, 2019 and 2018.

Following the adoption of FASB ASU No. 2018-07, however, the measurement of equity-based compensation generally becomes fixed at the date of grant such that the fair value of the dividend receivable is no longer correlated with the amount of equity compensation recognized. As a result, following the adoption of FASB ASU No. 2018-07, the Loss from Equity Method Investment in the Joint Venture is subject to variability associated with changes in the fair value of the equity-based awards.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

8. Accumulated Other Comprehensive Income (Loss)

The following is a summary of the Company’s proportionate share of the Joint Venture’s accumulated other comprehensive income (loss) balances, net of taxes, as of and for the nine months ended December 31, 2019 and 2018.

	Available For Sale Debt Security	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2018	$—	$1,268	$1,268	$2,536
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	—	490	490
Change associated with foreign currency translation	—	(2,593)	—	(2,593)
Change associated with current period hedging	—	—	1,206	1,206
Reclassification into earnings	—	—	(424)	(424)

Balance at June 30, 2018	$—	$(1,325)	$2,540	$1,215
Change associated with foreign currency translation	—	566	—	566
Change associated with current period hedging	—	—	1,866	1,866
Reclassification into earnings	—	—	(388)	(388)

Balance at September 30, 2018	$—	$(759)	$4,018	$3,259
Change associated with foreign currency translation	—	(2,418)	—	(2,418)
Change associated with current period hedging	—		(6,168)	(6,168)
Reclassification into earnings	—	—	(375)	(375)

Balance at December 31, 2018	$—	$(3,177)	$(2,525)	$(5,702)

Balance at March 31, 2019	$—	$(1,565)	$(1,691)	$(3,256)
Cumulative effect of accounting change of the Joint Venture-ASU 2018-02	—	—	422	422
Change associated with foreign currency translation	—	226	—	226
Change associated with current period hedging	—	—	(5,117)	(5,117)
Reclassification into earnings	—	—	(314)	(314)

Balance at June 30, 2019	$—	$(1,339)	$(6,700)	$(8,039)
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	1,173	—	—	1,173
Change associated with foreign currency translation	—	1,583	—	1,583
Change associated with current period hedging	—	—	(1,509)	(1,509)
Reclassification into earnings	—	—	199	199

Balance at September 30, 2019	$1,173	$244	$(8,010)	$(6,593)
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	134			134
Change associated with foreign currency translation	—	1,728	—	1,728
Change associated with current period hedging	—	—	289	289
Reclassification into earnings	—	—	1,024	1,024

Balance at December 31, 2019	$1,307	1,972	$(6,697)	$(3,418)

Effective April 1, 2018, the Joint Venture adopted FASB ASU No. 2017-12, which significantly changed the framework by which hedge accounting is recognized, presented and disclosed in the Joint Venture’s financial

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

statements. The adoption of this update by the Joint Venture resulted in a reclassification between its accumulated other comprehensive income (loss) and accumulated earnings (deficit).

Effective April 1, 2019, the Joint Venture adopted FASB ASU No. 2018-02, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The adoption of this update resulted in a reclassification between accumulative other comprehensive income (loss) and accumulated earnings (deficit).

As an investor in the Joint Venture, the Company has recognized its proportionate amount of these reclassifications as presented in the table above.

9. Equity Based Compensation

Effective as of the Company’s initial public offering, the Company adopted the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which 25.0 million shares of the Company’s common stock have been reserved for issuance to employees, directors and consultants of the Company, the Joint Venture and its affiliates.

In connection with the Omnibus Incentive Plan, the Company, during the nine months ended December 31, 2019, granted to the Joint Venture’s employees and directors one or a combination of time-vesting restricted stock units (RSUs), time-vesting deferred stock units, performance stock units, and cash settled restricted stock units under vesting terms that generally vary from one to four years from the date of grant. Each of these instruments is described below.

Restricted Stock Units (“RSUs”)—The Company granted 4,436,758 RSUs during the nine months ended December 31, 2019. The RSUs are subject to either a graded vesting schedule over four years, or a one or four year cliff vesting schedule, depending on the terms of the specific award. Upon vesting, the RSUs are exchanged for shares of the Company’s common stock.

Performance Stock Units (“PSUs”)—The Company granted 1,079,621 PSUs during the nine months ended December 31, 2019. The PSUs consist of two tranches, one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual revenue growth rate over a three year period in comparison to a target percentage and one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Adjusted EBITDA growth rate over a three year period in comparison to a target percentage. The awards earned upon satisfaction of the performance conditions become vested on the fourth anniversary of the vesting commencement date of the award (i.e. continued service is required beyond the satisfaction of the performance condition prior to vesting). The Joint Venture recognizes compensation expense for the PSUs based on the number of awards that are considered probable to vest. Recognition of expense is based on the probability of achievement of performance targets and is periodically reevaluated.

Cash Settled Restricted Stock Units (“CSRSUs”)—The Company granted 597,006 CSRSUs during the nine months ended December 31, 2019. The CSRSUs are expected to vest ratably over three years. Upon vesting, however, the Company is required to pay cash in settlement of such CSRSUs based on their fair value at the date such CSRSUs vest. The Company will be reimbursed by the Joint Venture for any cash settlements, and as of December 31, 2019, the Company has a receivable from the Joint Venture of approximately $1,312.

Deferred Stock Units (“DSUs”)—The Company granted 45,704 DSUs during the nine months ended December 31, 2019. The DSUs vest 100% upon the one-year anniversary of the date of grant. Unlike the RSUs, however, the DSUs are exchanged for shares of the Company’s common stock only following the participant’s separation from service.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

During the nine months ended December 31, 2019 the Joint Venture recognized compensation expense related to awards granted under the Omnibus Incentive Plan of $12,257. At December 31, 2019, aggregate unrecognized compensation expense of the Joint Venture related to awards granted under the Omnibus Incentive Plan was $78,788.

10. Tangible Equity Units

In July 2019, the Company completed its offering of 5,750,000 TEUs. Total proceeds, net of underwriting discounts, were $278,875. Each TEU, which has a stated amount of $50, is comprised of a stock purchase contract and a senior amortizing note due June 30, 2022. The Company allocated the proceeds from the issuance of the TEUs to equity and debt based on the relative fair values of the respective components of each TEU. The value allocated to the stock purchase contracts is reflected net of issuance costs in additional paid in capital. The value allocated to the senior amortizing notes is reflected in debt on the accompanying balance sheet, with payments expected in the next twelve months reflected in current maturities of long-term debt. Issuance costs, reflected as a reduction of the face amount of the amortizing notes, are being accreted to the face amount of the debt under the effective interest method.

The aggregate values assigned upon issuance of the TEUs, based on the relative fair value of the respective components of each TEU, were as follows:

	Equity Component	Debt Component	Total
Price per TEU	$41.7622	$8.2378	$50.00
Gross proceeds	240,133	47,367	287,500
Issuance costs	(7,204)	(1,421)	(8,625)

Net proceeds	$232,929	$45,946	$278,875

Each senior amortizing note has an initial principal amount of $8.2378 and bears interest at 5.5% per year. On each March 30, June 30, September 30 and December 30, the Company pays equal quarterly cash installments of $0.7500 per amortizing note (except for the September 30, 2019 installment payment, which was $0.7417 per amortizing note). Each installment constitutes a payment of interest and partial payment of principal. The carrying value and fair value of the senior amortizing notes as of December 31, 2019 was $38,626 and $40,365, respectively. Unless settled earlier, each purchase contract will automatically settle on June 30, 2022. The Company will deliver between a minimum of 18,429,325 shares and a maximum of 22,115,075 shares of the Company’s common stock, subject to adjustment, based on the Applicable Market Value (as defined below) of the Company’s common stock as described below:

•	If the Applicable Market Value is greater than $15.60 per share, holders will receive 3.2051 shares of common stock per purchase contract.

•

If the Applicable Market Value is less than or equal to $15.60 per share but greater than or equal to $13.00 per share, the holder will receive a number of shares of the Company’s common stock per purchase contract equal to $50, divided by the Applicable Market Value; and

•	If the Applicable Market Value is less than $13.00 per share, the holder will receive 3.8461 shares of common stock per purchase contract.

The Applicable Market Value is defined as the arithmetic average of the volume weighted average price per share of the Company’s common stock over the twenty consecutive trading day period immediately preceding the balance sheet date, or June 30, 2022, for settlement of the stock purchase contracts.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

The TEUs have a dilutive effect on the Company’s net income (loss) per share. The 18,429,325 minimum shares to be issued are included in the calculation of basic net income (loss) per share. The difference between the minimum shares and the maximum shares are potentially dilutive securities, and accordingly, are included in the Company’s diluted net income (loss) per share on a pro rata basis to the extent the Applicable Market Value is higher than $13.00 but is less than $15.60 at period end.

11. Other Investments

The proceeds of the offering of TEUs were used to acquire TEUs of the Joint Venture that substantially mirror the terms of the TEUs included in the offering. Under these mirrored arrangements, the Joint Venture is required to make cash payments or to transfer LLC Units to the Company concurrent with any cash payments or issuance of shares by the Company pursuant to the terms of its TEUs. The Company accounts for these mirror arrangements as investments in debt and equity securities.

At December 31, 2019 and March 31, 2019, the Company’s investment in debt securities are classified as “available-for-sale” and its investment in forward purchase contracts are considered equity securities measured at fair value. Changes in unrealized gains and losses for the Company’s debt securities are recognized as adjustments to other comprehensive income (loss) while changes in unrealized gains and losses for the Company’s investment in forward purchase contracts are recognized as adjustments to pretax income (loss).

A summary of the Company’s other investments at December 31, 2019 and March 31, 2019 is summarized in the tables that follow.

	December 31, 2019
		Unrealized Amounts
	Amortized Costs	Gains	Losses	Fair Value
Debt Securities (Level 2)	$38,614	$1,751	$—	$40,365
Forward Purchase Contracts (Level 2)	$232,929	$71,649	$—	304,578

				$344,943
Amounts classified within current assets				15,362

Amounts classified within Other investments				$329,581

March 31, 2019
Unrealized Amounts
	Amortized Costs	Gains	Losses	Fair Value
Debt Securities	$—	$—	$—	$—
Forward Purchase Contracts	$—	$—	$—	—

—
Amounts classified within current assets				—

Amounts classified within Other investments				$—

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

Scheduled maturities of investments in debt securities at December 31, 2019 were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$15,362	$15,362
Due after one year through five years	23,252	25,003
Due after five years through ten years	—	—
Due after ten years	—	—

	$38,614	$40,365

The portion of unrealized gains and losses for each period related to equity securities still held at each reporting date is calculated as follows:

	Nine Months Ended December 31,
	2019	2018
Net gains and losses recognized during the period on equity securities	$71,649	$—
Less: Net gains and losses recognized during the period on equity securities sold during the period	—	—

Unrealized gains and losses recognized during the reporting period on equity securities still held at the reporting date	$71,649	$—

12. Subsequent Events

Qualified McKesson Exit

On February 10, 2020, McKesson announced the commencement of an exchange offer relating to the Company’s common stock. As part of the exchange offer, McKesson shareholders have the opportunity to exchange some or all of their shares of McKesson common stock for shares of common stock of McKesson’s wholly-owned subsidiary, PF2 SpinCo, Inc. (“SpinCo”), which will hold all of McKesson’s interest in the Joint Venture. Upon completion of a merger of SpinCo with and into the Company, the shares of common stock of SpinCo will be immediately converted into an equal number of shares of the Company’s common stock. The Company has filed a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the exchange offer and the merger with SpinCo.

Change Healthcare LLC

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands, except unit and per unit data)

	Nine Months Ended December 31,
	2019	2018
Revenue:
Solutions revenue	$2,288,305	$2,264,684
Postage revenue	171,288	180,706

Total revenue	2,459,593	2,445,390
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998,943	1,007,328
Research and development	151,778	159,604
Sales, marketing, general and administrative	567,586	620,612
Customer postage	171,288	180,706
Depreciation and amortization	226,094	208,103
Accretion and changes in estimate with related parties, net	10,339	13,290
Gain on Sale of Business	—	(111,435)

Total operating expenses	2,126,028	2,078,208

Operating income (loss)	333,565	367,182
Non-operating (income) and expense
Interest expense, net	219,661	241,840
Loss on extinguishment of debt	19,414	—
Contingent consideration	1,809	(900)
Other, net	(10,881)	(13,762)

Total non-operating (income) and expense	230,003	227,178

Income (loss) before income tax provision (benefit)	103,562	140,004
Income tax provision (benefit)	589	1,049

Net income (loss)	$102,973	$138,955

Net income (loss) per common unit:
Basic	0.35	$0.55

Diluted	0.34	$0.55

Weighted average common units outstanding:
Basic	296,653,051	251,520,837

Diluted	300,058,108	253,366,866

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited and amounts in thousands)

	Nine Months Ended
	December 31, 2019	December 31, 2018
Net income (loss)	$102,973	$138,955
Other comprehensive income (loss):
Foreign currency translation adjustment	8,727	(14,809)
Changes in fair value of interest rate cap, net of taxes	(18,092)	(14,275)

Other comprehensive income (loss)	(9,365)	(29,084)

Total comprehensive income (loss)	$93,608	$109,871

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$74,183	$47,718
Restricted cash	314	1,176
Accounts receivable, net of allowance for doubtful accounts	724,908	759,502
Contract assets	130,824	—
Prepaid expenses and other current assets	155,276	172,067

Total current assets	1,085,505	980,463
Property and equipment, net	153,036	197,263
Goodwill	3,298,151	3,284,266
Intangible assets, net	1,225,424	1,320,161
Other noncurrent assets, net	528,545	421,985

Total assets	$6,290,661	$6,204,138

Liabilities and members’ equity
Current liabilities:
Drafts and accounts payable	$49,478	$98,550
Accrued expenses	354,034	316,179
Deferred revenues	402,854	437,636
Due to related parties, net	22,817	34,629
Current portion of long-term debt	28,812	2,789

Total current liabilities	857,995	889,783
Long-term debt, excluding current portion	4,799,178	5,787,150
Deferred income tax liabilities	106,008	106,099
Tax receivable agreement obligations to related parties	203,121	212,698
Other long-term liabilities	112,019	113,194
Commitments and contingencies (see Note 6)
Members’ equity (deficit)	212,340	(904,786)

Total liabilities and members’ equity	$6,290,661	$6,204,138

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Members’ Equity (Deficit)

(unaudited and amounts in thousands)

	2019	2018
Balance at March 31	$(904,786)	$(1,066,180)
Cumulative effect of a change in accounting principle-revenue recognition	159,877	—
Advances to Member	—	(208)
Repurchase of equity awards	—	(4,838)
Capital contribution from Member from exercise of equity awards	—	205
Equity compensation expense	5,862	5,300
Net income (loss)	71,915	12,506
Foreign currency translation adjustment	756	(8,638)
Change in fair value of interest rate cap agreements, net of taxes	(18,098)	2,604
Other	(409)	456

Balance at June 30	$(684,883)	$(1,058,793)

Advances to Members, net	—	2,844
Repurchase of equity awards	—	(2,249)
Capital contribution from Member from exercise of equity awards	1,139	—
Issuance of LLC units for IPO proceeds	601,429	—
Issuance of tangible equity units	230,154	—
Equity compensation expense	8,565	2,969
Net income (loss)	(130)	113,440
Foreign currency translation adjustment	3,812	1,886
Change in fair value of interest rate cap agreements, net of taxes	(3,156)	4,925
Other	(1,110)	(192)

Balance at September 30	$155,820	$(935,170)

Advances to Member, net	7,043	—
Capital contribution from Member from exercise of equity awards	1,313	—
Exercise of equity awards	—	(338)
Equity compensation expense	9,451	8,109
Net income (loss)	31,191	13,009
Foreign currency translation adjustment	4,159	(8,057)
Change in fair value of interest rate cap agreements, net of taxes	3,162	(21,804)
Other	201	(1,145)

Balance at December 31	$212,340	$(945,396)

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$102,973	$138,955
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	226,094	208,103
Amortization of capitalized software developed for sale	10,456	10,880
Accretion and changes in estimate, net	10,339	13,290
Equity compensation	24,914	16,378
Deferred income tax expense (benefit)	(189)	(17)
Amortization of debt discount and issuance costs	14,406	15,786
Contingent consideration	1,809	(900)
Gain on Sale of the Extended Care Business	—	(111,435)
Loss on extinguishment of debt	19,414	—
Other	3,374	1,943
Changes in operating assets and liabilities:
Accounts receivable	14,719	(97,259)
Contract assets	19,525	—
Prepaid expenses and other	(23,224)	(10,302)
Accounts payable	(32,031)	5,190
Accrued expenses and other liabilities	13,994	78,344
Deferred Revenue	(1,213)	(25,493)
Due to related party, net	(4,404)	5,367

Net cash provided by (used in) operating activities	400,956	248,830

Cash flows from investing activities:
Capitalized expenditures	(187,177)	(190,264)
Proceeds from Sale of the Extended Care Business	—	159,871
Proceeds from sale of real estate	29,813	—
Investments in businesses	(19,010)	(2,985)

Net cash provided by (used in) investing activities	(176,374)	(33,378)

Cash flows from financing activities:
Payments of third party initial public offering and loan costs	(8,555)	—
Payments under tax receivable agreements with related parties	(27,227)	(25,096)
Payments on Term Loan Facility	(1,052,750)	(140,250)
Receipts (payments) on derivative instruments	2,403	3,321
Payments of deferred financing obligations	(2,441)	(3,432)
Capital contribution from Members from exercise of equity awards	2,338	205
Repurchase of equity awards	—	(7,425)
Proceeds from Change Healthcare Inc. initial public offering	608,679	—
Proceeds from debt issued to Change Healthcare Inc.	47,367	—
Proceeds from forward purchase contract with Change Healthcare Inc.	232,929	—
Advances to and refunds from Members	5,084	2,636
Payment of debt issued to Change Healthcare Inc.	(7,332)	—
Other	—	(2,548)

Net cash provided by (used in) financing activities	(199,505)	(172,589)

Effect of exchange rate changes on cash and cash equivalents	526	(1,368)

Net increase (decrease) in cash, cash equivalents and restricted cash	25,603	41,495
Cash, cash equivalents and restricted cash at beginning of period	48,894	50,011

Cash, cash equivalents and restricted cash at end of period	$74,497	$91,506

See accompanying notes to condensed consolidated financial statements

Change Healthcare LLC

Notes to Condensed Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

1.	Nature of Business and Organization

Nature of Business

Change Healthcare LLC (the “Joint Venture”), is a leading independent healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. The Joint Venture offers a comprehensive suite of software, analytics, technology enabled solutions that drive improved results in the complex workflows of healthcare system payers and providers.

Organization

In June 2016, Change Healthcare Inc., the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. (“Blackstone”) and Hellman & Friedman LLC (“Hellman & Friedman”)—entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson Corporation (“McKesson”, together with Change Healthcare Inc., the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network (such contributed businesses, “Core MTS”) with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded businesses, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Transactions”. The Transactions closed on March 1, 2017.

Basis of Accounting

Due to the existence of shared control among the Members over all major financial and operating decisions of the Joint Venture and its consolidated subsidiaries, the assets and liabilities contributed to the Joint Venture were recognized in the accompanying condensed consolidated financial statements at their historical carrying values (i.e., joint venture accounting).

Change Healthcare Inc. Initial Public Offering

Effective July 1, 2019, Change Healthcare Inc. completed its initial public offering of 49,285,713 of common stock and a concurrent offering of 5,750,000 of tangible equity units (“TEUs”). The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for an additional 49,285,713 units of the Joint Venture (“LLC Units”), which together with the Company’s existing holdings represents an approximately 41% interest in the Joint Venture. The proceeds of the offering of TEUs were used to acquire instruments of the Joint Venture that, in economic terms, substantially mirror the terms of the TEUs included in Change Healthcare Inc.’s offering. The net proceeds received from Change Healthcare Inc. from the offering of common stock and the offering of TEUs were $603,787 and $276,633, respectively, and the Joint Venture, in turn, used the proceeds to repay $805,000 of its indebtedness under the Term Loan Facility without penalty in July 2019.

2.	Basis of Presentation

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (“SEC”) Guidelines, Rules and Regulations (“Regulation S-X”) and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. All intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements.

Tangible Equity Units

In connection with the initial public offering of Change Healthcare Inc., the Joint Venture completed an offering of TEUs that were issued to Change Healthcare Inc. Each TEU comprises an amortizing note and purchase contract, both of which are freestanding instruments and separate units of account. The amortizing notes were issued at par and are classified as debt on the accompanying condensed consolidated balance sheet, with scheduled principal payments over the next twelve months reflected in current maturities of long-term debt. The purchase contracts are accounted for as prepaid forward contracts and classified as equity. The TEU proceeds and issuance costs were allocated to the amortizing notes and purchase contracts on a relative fair value basis, consistent with the methodology utilized by Change Healthcare Inc. See Note 12 for further discussion.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Joint Venture bases its estimates on historical experience, current business factors and various other assumptions that the Joint Venture believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Joint Venture is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Joint Venture’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Joint Venture’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Joint Venture’s operating environment changes. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations, and, if material, the effects of changes in estimates are disclosed in the notes to the condensed consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate cap agreement obligations; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the classification and measurement of assets held for sale; the measurement of the components of tangible equity units; the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Allowance for Doubtful Accounts

The allowance for doubtful accounts of $22,069 and $20,438 at December 31, 2019 and March 31, 2019, respectively, reflects the Joint Venture’s best estimate of losses inherent in the Joint Venture’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, which generally requires that all lease obligations be recognized on the balance sheet at the present value of the remaining lease payments with a corresponding lease asset. As originally issued, the standard required that companies adopt the standard using the modified retrospective transition method and report a cumulative effect adjustment to the opening balance of retained earnings in the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11 which provides companies with the option to apply this cumulative effect adjustment to the opening balance of retained earnings in the period of adoption instead of the earliest comparative period presented. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture will utilize the modified retrospective approach upon adoption. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, as amended by ASU No. 2018-19, which requires that a financial asset (or group of financial assets) measured at amortized cost be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This update is scheduled to be effective for the Joint Venture beginning April 1, 2021, with early adoption permitted beginning April 1, 2019. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, which modifies the disclosure requirements related to fair value measurements based on the FASB Concepts Statements. This update eliminates certain disclosures, modifies others and, in certain cases, requires additional disclosures. This update is effective for the Joint Venture beginning April 1, 2020, with earlier adoption permitted. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This update also requires that the effects of such capitalized costs be classified in the same respective caption of the statement of operations, balance sheet and cash flows as the underlying hosting arrangement. Upon adoption, a company may elect to either retrospectively restate each prior reporting period or apply the update prospectively to all implementation costs incurred after the effective date. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture is currently assessing both the method of adoption and the potential effects this update may have on its condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In April 2019, the Joint Venture adopted FASB ASU No. 2018-16, which adds the Overnight Index Swap rate based on the Secured Overnight Financing Rate as a benchmark interest rate for hedging purposes. As the adoption of this update applies only to qualifying new or redesignated hedging relationships entered into following the date of adoption, its adoption has no immediate effect on the Joint Venture’s condensed consolidated financial statements.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-02, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Legislation”). Because the Joint Venture’s financial statements do not separately classify the components of members’ deficit, the effect of the adoption of this update was limited to the separate disclosure in Note 10 related to the reclassification of such stranded costs from accumulated comprehensive income (loss) to accumulated deficit.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-07, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees changed from the earlier of the date at which a commitment for performance by the counterparty is reached or the date at which performance is complete under the previous guidance to the grant date under this update. Because the Joint Venture’s equity-based compensation was previously subject to remeasurement at fair value each quarter under the previous authoritative literature, the effect of the adoption of this update had no material effect on the Joint Venture’s condensed consolidated financial statements.

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaced most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. All of the Joint Venture’s revenue is accounted for under ASC 606.

The Joint Venture adopted ASC 606 using the modified retrospective transition method applied only to contracts that were not completed as of the date of initial application. The Joint Venture has also elected the contract modification transition practical expedient, and as a result, will treat all contract modifications entered into prior to adoption date as if they were part of the original contract. The adoption of the new revenue standard utilizing these transition methods resulted in a cumulative effect adjustment that reduced members’ equity (deficit) as of April 1, 2019 by $159,877. After assessing all potential impacts of adopting the new standard on its consolidated financial statements, related disclosures, and necessary control and process changes, the Joint Venture has noted the following to be the most notable impacts of adopting the new standard:

•	Revenue for certain contingent fee service arrangements will be accelerated as revenue for these arrangements is recognized as the services are performed.

•

Revenue related to certain time-based software and content license agreements will be accelerated. The license component for certain time-based software will be recognized upon delivery to the customer (“point in time”), or in the case of software that requires significant production, modification or customization, recognized as the implementation work is performed. A non-license component (e.g., technical support) will be recognized over the respective contract terms (“over time”).

•

Incremental costs to obtain contracts and qualifying costs to fulfill will be capitalized and amortized over the period of benefit. The net result of this change was an increase to capitalized contract costs on the balance sheet; these capitalized costs will be amortized and recognized as expense over an incrementally longer period of time.

The following tables represent the impact of the new standard on the Joint Venture’s unaudited financial statements as of and for the nine months ended December 31, 2019:

	Nine Months Ended December 31,
	2019			2018
	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Revenue:
Solutions revenue	$2,288,305	$(7,583)	$2,280,722	$2,264,684
Postage revenue	171,288	—	171,288	180,706

Total revenue	2,459,593	(7,583)	2,452,010	2,445,390
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998,943	3,042	1,001,985	1,007,328
Research and development	151,778	—	151,778	159,604
Sales, marketing, general and administrative	567,586	14,829	582,415	620,612
Customer postage	171,288	—	171,288	180,706
Depreciation and amortization	226,094	—	226,094	208,103
Accretion and changes in estimate with related parties, net	10,339	—	10,339	13,290
Gain on Sale of Business	—	—	—	(111,435)

Total operating expenses	2,126,028	17,871	2,143,899	2,078,208

Operating income (loss)	333,565	(25,454)	308,111	367,182
Non-operating (income) and expense
Interest expense, net	219,661	—	219,661	241,840
Loss on extinguishment of debt	19,414	—	19,414	—
Contingent consideration	1,809	—	1,809	(900)
Other, net	(10,881)	—	(10,881)	(13,762)

Total non-operating (income) and expense	230,003	—	230,003	227,178

Income (loss) before income tax provision (benefit)	103,562	(25,454)	78,108	140,004
Income tax provision (benefit)	589	(2,353)	(1,764)	1,049

Net income (loss)	$102,973	$(23,101)	$79,872	$138,955

Net income (loss) per common unit:
Basic	$0.35	$(0.08)	$0.27	$0.55

Diluted	$0.34	$(0.08)	$0.27	$0.55

	December 31, 2019						March 31, 2019
	As Reported		Impacts from Adoption		Without Adoption (ASC 605)		As Reported (ASC 605)
Assets	$		$		$		$
Current assets:
Cash and cash equivalents		74,183		—		74,183	47,718
Restricted cash		314		—		314	1,176
Accounts receivable, net of allowance for doubtful accounts		724,908		22,589		747,497	759,502
Contract assets		130,824		(130,824)		—	—
Prepaid expenses and other current assets		155,276		20,318		175,594	172,067

Total current assets		1,085,505		(87,917)		997,588	980,463
Property and equipment, net		153,036		—		153,036	197,263
Goodwill		3,298,151		—		3,298,151	3,284,266
Intangible assets, net		1,225,424		—		1,225,424	1,320,161
Other noncurrent assets, net		528,545		(47,370)		481,175	421,985

Total assets		$6,290,661		$(135,287)		$6,155,374	$6,204,138

Liabilities and members’ deficit
Current liabilities:
Drafts and accounts payable		$49,478		$—		$49,478	$98,550
Accrued expenses		354,034		—		354,034	316,179
Deferred revenues		402,854		47,649		450,503	437,636
Due to related parties, net		22,817		—		22,817	34,629
Current portion of long-term debt		28,812		—		28,812	2,789

Total current liabilities		857,995		47,649		905,644	889,783
Long-term debt, excluding current portion		4,799,178		—		4,799,178	5,787,150
Deferred income tax liabilities		106,008		—		106,008	106,099
Tax receivable agreement obligations to related parties		203,121		—		203,121	212,698
Other long-term liabilities		112,019		199		112,218	113,194
Commitments and contingencies
Members’ deficit		212,340		(183,135)		29,205	(904,786)

Total liabilities and members’ deficit		$6,290,661		$(135,287)		$6,155,374	$6,204,138

The adoption of the new standard had an immaterial impact on the Joint Venture’s unaudited statement of cash flows for the nine months ended December 31, 2019. See Note 3, Revenue Recognition for more information.

3.	Revenue Recognition

The Joint Venture generates most of its solutions revenue by using technology solutions (generally Software as a Service (“SaaS”)) to provide services to its customers that automate and simplify business and administrative functions for payers, providers, pharmacies, and channel partners and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

The Joint Venture recognizes revenue when the customer obtains control of the good or service through the Joint Venture satisfying a performance obligation by transferring the promised good or service to the customer.

Principal Revenue Generating Products and Services

Content license subscriptions and time-based software—The Joint Venture’s content license subscriptions and time-based software arrangements provide a license to use a software for a specified period of time. At the end of the contractual period, the customer either renews the license for an additional term or ceases to use the software. Software licenses are typically delivered to the customer with functionality that the customer can benefit from the software on its own or together with readily available resources. As contracts for these solutions generally do not price individual components separately, the Joint Venture allocates the transaction price to the license and ongoing support performance obligations based on standalone selling price (“SSP”), primarily determined by historical value relationships between licenses and ongoing support and updates. Revenue allocated to content license subscriptions and time-based software license agreements is generally recognized at the point-in-time of delivery of the license or the content update upon transfer of control of the underlying license to the customer. Generally, software implementation fees are recognized over the implementation period through an input measure of progress method. Revenue allocated to maintenance and support is recognized ratably over the period covered by the agreements, as passage of time represents a faithful depiction of the transfer of these services. In some cases, software arrangements provide licenses to several software applications that are highly integrated with the implementation services and software updates and cannot function separately. The bundle is a single performance obligation since the individually promised goods and services are not distinct in the context of the contract because the related implementation services significantly modify and customize the software and the updates provided to the integrated software solution are critical to the software’s utility. The related revenue is recognized on a straight-line basis, ratably over the contractual term due to the frequency and criticality of the updates throughout the license period. Revenue for content license subscriptions and time-based software, which is included in solutions revenue, is generated by the Software and Analytics segment.

Contingent fee services—The Joint Venture provides services to customers in which the transaction price is contingent on future occurrences, such as savings generated or amounts collected on behalf of its customers through the delivery of its services. In some cases, the Joint Venture performs services in advance of invoicing the customer, thereby creating a contract asset. Revenue in these arrangements is estimated and constrained until the Joint Venture determines that it is probable a significant revenue reversal will not occur, and variable consideration is allocated to the performance obligation for which the Joint Venture earns a contingent fee. The Joint Venture uses the expected value method when estimating variable consideration, as the Joint Venture has a large number of contracts with similar characteristics and considers a portfolio of data from other similar contracts to form its estimate of expected value. Revenue for contingent fee services, which is included in solutions revenue, is generated by the Software and Analytics and Technology-Enabled Services segments.

Perpetual software licenses—The Joint Venture’s perpetual software arrangements provide a license for a customer to use software in perpetuity. Software licenses are typically delivered to the customer with functionality from which the customer can benefit from the license on its own or together with readily available resources. Perpetual software arrangements are recognized at the time of delivery or through an input measure of progress method over the installation period if the arrangements require significant production or modification or customization of the software. Contracts accounted for through an input measure of progress method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Software implementation fees are recognized as the work is performed or under the input method for perpetual software. Hardware revenues are generally recognized upon delivery. Maintenance is recognized ratably over the term of the agreement as passage of time represents a faithful depiction of the transfer of these services. License, implementation, hardware and maintenance revenue for these arrangements, which is included in solutions revenue, is generated by the Software and Analytics segment.

Professional services—The Joint Venture provides training and consulting services to its customers, and the services may be fixed fee or time and materials based. Consulting services that fall outside of the standard implementation services vary depending on the scope and complexity of the service requested by the customer. Consulting services are deemed to be capable of being distinct from other products and services, and the services are satisfied either at a point of time or over time based on delivery and are recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments. Training services are usually provided as an optional service to enhance the customer’s experience with a software product or provides additional education surrounding the general topic of the solution. Training services are capable of being distinct from other products and services. The Joint Venture treats training services as a distinct performance obligation, and they are satisfied at a point of time and recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments.

Transaction processing services—The Joint Venture provides transaction processing (such as claims processing) services to hospitals, pharmacies and health systems via a cloud-based (SaaS) platform. The promised service is to stand ready to process transactions for our customers over the contractual period on an as needed basis. The revenue related to these services is recognized over time as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed. Revenue for these services is recognized as solutions revenue in the Software and Analytics, Network Solutions, and Technology-Enabled Services segments, with the exception of revenue related to postage that is generated through the delivery of certain of these services. Postage revenue is further discussed below and is separately presented on the statement of operations. Any fixed annual fees and implementation fees are recognized ratably over the contract period.

Hosted solutions and software as a service (“SaaS”)—The Joint Venture enters into arrangements whereby the Joint Venture provides the customer access to a Joint Venture-owned software solution, which are generally marketed under annual and multi-year arrangements. The customer is only provided “access” (not a license) to the software application. In these arrangements, the customer does not purchase equipment nor does the customer take physical possession of the software. The related revenue is recognized ratably over the contracted term. For fixed fee arrangements, revenue recognition begins after set-up and implementation are complete. For per-transaction fee arrangements, revenue is recognized as transactions are processed beginning on the service start date. Revenue for hosted solutions and SaaS, which is included in solutions revenue, is generated by the Software and Analytics, Network Solutions, and Technology-Enabled Services segments.

Contract Balances

The Joint Venture’s payment terms vary by customer and product type. For certain products or services, the Joint Venture requires upfront payments before control of the product or service has transferred to the customer. For other products and services, the Joint Venture invoices the customer in arrears after providing the products or services. In addition, for certain contingent fee services, customers are billed in arrears, typically based upon a percentage of collections the Joint Venture makes on the customer’s behalf.

Under the new revenue standard, the Joint Venture generally recognizes a contract asset when revenue is recognized in advance of invoicing on a customer contract, unless the right to payment for that revenue is unconditional (i.e. requiring no further performance and only the passage of time). If a right to payment is determined to meet the criteria to be considered ‘unconditional’, then the Joint Venture will recognize a receivable.

There were no impairment losses recognized on accounts receivable or contract assets during the nine months ended December 31, 2019.

The Joint Venture records deferred revenues when billings or payments are received from customers in advance of its performance. Deferred revenue is generally recognized when transfer of control to customers occurs. The deferred revenue balance is driven by multiple factors, including the frequency of renewals, invoice timing, and invoice duration. As of December 31, 2019, the Joint Venture expects 93% of the deferred revenue balance to be recognized in one year or less, and approximately $377,000 of the beginning period balance was recognized during the first nine months of fiscal 2020.

Costs to Obtain or Fulfill a Contract

Sales commissions and certain other incentive payments (e.g., bonuses that are contingent solely on obtaining a contract or a pool of contracts) earned by the Joint Venture’s sales organization are capitalized as incremental costs to obtain a contract. The Joint Venture typically does not offer commissions on contract renewals. Decremented commissions upon renewal (i.e., non-commensurate with initial commissions) are offered to the Joint Venture’s sales associates for certain customers and are not material. Under ASC 606, all commissions and other qualifying incentive payments capitalized are amortized over an expected period of benefit defined as the initial contract term plus anticipated renewals. In contrast, under ASC 605 these capitalized costs were amortized over the specific revenue contract terms, which are typically 12 to 60 months. In making the significant judgment in determining the appropriate period of benefit, the Joint Venture evaluated both qualitative and quantitative factors such as the expected customer relationship period and technology obsolescence. In addition, prior to solution go-live, the Joint Venture incurs certain contract fulfillment costs primarily related to SaaS setup for our clients. These costs are capitalized to the extent they are directly related to a contract, are recoverable, and create a resource used to deliver the Joint Venture’s SaaS services. Capitalized costs to fulfill a contract are amortized over the expected period of benefit.

At December 31, 2019, the Joint Venture had capitalized costs to obtain a contract of $11,353 in prepaid and other current assets and $72,414 in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $13,879 of amortization expense related to such capitalized costs, which is included in the total operating expenses. At December 31, 2019, the Joint Venture had capitalized costs to fulfill a contract of $1,442 in prepaid and other current assets and $8,713 in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $941 of amortization expense related to such capitalized costs, which is included in cost of operations.

Postage Revenues

Postage revenues are the result of providing delivery services to customers in the Joint Venture’s payment and communication solutions. Postage revenues are generally billed as a pass-through cost to the Joint Venture’s customers. The service is part of a combined performance obligation with the printing and handling services provided to the customer because the postage services are not distinct within the context of the contract. The Joint Venture presents Postage Revenue separately from Solutions Revenue on the consolidated statements of operations as doing so makes the financial statements more informative for the users. The revenue related to the combined performance obligation of the postage, printing, and handling service is recognized as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed.

Arrangements with Multiple Performance Obligations

The Joint Venture engages in customer arrangements which may include multiple performance obligations, such as any combination of software, hardware, implementation, SaaS-based offerings, consulting services, or maintenance services. For such arrangements, the Joint Venture allocates revenues to each performance obligation on a relative standalone selling price basis. For substantially all such arrangements, a performance obligation’s standalone selling price is determined based on the directly observable prices charged to customers. When directly observable prices charged to customers are not available, other methods are used such as the adjusted market assessment approach, the expected cost plus a margin approach, or other approaches in cases where distinct performance obligations are not sold separately but instead sold at a bundled price. For performance obligations with historical pricing that is highly variable, the residual approach is used. Such instances primarily relate to the Joint Venture’s perpetual software arrangements in which the Joint Venture sells the same products to different customers for a broad range of amounts.

Remaining Performance Obligations

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed contracts includes deferred revenue and other revenue yet to be recognized from non-cancellable contracts. As of December 31, 2019, the Joint Venture’s total remaining performance obligations approximated $1,301,000, of which approximately 55% is expected to be recognized over the next twelve months, and the remaining 45% thereafter.

In this balance, the Joint Venture does not include the value of unsatisfied performance obligations related to those contracts for which it recognizes revenue at the amount for which it has the right to invoice for services performed. Additionally, this balance does not include revenue related to performance obligations that are part of a contract with an original expected duration of one year or less. Lastly, this balance does not include variable consideration allocated to the individual goods or services in a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Examples includes variable fees associated with transaction processing and contingent fee services.

Disaggregated Revenue

The Joint Venture disaggregates the revenue from contracts with customers by operating segment as it believes doing so best depicts how the nature, amount, timing and uncertainty of the Joint Venture’s revenue are affected by economic factors. See Note 9, Segment Reporting for the total revenue disaggregated by operating segment for the nine months ended December 31, 2019 and 2018.

The Joint Venture’s total revenue by disaggregated revenue source was generally consistent for each reportable segment for the nine months ended December 31, 2019 and 2018.

In addition to disaggregating revenue by operating segment, the Joint Venture disaggregates revenue between revenue that is recognized over time and revenue that is recognized at a point in time. For the nine months ended December 31, 2019, 95% of revenue was recognized over time and 5% was recognized at a point in time.

Customer Incentives

Certain customers, which include the Joint Venture’s channel partners, may receive cash-based incentives or rebates based on actual sales and achievement of a cumulative level of sales, which are accounted for as variable consideration. The Joint Venture considers these amounts to be consideration payable to the customer, and therefore, the Joint Venture estimates these amounts based on the expected amount to be provided to customers and reduces the transaction price accordingly.

Practical Expedients and Exemptions

The Joint Venture has elected to utilize either the right to invoice practical expedient or the series-based variable consideration allocation framework for most transaction processing services not subject to contingencies. The Joint Venture also has elected to exclude sales taxes and other similar taxes from the measurement of the transaction price in contracts with customers. Therefore, revenue is recognized net of such taxes.

In certain customer arrangements with customers, the Joint Venture determined there are certain promised goods or services which are immaterial in the context of the contract from both a quantitative and qualitative perspective, and therefore, the goods and services are disregarded when assessing the performance obligations in the customer arrangement.

The Joint Venture has elected to apply the significant financing practical expedient, and as a result, the Joint Venture will not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Joint Venture transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less.

4.	Interest Rate Cap Agreements

Risk Management Objective of Using Derivatives

The Joint Venture is exposed to certain risks arising from both its business operations and economic conditions. The Joint Venture principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Joint Venture manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Joint Venture enters into derivative financial instruments to manage differences in the amount, timing and duration of the Joint Venture’s known or expected cash receipts and its known or expected cash payments principally related to the Joint Venture’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Joint Venture’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives, the Joint Venture primarily uses interest rate cap agreements as part of its interest rate risk management strategy.

In March 2016 and 2017, Legacy CHC and the Joint Venture, respectively, executed annuitized interest rate cap agreements with a combined notional amount of $650,000 and $750,000, respectively, to limit the exposure of the variable component of interest rates under the then existing term loan facility or future variable rate indebtedness, each beginning in March 2017 and expiring in March 2020.

In August 2018, the Joint Venture executed additional annuitized interest rate cap agreements with notional amounts of $500,000 and $1,500,000, respectively, to limit the exposure of the variable component of interest rates under the term loan facility or future variable rate indebtedness to a maximum of 1.0%. The $500,000 interest rate cap agreement began effective August 31, 2018 and expires March 31, 2020. The $1,500,000 interest rate cap agreement begins effective March 31, 2020 and expires December 31, 2021.

As of December 31, 2019, each of the Joint Venture’s outstanding interest rate cap agreements was designated as a cash flow hedge of interest rate risk and was determined to be highly effective.

Following the adoption of ASU 2017-12, all changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Joint Venture’s variable-rate debt. During the twelve months subsequent to December 31, 2019, the Joint Venture estimates that $17,073 will be reclassified as an increase to interest expense.

The following table summarizes the fair value of the Joint Venture’s derivative instruments at December 31, 2019 and March 31, 2019:

	Fair Values of Derivative Financial Instruments Asset (Liability)
Derivative financial instruments designated as hedging instruments:	Balance Sheet Location	December 31, 2019	March 31, 2019
Interest rate cap agreements	Prepaid and other current assets	$224	$8,766
Interest rate cap agreements	Accrued expenses	(15,237)	(2,160)
Interest rate cap agreements	Other long-term liabilities	(17,535)	(16,846)

		$(32,548)	$(10,240)

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The effect of the derivative instruments on the accompanying condensed consolidated statements of operations for the nine months ended December 31, 2019 and 2018 is summarized in the following table:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Derivative financial instruments in cash flow hedging relationships:
Gain/ (loss) related to effective portion of derivative financial instruments recognized in other comprehensive income (loss)	$(19,989)	$(8,685)

Gain/ (loss) related to portion of derivative financial instruments reclassified from accumulated other comprehensive income (loss) to interest expense	$1,897	$(3,956)

Credit Risk-related Contingent Features

The Joint Venture has agreements with each of its derivative counterparties providing that if the Joint Venture defaults on any of its indebtedness, including a default where repayment of the indebtedness has not been accelerated by the lender, then the Joint Venture also could be declared in default on its derivative obligations.

As of December 31, 2019, the termination value of derivative financial instruments in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $33,481. If the Joint Venture had breached any of these provisions at December 31, 2019, the Joint Venture could have been required to settle its obligations under the agreements at this termination value. The Joint Venture does not offset any derivative financial instruments, and the derivative financial instruments are not subject to collateral posting requirements.

5.	Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Joint Venture’s assets and liabilities that are measured at fair value on a recurring basis consist of the Joint Venture’s derivative financial instruments and contingent consideration obligations. The tables below summarize these items as of December 31, 2019 and March 31, 2019, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at December 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(32,548)	$—	$(32,548)	$—
Contingent consideration obligation	(4,900)	—	—	(4,900)

Total	$(37,448)	$—	$(32,548)	$(4,900)

Description	Balance at March 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(10,240)	$—	$(10,240)	$—
Contingent consideration obligation	(3,091)	—	—	(3,091)

Total	$(13,331)	$—	$(10,240)	$(3,091)

The valuation of the Joint Venture’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of the interest rate cap agreements is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments) using the overnight index swap rate as the discount rate.

The Joint Venture incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Joint Venture has considered the impact of netting and any applicable credit enhancements and measures the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Joint Venture has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs to evaluate the likelihood of default by itself and by its counterparties. As of December 31, 2019, the Joint Venture determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Joint Venture determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of the Joint Venture’s contingent consideration obligations was determined using a discounted cash flow method as applied to cash flows determined through a Monte Carlo Simulation. This analysis reflects the contractual terms of the purchase agreements (e.g., minimum and maximum payments, length of earn-out periods, manner of calculating any amounts due, etc.) and utilizes assumptions with regard to future cash flows, probabilities of achieving such future cash flows and a discount rate. Significant increases with respect to assumptions as to future revenue and probabilities of achieving such future revenue would have resulted in a higher fair value measurement while an increase in the discount rate would have resulted in a lower fair value measurement.

The table below presents a reconciliation of the fair value of the liabilities that use significant unobservable inputs (Level 3):

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Balance at beginning of period	$(3,091)	$(4,000)
Adjustment of provisional amounts	—	100
Gain/ (loss) included in contingent consideration	(1,809)	900

Balance at end of period	$(4,900)	$(3,000)

Assets and Liabilities Measured at Fair Value upon Initial Recognition

The carrying amount and the estimated fair value of financial instruments held by the Joint Venture at December 31, 2019 and March 31, 2019 were:

	December 31, 2019		March 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$74,183	$74,183	$47,718	$47,718
Accounts receivable	$724,908	$724,908	$759,502	$759,502
Senior Credit Facilities (Level 2)	$3,781,392	$3,857,662	$4,804,905	$4,834,800
Senior Notes (Level 2)	$982,067	$1,035,000	$979,905	$990,000
Debt component of tangible equity units (Level 2)	$38,626	$40,365	$—	$—

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of the Senior Credit Facilities and Senior Notes is based upon market quotes and trades by investors in partial interests of these instruments. The fair value of the debt component of tangible equity units is based on a discounted cash flow analysis.

Investments in Businesses

In December 2018, the Joint Venture purchased $15,000 of preferred shares of a health care company and $500 of preferred shares in a related company holding certain intellectual property, each of which is classified within Other noncurrent assets, net on the accompanying condensed consolidated balance sheets. Because this investment has no readily determinable fair value, the Joint Venture measures this investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Joint Venture recognized no changes in the value of this investment during the nine months ended December 31, 2019.

6.	Legal Proceedings

The Joint Venture is subject to various claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business.

Government Subpoenas and Investigations

From time to time, the Joint Venture receives subpoenas or requests for information from various government agencies. The Joint Venture generally responds to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Joint Venture. Such subpoenas and requests also can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against the Joint Venture and other members of the health care industry, as well as to settlements.

Other Matters

Additionally, in the normal course of business, the Joint Venture is involved in various claims and legal proceedings. While the ultimate resolution of ongoing matters has yet to be determined, the Joint Venture does not believe that their outcomes will have a material adverse effect on the Joint Venture’s consolidated financial position, results of operations or liquidity.

7.	Income Taxes

The Joint Venture is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal income taxes and not subject to most state and local income taxes. Legacy CHC and Change Healthcare Practice Management Solutions, Inc., both wholly owned subsidiaries of the Joint Venture, are subject to U.S. federal, state and local, and non-U.S. corporate income taxes.

The income tax expense for the nine months ended December 31, 2019 and December 31, 2018 was $589 and $1,049, respectively, which represents an effective tax rate of 0.6% and 0.7%, respectively.

Fluctuations in the Joint Venture’s reported income tax rates are primarily due to the earnings from partnerships that are passed through to the Members for which the Joint Venture is not subject to tax and benefits recognized as a result of certain incentive tax credits resulting from research and experimental expenditures in both the US and Canada.

8.	Tax Receivable Agreement Obligations to Related Parties

Upon the consummation of the Transactions, the Joint Venture assumed obligations related to certain tax receivable agreements (collectively, the “Tax Receivable Agreements”) with its current and former owners. Because the assets and obligations of the predecessor businesses were contributed to the Joint Venture at their historical carrying values, these Tax Receivable Agreements are subject to differing accounting models as explained below.

2009—2011 Tax Receivable Agreements

Under the 2009—2011 Tax Receivable Agreements assumed by the Joint Venture in connection with the Transactions, the Joint Venture is obligated to make payments to certain of the former Legacy CHC stockholders, equal to 85% of the applicable cash savings that the Joint Venture expects to realize as a result of tax attributes arising from certain previous transactions. As a result of the covered change of control with respect to the Tax Receivable Agreements that occurred in connection with the Transactions, payments the Joint Venture makes under the 2009—2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. Because the 2009—2011 Tax Receivable Agreements were previously subject to fair value measurement in connection with a prior business combination transaction, it is recognized at its initial fair value plus recognized accretion to date.

2017 Tax Receivable Agreement

The 2017 Tax Receivable Agreement generally provides for the payment by Change Healthcare Performance, Inc. (a wholly owned subsidiary of the Joint Venture) to affiliates of Blackstone, Hellman & Friedman of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) in periods ending on or after the Transactions as a result of certain net operating losses and certain other tax attributes of Change Healthcare Performance, Inc. as of the date of the Transactions. The 2017 Tax Receivable Agreement is considered a loss contingency under FASB ASC Topic 450 and is reflected on the accompanying condensed consolidated balance sheet at the amount that is both probable and reasonably estimable with future changes in this value being reflected within pretax income or loss.

McKesson Tax Receivable Agreement

The McKesson Tax Receivable Agreement generally requires payment to affiliates of McKesson (the “McKesson TRA Parties”) of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change Healthcare Performance, Inc. in periods ending on or after the date on which McKesson ceases to own at least 20% of the Joint Venture as a result of (i) certain amortizable tax basis in assets transferred to Joint Venture at the closing of the Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Because payments under the McKesson Tax Receivable Agreement are contingent upon McKesson’s ceasing to own at least 20% of the Joint Venture and such an event was not probable at inception of the McKesson Tax Receivable Agreement or as of December 31, 2019, no related obligation has been reflected on the accompanying condensed consolidated balance sheet.

Based on facts and circumstances at December 31, 2019, the Joint Venture estimates the aggregate payments due under these Tax Receivable Agreements to be as follows:

	2009—2011 Tax Receivable Agreements	2017 Tax Receivable Agreement	Total
2020 (remainder)	$—	$—	$—
2021	18,703	1,179	19,882
2022	19,756	1,179	20,935
2023	19,826	41,330	61,156
2024	19,096	19,650	38,746
Thereafter	119,498	52,393	171,891

Gross expected payments	196,879	115,731	312,610
Less: Amounts representing discount	(89,607)	—	(89,607)

Total tax receivable agreement obligations due to related parties	107,272	115,731	223,003
Less: Current portion due (included in due to related parties, net)	(18,703)	(1,179)	(19,882)

Tax receivable agreement long-term obligations due to related parties	$88,569	$114,552	$203,121

The timing and/or amount of aggregate payments due may vary based on a number of factors, including the amount of net operating losses and income tax rates.

9.	Segment Reporting

Management views the Joint Venture’s operating results based on three reportable segments: (a) Software and Analytics, (b) Network Solutions and (c) Technology-enabled Services. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to the Joint Venture’s audited consolidated financial statements for the year ended March 31, 2019.

In April 2019, the Joint Venture made certain changes in the way that it manages its business and allocates costs. Specifically, the Joint Venture made the following changes during the period:

•	Moved its consumer payments solution from the Network Solutions reportable segment to the Technology-enabled Services reportable segment.

•	Moved its consumer engagement solutions from the Software and Analytics reportable segment to the Network Solutions reportable segment.

•	Made certain changes in the way that costs are assigned to the reportable segments.

In November 2019, the Joint Venture moved certain of its revenue optimization services solutions from the Software and Analytics segment to the Technology-Enabled Services segment.

The presentation in the tables that follow has been retrospectively adjusted to reflect the above described changes. The retrospective reclassifications resulted in an impact to revenue and Adjusted EBITDA of less than 3% for each reportable segment.

Software and Analytics

The Software and Analytics segment provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payments, clinical decision support, consumer engagement, risk adjustment and quality performance, and imaging and clinical workflow.

Network Solutions

The Network Solutions segment provides solutions for financial, administrative and clinical transactions, electronic payments and aggregation and analytics of clinical and financial data.

Technology-Enabled Services

The Technology-Enabled Services segment provides solutions for revenue cycle and practice management, value-based care enablement, communications and payments, pharmacy benefits administration and consulting.

Corporate and Eliminations

Inter-segment revenue and expenses primarily represent claims management and payment and communication solutions provided between segments.

Corporate and eliminations includes pass-through postage costs, management, administrative and certain other shared corporate services costs that are not allocated to the respective reportable segments, as well as eliminations to remove inter-segment revenue and expenses and consolidating adjustments to classify certain rebates paid to channel partners as a reduction of revenue. These administrative costs are excluded from the adjusted EBITDA measure for each respective reportable segment.

Listed below are the revenue and adjusted EBITDA for each of the reportable segments for the nine months ended December 31, 2019 and 2018. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. Such amounts include allocations of corporate shared services functions that are essential to the core operations of the reportable segments such as information technology, operations and product development functions. Segment assets and related depreciation expenses are not presented to management for purposes of operational decision making, and therefore are not included in the accompanying tables.

	Nine Months Ended December 31, 2019
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,193,347	$376,753	$734,985	$(16,780)	$2,288,305
Postage revenue	—	—	—	171,288	171,288
Inter-segment revenue	795	59,832	1,255	(61,882)	—

Net revenue	$1,194,142	$436,585	$736,240	$92,626	$2,459,593

Adjusted EBITDA	$490,300	$264,165	$127,976	$(151,064)	$731,377

Equity compensation					24,914
Acquisition accounting adjustments					1,367
Acquisition and divestiture-related costs					2,554
Integration and related costs					66,976
Management fees and related costs					7,708
Strategic initiatives, duplicative and transition costs					14,334
Severance costs					14,290
Accretion and changes in estimate with related parties, net					10,339
Impairment of long-lived assets and other					(1,275)
Contingent consideration					1,809
Loss on Extinguishment of Debt					19,414
Other non-routine, net					9,174

EBITDA Adjustments					171,604

EBITDA					559,773
Interest expense					219,661
Depreciation and amortization					226,094
Amortization of capitalized software developed for sale					10,456

Income (loss) before income tax provision (benefit)					$103,562

	Nine Months Ended December 31, 2018
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,149,406	$369,677	$758,042	$(12,441)	$2,264,684
Postage revenue	—	—	—	180,706	180,706
Inter-segment revenue	10,492	46,755	3,340	(60,587)	—

Net revenue	$1,159,898	$416,432	$761,382	$107,678	$2,445,390

Adjusted EBITDA	$432,859	$253,921	$133,258	$(142,220)	$677,818

Equity compensation					16,378
Acquisition accounting adjustments					3,191
Acquisition and divestiture-related costs					11,517
Transactions-related costs					—
Integration and related costs					79,805
Management fees and related costs					7,883
Costs related to recently issued accounting standards					7,243
Strategic initiatives, duplicative and transition costs					19,014
Severance costs					14,327
Accretion and changes in estimate with related parties, net					13,290
Impairment of long-lived assets and other					3,742
Gain on sale of the Extended Care Business					(111,435)
Contingent consideration					(900)
Loss on Extinguishment of Debt					—
Other non-routine, net					12,936

EBITDA Adjustments					76,991

EBITDA					600,827
Interest expense					241,840
Depreciation and amortization					208,103
Amortization of capitalized software developed for sale					10,880

Income (loss) before income tax provision (benefit)					$140,004

10.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of taxes, and related changes for each of the quarterly periods in the nine months ended December 31, 2019 and 2018.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2018	$(14,823)	$6,218	$(8,605)
Cumulative effect of accounting change	—	1,633	1,633
Change associated with foreign currency translation	(8,638)	—	(8,638)
Change associated with current period hedging	—	4,016	4,016
Reclassification into earnings	—	(1,412)	(1,412)

Balance at June 30, 2018	$(23,461)	$10,455	$(13,006)
Cumulative effect of accounting change	—	—	—
Change associated with foreign currency translation	1,886	—	1,886
Change associated with current period hedging	—	6,218	6,218
Reclassification into earnings	—	(1,293)	(1,293)

Balance at September 30, 2018	$(21,575)	$15,380	$(6,195)
Change associated with foreign currency translation	(8,057)	—	(8,057)
Change associated with current period hedging	—	(20,553)	(20,553)
Reclassification into earnings	—	(1,251)	(1,251)

Balance at December 31, 2018	$(29,632)	$(6,424)	$(36,056)

Balance at March 31, 2019	$(24,263)	$(10,769)	$(35,032)
Reclassification of stranded tax effects as a result of the Tax Legislation	—	(1,406)	(1,406)
Change associated with foreign currency translation	756	—	756
Change associated with current period hedging	—	(17,051)	(17,051)
Reclassification into earnings	—	(1,047)	(1,047)
Balance at June 30, 2019	$(23,507)	$(30,273)	$(53,780)

Change associated with foreign currency translation	3,812	—	3,812
Change associated with current period hedging	—	(3,635)	(3,635)
Reclassification into earnings	—	479	479

Balance at September 30, 2019	$(19,695)	$(33,429)	$(53,124)
Change associated with foreign currency translation	4,159	—	4,159
Change associated with current period hedging	—	697	697
Reclassification into earnings	—	2,465	2,465

Balance at December 31, 2019	$(15,536)	$(30,267)	$(45,803)

11.	Equity Based Compensation

Following Change Healthcare Inc.’s initial public offering, Change Healthcare Inc. adopted the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which 25.0 million shares of the Change Healthcare Inc.’s stock have been reserved for issuance to employees, directors and consultants of Change Healthcare Inc., the Joint Venture and its affiliates.

In connection with the Omnibus Incentive Plan, Change Healthcare Inc., during the nine months ended December 31, 2019, granted to the Joint Venture’s employees and directors one or a combination of time-vesting restricted stock units (RSUs), time-vesting deferred stock units, performance stock units, and cash settled restricted stock units under vesting terms that generally vary from one to four years from the date of grant. Each of these instruments are described below.

Restricted Stock Units (“RSUs”)—Change Healthcare Inc. granted 4,436,758 RSUs during the nine months ended December 31, 2019. The RSUs are subject to either a graded vesting schedule over four years or a one or four year cliff vesting schedule, depending on the terms of the specific award. Upon vesting, the RSUs are exchanged for shares of the Change Healthcare Inc.’s common stock.

Performance Stock Units (“PSUs”)—Change Healthcare Inc. granted 1,079,621 PSUs during the nine months ended December 31, 2019. The PSUs consist of two tranches, one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Revenue growth rate over a three year period in comparison to a target percentage and one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Adjusted EBITDA growth rate over a three year period in comparison to a target percentage. The awards earned upon satisfaction of the performance conditions become vested on the fourth anniversary of the vesting commencement date of the award (i.e. continued service is required beyond the satisfaction of the performance condition prior to vesting). The Joint Venture recognizes compensation expense for the PSUs based on the number of awards that are considered probable to vest. Recognition of expense is based on the probability of achievement of performance targets and is periodically reevaluated.

Cash Settled Restricted Stock Units (“CSRSUs”)—Change Healthcare Inc. granted 597,006 CSRSUs during the nine months ended December 31, 2019. The CSRSUs are expected to vest ratably over three years. Upon vesting, however, Change Healthcare Inc. is required to pay cash in settlement of such CSRSUs based on their fair value at the date such CSRSUs vest; Change Healthcare Inc. will be reimbursed by the Joint Venture for any cash settlements.

Deferred Stock Units (“DSUs”)—Change Healthcare Inc. granted 45,704 DSUs during the nine months ended December 31, 2019. The DSUs vest 100% upon the one-year anniversary of the date of grant. Unlike the RSUs, however, the DSUs are exchanged for shares of the Change Healthcare Inc.’s common stock only following the participant’s separation from service.

During the nine months ended December 31, the Joint Venture recognized compensation expense of $12,257 related to awards granted under the 2019 Plan. At December 31, 2019, aggregate unrecognized compensation expense of the Joint Venture related to awards granted under the 2019 Plan was $78,788.

12.	Tangible Equity Units

In July 2019, Change Healthcare Inc. completed its offering of 5,750,000 TEUs. Each TEU, which had a stated amount of $50, was comprised of a prepaid stock purchase contract and a senior amortizing note due June 30, 2022. Change Healthcare Inc. allocated the proceeds from the issuance of the TEUs to equity and debt based on the relative fair values of the respective components of each TEU. Change Healthcare Inc. invested the net proceeds of each in a unit purchase contract and a debt instrument of the Joint Venture on terms that substantially mirror the economics of the TEUs, resulting in net proceeds to the Joint Venture of $276,633 after consideration of underwriting discounts and third party costs that were allocated between the unit purchase contract and debt instrument consistent with the allocation utilized by Change Healthcare Inc. Under these mirrored arrangements, the Joint Venture is required to make cash payments or to transfer LLC Units to Change Healthcare Inc. concurrent with any cash payments or issuance of shares by Change Healthcare Inc. pursuant to the terms of its TEUs.

With respect to the mirrored debt arrangement, the Joint Venture agreed to pay Change Healthcare Inc. an aggregate principal amount of $47,367 in quarterly installments of principal and interest (5.5% per year) on March 30, June 30, September 30, and December 30 of each year through June 30, 2022. Such amounts have been classified with debt on the accompanying consolidated balance sheets.

With respect to the mirrored unit purchase contract, the Joint Venture agreed to issue LLC Units to Change Healthcare Inc. in an amount equal to the number of shares of common stock issued by Change Healthcare

Inc. to holders of its purchase contract and at the time of delivery of such common stock to such holders. Such amounts have been classified within Member’s deficit on the accompanying consolidated balance sheets.

Because the economics of the unit purchase contract are intended to mirror the purchase contracts issued by Change Healthcare Inc., the Joint Venture expects to deliver between 18,429,325 LLC Units and 22,115,075 LLC Units, subject to adjustment, based on the Applicable Market Value (as defined below) of Change Healthcare Inc.’s common stock as described below:

•

If the Applicable Market Value of Change Healthcare Inc.’s common stock is greater than $15.60 per share, holders will receive 3.2051 shares of common stock per purchase contract and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.

•

If the Applicable Market Value is less than or equal to $15.60 per share but greater than or equal to $13.00 per share, the holder will receive a number of shares of the Company’s common stock per purchase contract equal to $50, divided by the Applicable Market Value and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.; and

•

If the Applicable Market Value is less than $13.00 per share, the holder will receive 3.8461 shares of common stock per purchase contract and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.

The Applicable Market Value is defined as the arithmetic average of the volume weighted average price per share of the Company’s common stock over the twenty consecutive trading day period immediately preceding the balance sheet date, or June 30, 2022, for settlement of the stock purchase contracts.

The unit purchase contract has a dilutive effect on the Change Healthcare Inc.’s net income (loss) per unit. The 18,429,325 minimum LLC Units to be issued are included in the calculation of basic net income (loss) per unit. The difference between the minimum LLC Units and the maximum LLC Units are potentially dilutive securities, and accordingly, will be included in the Joint Venture’s diluted net income (loss) per unit on a pro rata basis to the extent the Applicable Market Value is higher than $13.00 but is less than $15.60 at period end.

13.	Net Income (Loss) per Common Unit

The following table sets forth the computation of basic and diluted net income (loss) per common unit:

	Nine Months Ended December 31,
	2019	2018
Basic net income per common unit:
Numerator:
Net income (loss)	$102,973	$138,955
Denominator:
Weighted average common units outstanding	284,366,834	251,520,837
Minimum units issuable under purchase contracts	12,286,217	—

	296,653,051	251,520,837

Basic net income (loss) per common unit	$0.35	$0.55

Diluted net income per common unit:
Numerator:
Net income (loss)	$102,973	$138,955
Denominator:
Number of shares used in basic computation	296,653,051	251,520,837
Weighted average effect of dilutive securities
Add:
Dilutive units issuable under unit purchase contracts	1,712,220	—
Reimbursement units issuable to Change Healthcare Inc.	1,692,837	1,846,029

	300,058,108	253,366,866

Diluted net income (loss) per common unit	$0.34	$0.55

14.	Real Estate Disposal

During the three months ended September 30, 2019, the Joint Venture committed to a plan to sell its Alpharetta, GA office property in an effort to reduce its real estate footprint. The Joint Venture completed the sale of the property during its fiscal third quarter and recognized an immaterial gain on sale in Other, net on the condensed consolidated statement of operations.

15.	Subsequent Events

The Joint Venture has evaluated subsequent events through February 13, 2020, the date the financial statements were available to be issued.

THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

D.F. King & Co.

48 Wall Street

New York, New York 10005

(866) 304-5477 (toll-free for all stockholders in the United States)

(212) 269-5550 (outside the United States)

Email: MCK@dfking.com

Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed above. Additional copies of this document, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE EXCHANGE AGENT FOR THIS OFFER IS:

Equiniti Trust Company

By Mail:	By Hand or Overnight Courier:

Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

The letter of transmittal and any other required documents should be sent or delivered by each stockholder or broker, dealer, commercial bank, trust company or other nominee to the exchange agent, Equiniti Trust Company, at one of its addresses set forth above. Notices of Guaranteed Delivery and Notices of Withdrawal may be sent to the exchange agent by facsimile transmission at (866) 734-9952.